Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182939

PROSPECTUS

JUHL WIND, INC.

2,393,000 Shares of Common Stock

This prospectus relates to the sale of up to 2,393,000 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC, or Lincoln Park, from time to time. The shares of common stock being offered by the selling shareholder are issuable pursuant to the Lincoln Park Purchase Agreement, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled “The Lincoln Park Transaction” for a description of the Purchase Agreement and the section entitled “Selling Shareholder” for additional information. Such registration does not mean that Lincoln Park will actually offer or sell any of these shares. We will not receive any proceeds from the sales of shares of our common stock by the selling shareholder; however, we may receive proceeds of up to $10,000,000 under the Purchase Agreement.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “JUHL”. On September 14, 2012, the last reported sale price of our common stock was $0.38 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. The selling shareholder is offering these shares of common stock and may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2012.

TABLE OF CONTENTS

Market and Industry Data	1
Definitions	1
Prospectus Summary	3
Risk Factors	9
Cautionary Note Regarding Forward Looking Statements and Industry Data	22
Use of Proceeds	22
Capitalization	23
Dilution	23
Management’s Discussion and Analysis of Financial Condition and Results of Operations	24
Industry and Market Overview	39
Business	49
Directors and Executive Officers	65
Executive Compensation	69
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	73
The Lincoln Park Transaction	76
Selling Shareholder	78
Certain relationships, Related Party Transactions	79
Description of Capital Stock	79
Shares Eligible for Future Sale	83
Plan of Distribution	84
Legal Matters	85
Experts	85
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	85
Index to Financial Statements	F-1

You should rely only on information contained or incorporated by reference to this prospectus in deciding whether to purchase our shares.  We have not, and the selling shareholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell, nor is the selling shareholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

MARKET AND INDUSTRY DATA

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.

DEFINITIONS

“We,” “Our,” “us” and similar expressions refer to the Company and its subsidiaries as the context requires as follows:
Juhl Wind or the Company	Juhl Wind, Inc., a Delaware corporation (formerly MH & SC Incorporated)
Juhl Energy Development	Juhl Energy Development, Inc., a Minnesota corporation
Juhl Energy Services
Juhl Energy Services, Inc.,
a Minnesota corporation (formerly known as DanMar and Associates, Inc.)

Juhl Energy Development and July Energy Services are referred to separately prior to our share exchange transaction on June 24, 2008, in which Juhl Energy Development and Juhl Energy Services became wholly-owned subsidiaries and  Juhl Wind became successor to the business of Juhl Energy Development and Juhl Energy Services, after giving effect to the share exchange transaction (as more fully-described in the Corporate Information and History section herein)

NextGen	Next Generation Power Systems, Inc., a South Dakota corporation , which we acquired on October 31, 2008 and which is now our wholly-owned subsidiary
Juhl Renewable Assets	Juhl Renewable Assets, Inc., a Delaware corporation (formerly known as Juhl Wind Asset Investment, Inc. and Juhl Wind Project Lending, Inc.), our wholly-owned subsidiary formed on May 19, 2010
Juhl Renewable Energy Systems	Juhl Renewable Energy Systems, Inc., a Delaware corporation, our wholly-owned subsidiary formed on February 2, 2012
Valley View
Valley View Transmission, LLC,
a Minnesota limited liability company, of which Juhl Renewable Assets, Inc.  indirectly holds a 32.6% interest (as more fully-described in the Corporate Information and History section herein)

Woodstock Hills	Woodstock Hills, LLC, a Delaware limited liability company, of which we acquired a 99.9% interest on April 28, 2011, and which is now a subsidiary of Juhl Renewable Assets, Inc.
Winona Wind
Winona Wind Holdings, LLC,
a Minnesota limited liability company which we acquired on October 13, 2011, and which is now a wholly-owned subsidiary of Juhl Renewable Assets, Inc. and which owns 100%
of Winona County Wind, LLC, the operator of the wind farm

PEC	Power Engineers Collaborative, LLC, an Illinois limited liability company, which we acquired on April 30, 2012 and which is now our wholly-owned subsidiary

ELECTRICAL POWER ABBREVIATIONS

kW	kilowatt or 1,000 watts of electrical power
MW	megawatt or 1,000 kW of electrical power
GW	gigawatt or 1,000 MW of electrical power
TW	terawatt or 1,000 GW of electrical power;
kWh MWh GWh TWh	An hour during which 1kW, MW, GW or TW, as applicable, of electrical power has been continuously produced.
Capacity	Rated capacity
NCF
Net capacity factor, or the measure of a wind energy project’s actual production expressed as a percentage of the amount of power the wind energy project could have produced running at full capacity for a particular period of time

PTC	Production tax credit under the American Recovery and Reinvestment Act
REC	renewable energy certificate or other renewable energy attribute, as the context requires

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but does not contain all information that you should consider before investing in our common stock.  You should read this entire prospectus carefully, including the information under “Risk Factors” beginning on page 9, and the consolidated financial statements included elsewhere in this prospectus.

BUSINESS OVERVIEW

Juhl Wind is an established leader in community wind power development and management, focused historically on wind farm projects throughout the United States. We handle all aspects of wind project development, through our operating subsidiaries, including full development and ownership of wind farms, general consultation on wind projects, construction management of wind farm projects and system operations and maintenance for completed wind farms, which results in multiple revenue streams. Our primary focus has been to build 5 MW to 80 MW wind farms that are jointly owned by local communities, farm owners, environmentally-concerned investors, and our Company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power. Our development of community wind power systems generally results in landowners owning a portion of the long term equity in the wind farm that resides on their land. We pioneered community wind power systems in developing the currently accepted financial, operational and legal structure providing local ownership of medium to large scale wind farms. Since 1999, we have completed 21 wind farm projects, accounting for approximately 195 megawatts of wind power that currently operate in the Midwest region of the United States, and we provide operation management and oversight to wind generation facilities generating approximately 107 megawatts, through our subsidiary, Juhl Energy Services.  We are presently engaged in various aspects of the development of approximately 25 new wind farm projects in the United States totaling approximately 400 megawatts of wind power.  In the second quarter of 2012, we acquired, through Juhl Energy Development, the assets of two early stage development wind farms located in Ohio, representing approximately 7.6 megawatts of wind power.

Historically, our wind power projects are based on the formation of partnerships with the local owners upon whose land the wind turbines are installed.  Over the years, this type of wind power has been labeled “community wind power” because the systems are locally owned by the landowners (often farmers). Community wind power is a specialized sector in the wind energy industry that differs from the large, utility-owned wind power systems that are also being built in the United States.  Community wind power is a form of community-based energy development (C-BED). Various states, including Minnesota and Nebraska (where we have projects in development), have enacted C-BED initiatives, which include mechanisms to support community wind power and are intended to make it easier for community wind power projects to be successful without putting an excessive burden on utilities.  Therefore, community wind power is both environmentally sustainable and provides an economic stimulus for the rural areas that it encompasses.

Our business and operating strategy, among other things, is to continue to leverage our portfolio of existing community wind power projects, develop new wind farm projects located in the United States, and take equity ownership positions in existing community-based wind farms.  We take projects where the following important conditions exist for successful developments: acceptable wind resources, suitable transmission access, and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements. Based on our pipeline of projects, we believe that we will continue to develop projects and will grow the number of wind farms for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States.  Further, we believe that there are existing wind farms that are or will become available for sale by equity owners who have fully utilized the tax attributes or no longer have the desire to continue ownership.

We continue to evolve our strategy and increase our portfolio capacity through acquisitions that complement and support our core business and take advantage of the growth occurring in the wind industry, including wind farm management and turbine maintenance services, as well as related business services, such as engineering and consulting services.  In 2011, as part of our acquisition strategy, we acquired ownership of existing wind farms, through our wind farm ownership and operation subsidiary, Juhl Renewable Assets, that fit our distributed generation model and the size of projects that we typically develop.  We believe that the ownership of community wind farms (in part or in whole) will provide an ability to expand our services to wind farm operations and to create recurring annual revenue streams for our business.

During the second quarter of 2012, we continued our strategy of acquiring complementary businesses by acquiring an engineering firm, Power Engineers Collaborative, LLC (“PEC”) which is now our wholly-owned subsidiary, and expanded our professional service offerings. Our acquisition of PEC brings experience, significant expansion of our base business and opportunity to offer increased capabilities beyond wind and into the full range of clean energy sectors including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction. PEC also provides us with cross-selling opportunities that will lead to additional growth across our subsidiaries.

As part of our strategy, we will use our position in the renewable energy space to advance conservation technologies focused on smaller scale and solar systems, through our subsidiary, Juhl Renewable Energy Systems, to consumers and agricultural-related businesses, directly and through a dealer network.

Our evolving business and operating strategy will rely heavily on the expertise of our management team. Our Chairman and Principal Executive Officer, Daniel J. Juhl, was one of the creators of community wind power in the United States. In addition to Mr. Juhl’s expertise in the wind power field developed during the course of his activity in the industry since 1978, John Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development. Mr. Mitola has significant experience in the energy industry and electric industry regulation, oversight and governmental policy. The visibility of Mr. Juhl and Mr. Mitola in the wind industry will maximize the quantity and quality of projects available for consideration.

Our Subsidiaries

The Company operates through the following subsidiaries (with further description provided below in “Business”):

•	Juhl Renewable Assets	-	renewable assets ownership
•	Juhl Energy Development	-	wind farm development
•	Juhl Energy Services	-	wind farm operations and maintenance services
•	Juhl Renewable Energy Systems	-	small scale renewable systems
•	Next Generation Power Systems	-	refurbished turbines and maintenance support
•	Power Engineers Collaborative	-	engineering services

Our Business Development

Our Company was formed as a Delaware corporation in January 2006 as Help-U-Drive Incorporated for the purpose of developing a business to assist impaired drivers.  Upon further investigation, we decided that this was not a business opportunity we wanted to pursue due to potential liability and other reasons. In October 2006, we acquired My Health and Safety Supply Company, LLC, an Indiana limited liability company, pursuant to a plan of exchange with the holders of 100% of the outstanding membership interests of My Health & Safety Supply Company. We changed our name to MH & SC, Incorporated in September 2006. My Health & Safety Supply Company, LLC became our wholly-owned subsidiary and began developing its business to market a variety of health and safety products on the Internet. This business was sold simultaneously with the exchange transaction described below since it was incidental to our new wind energy business. In March 2007, we filed a registration statement with the SEC, which became effective in December 2007, and we became a publicly-reporting and trading company.

On June 24, 2008, we entered into a Securities Exchange Agreement with Juhl Energy Development and Juhl Energy Services and, for certain limited purposes, their respective stockholders. On June 24, 2008, the exchange transaction provided for in the Securities Exchange Agreement was completed and Juhl Energy Development and Juhl Energy Services became our wholly-owned subsidiaries. Juhl Energy Services and Juhl Energy Development were formed as Minnesota corporations in October 2001 and September 2007, respectively, and have been in the wind energy business since formation.

Pursuant to the Securities Exchange Agreement, at closing, the two former beneficial stockholders of Juhl Energy Development and Juhl Energy Services received a majority of 15,250,000 shares of our common stock, representing approximately 60.6% of our outstanding shares of common stock, inclusive of shares of common stock issuable upon the conversion of our Series A convertible preferred stock sold in our concurrent private placement. In exchange for the shares we issued to the former Juhl Energy Development and Juhl Energy Services stockholders, we acquired 100% of the outstanding common stock of Juhl Energy Development and Juhl Energy Services. The consideration issued in the exchange transaction was determined as a result of arm’s-length negotiations between the parties.  Concurrently with the closing of the exchange transaction, we also completed a private placement to institutional investors and other accredited investors, in which we received aggregate gross proceeds of $5,160,000.

Leading up to the exchange transaction, Juhl Energy Development engaged Greenview Capital, LLC to assist and advise it in an effort to secure financing. Juhl Energy Development agreed to pay Greenview Capital, and its designees, a fee for such advice in the amount of $300,000 in cash and 2,250,000 shares of our common stock. Aside from the Greenview Capital arrangements, no finder’s fees were paid or consulting agreements entered into in connection with the exchange transaction.

Following the exchange transaction, we succeeded to the wind farm development and management business of Juhl Energy Development and Juhl Energy Services.  Prior to the exchange transaction, there were no material relationships between us and Juhl Energy Development or Juhl Energy Services, between Juhl Energy Development or Juhl Energy Services and our affiliates, directors or officers, or between any associates of Juhl Energy Development or Juhl Energy Services and our officers or directors. All of our pre-exchange transaction liabilities were settled on or immediately following the closing.

Through the exchange transaction, the stockholders of our privately-held predecessors, Juhl Energy Development and Juhl Energy Services, received a majority of the outstanding shares of MH & SC and their officers and directors assumed similar positions with MH & SC.  Following the exchange transaction, we changed our corporate name to Juhl Wind, Inc.

On October 31, 2008, we acquired all of the outstanding shares of common stock of NextGen in exchange for an aggregate purchase price of $322,500 payable by delivery of an aggregate of 92,143 shares of our common stock allocated among the NextGen non-controlling interests. The purchase transaction included assumption of certain liabilities of NextGen including a note payable to First Farmer’s & Merchant’s National Bank, but excluded the stockholder notes, which the stockholders of NextGen agreed to contribute to equity. Simultaneously with the acquisition of NextGen, the Company also purchased a commercial building and associated land located in Pipestone, Minnesota from the individual owners of NextGen. The Company issued 41,070 unregistered shares of common stock to the minority stockholders of NextGen for the purchase of the land and building. The 41,070 shares issued to the NextGen minority interest were valued at $3.50 per share at the date of acquisition, or $144,000.  The acquisition was accounted for at the fair value of the land and building on the date of purchase which totaled $173,055. NextGen is now our wholly-owned subsidiary.

On April 28, 2011, Juhl Wind paid $400,000 to acquire a 99.9% ownership interest in a 10.2 megawatt wind farm, Woodstock Hills, located in Woodstock, Minnesota. The Woodstock Hills wind farm has been operating as a wind energy generation facility since 1999 and had been originally developed by the Company’s CEO, who remains the .1% minority interest member.  On May 6, 2011, Juhl Wind transferred its entire interest in Woodstock Hills to Juhl Renewable Assets, pursuant to a transfer and assignment agreement.

On October 13, 2011, the individual project owners of the Winona Wind Holdings, LLC, which owns 100% of Winona County Wind, LLC, the operator of a 1.5 megawatt wind-powered electric generating facility in Winona County, Minnesota, sold their 100% ownership interest to our subsidiary, Juhl Energy Development, for $5,000.  Subsequently on December 31, 2011, Juhl Energy Development transferred its interest in the Winona wind farm to Juhl Renewable Assets and increased its equity investment to approximately $100,000.

On November 29, 2011, Juhl Renewable Assets purchased interests in Juhl Valley View, LLC (“Juhl Valley View”).  As a result of the investment, Juhl Renewable Assets has a 36.6% voting interest in Juhl Valley View, and has an additional 13.9% voting power through a voting trust arrangement with three other investors.  Pursuant to a subscription agreement, Juhl Valley View agreed to invest all subscription amounts received as part of the offering into Valley View Wind Investors, LLC which owns 99% financial rights and 49% governing rights of Valley View Transmission, LLC, which operates the 10 MW Valley View wind farm.

On April 30, 2012, Juhl Wind became the sole equity owner in Power Engineers Collaborative, L.L.C., an Illinois limited liability company, which provides engineering services to clients in the energy, industry and building systems markets. The Company entered into a unit purchase agreement (the “Purchase Agreement”) for the purchase of one-hundred (100) membership units of PEC (the “Units”), which represents 100% of the membership equity interests, from three individual owners.

Recent Developments/Achievements

Since becoming a public company in 2008, we have achieved several significant milestones:

•	we have secured institutional investment in excess of $7 million available for use as working capital and general corporate purposes;

•
we acquired NextGen which specializes in smaller scale wind turbine and solar systems.  This acquisition brought smaller wind turbine and solar expertise to the Company to enhance and expand our existing community wind power product and service offerings; in turn, we received $1 million during 2009 and 2010 from a licensing and distribution arrangement for the NextGen technology.  We have now formed a wholly-owned subsidiary, Juhl Wind Renewable Systems, to build upon our core business of consumer related energy products, including small wind turbines and solar products;

•	we completed the development on 7 wind farms totaling 77.25 MW of installed wind power:

o	20 MW Grant County wind farm; commissioned in 2010;

o	1.5 MW wind farm commissioned in 2011 in Winona County, MN;

o	10 MW wind farm commissioned in 2011 in Chandler, MN (Valley View project);

o	5 MW wind farm commissioned in 2012 in Winona County, MN for Gundersen Lutheran health systems;

o	40 MW consisting of two wind farms commissioned in 2011 in Meeker County; and

o	.75 MW Woodstock Muni wind farm, commissioned in 2010;

•
we have worked to align ourselves with environmentally-friendly concerned investors and non-traditional banking institutions to provide financing options for investment in our projects, and have worked with traditional bank financing, as well;

•
we have entered into strategic relationships with industry partners to continue our ability to develop projects in our pipeline.  These relationships with turbine suppliers, a wind consulting firm and others will benefit our continued growth in the community wind power industry with the development and completion of further community wind power projects;

•
we have formed an acquisition subsidiary, Juhl Renewable Assets, in order to supplement our core business by acquiring complementary businesses, owning existing wind farms, and joint venturing with other industry partners on specific project; to date, Juhl Renewable Assets made its first initial investment in the Valley View wind farm, and subsequent investments in Woodstock Hills and Winona wind farms.  Juhl Renewable Assets also made an investment in  PVPower, which is focused on the sale of solar power products, including photovoltaic solar panel and modules from multiple solar panel manufacturers, solar inverters, solar charge controllers, and deep cycle solar batteries through non-traditional sales channels, specifically through a distributor network over the Internet;

•
we assisted in the application and receipt of a U.S. Stimulus Grant of $12,564,150 for the 20 megawatt Grant County Wind Project in the fourth quarter of 2010.  The grant was issued by the U.S. Treasury Department in accordance with the American Recovery and Reinvestment Act of 2009.  The proceeds of the grant went toward partial payments of construction financing arranged by Juhl for the community wind project;

•
we assisted in the application and receipt of a U.S. Stimulus Grant of approximately $1,413,000 for the 1.5 megawatt Winona County Wind Project in the first quarter of 2012.  The grant was issued by the U.S. Treasury Department in accordance with the American Recovery and Reinvestment Act of 2009.  The proceeds of the grant primarily went toward payment of construction costs for the project, now owned by Juhl Renewable Assets;

•
we assisted in closing of permanent equity financing for the Grant County and Meeker County projects totaling approximately $90 million in March 2011, and the completion of a $13 million construction and financing for the Valley View project in March of 2011;

•
we completed a 4.95 MW wind farm project for Gundersen Health System in Winona County, Minnesota.  It is the first-of-its kind wind farm in North America to be constructed to specifically address the energy concerns of a large regional health organization.  This is an example of how we are partnering with large and industrial organization projects, such as Gundersen Health System, to help such organizations realize their goals of becoming energy independent;

•
we assisted in the application and receipt of a U.S. Stimulus Grant of approximately $6,284,000 for the 10 megawatt Valley View Project in the first quarter of 2012.  The grant was issued by the U.S. Treasury Department in accordance with the American Recovery and Reinvestment Act of 2009.  The proceeds of the grant primarily went toward payment of turbine and construction costs for the project;

•
we signed a development services agreement with Black Oak Wind Farm located near Ithaca, NY, which is a proposed 15 to 30 MW facility.  This is the first wind farm where we have expanded our development services outside of the Midwest region.  This allows us to diversify our development portfolio by adding projects throughout North America and in regions that generally experience higher electric rates;

•
during the second quarter of 2012, we acquired an engineering firm, Power Engineers Collaborative, which is now our wholly-owned subsidiary, and expanded our professional service offerings.  Our acquisition of PEC brings experience, significant expansion of our base business and opportunity to offer increased capabilities beyond wind and into the full range of clean energy sectors including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction. PEC also provides us with cross-selling opportunities that will lead to additional growth across our subsidiaries;

•
during the second quarter of 2012, Juhl Energy Development acquired substantially all of the early stage development assets relating to the development, construction and/or operation of an approximately 3.6 MW community wind energy project on a site located in Painesville, Ohio; and

•
during the second quarter of 2012, Juhl Energy Development, acquired substantially all of the early stage development assets relating to the development, construction and/or operation of an approximately 4 MW community wind energy project on a site located in Russells Point, Ohio.

Corporate Information

Our principal executive office is located at 1502 17th Street SE, Pipestone, Minnesota 56164, and our telephone number is (507) 777-4310. We maintain a corporate website at www.juhlwind.com. Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus. Also, this prospectus includes the names of various government agencies and the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties' names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

THE OFFERING

Common Stock

Common Stock outstanding prior to the offering:	22,915,849 shares, including the 407,332 commitment shares already issued to Lincoln Park under the Purchase Agreement and included in this offering (1)

Common Stock offered by the selling shareholder:	2,393,000 shares, consisting of the 407,332 commitment shares already issued to Lincoln Park and the remaining shares to be purchased from time to time under the Purchase Agreement

Common Stock to be outstanding after giving effect to the issuance of 2,393,000 shares to Lincoln Park under the Purchase Agreement	24,901,517

Use of Proceeds:
We will not receive any proceeds from the sale of the shares of common stock by Lincoln Park. However, we may receive up to $10,000,000 from sales of shares under the Purchase Agreement. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used to offer to redeem shares of common stock, and to fund operations and investor relations.  See “Use of Proceeds”.

Offering Price	The shares of common stock may be sold by Lincoln Park at market prices. See “Plan of Distribution”.

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTCBB	JUHL

(1)           The number of shares of our common stock set forth above is based on 22,915,849 shares of common stock outstanding as of September 14, 2012, and excludes:

•	options to purchase 1,510,000 shares of our common stock pursuant to our 2008 Incentive Compensation Plan, of which 1,297,500 are exercisable within 60 days following September 14, 2012;

•	options and warrants outside our 2008 Incentive Compensation Plan to purchase an aggregate of 650,000 shares of our common stock, all of which are exercisable as of September 14, 2012; and

•	10,786,792 shares of Preferred Stock convertible into Common Stock at a ratio of 1:1.

On June 15, 2012, we executed a Purchase Agreement and a Registration Rights Agreement with the selling shareholder, Lincoln Park Capital Fund, LLC, or Lincoln Park. Under the Purchase Agreement, we have the right to sell to Lincoln Park up to $10,000,000 of our common stock at our option as described below.

Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement. We do not have the right to commence any sales of our shares to Lincoln Park until the SEC has declared effective the registration statement. Thereafter, over approximately 30 months, and subject to certain terms and conditions, we have the right, in our sole discretion, to direct Lincoln Park to make periodic purchases of up to 100,000 shares of our common stock per sale and depending upon certain conditions as set forth in the Purchase Agreement, increasing to amounts up to 500,000 shares of our common stock as often as every two business days up to the aggregate commitment of $10,000,000. The purchase price of the shares will be based on the market prices of our shares immediately prior to the time of sale as computed under the Purchase Agreement without any fixed discount. In no event, however, will Lincoln Park be obligated or have the right to purchase shares of our common stock under the Purchase Agreement at a price of less than $.65 per share.  The Company may deliver multiple purchase notices to Lincoln Park so long as at least two (2) Business Days have passed since the most recent purchase was completed. We may, at any time, and in our sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to Lincoln Park. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Upon signing the Purchase Agreement, we issued 407,332 shares of our common stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement (which shares are included in this offering). The commitment shares remain restricted for trading purposes until such time as this registration may become effective, and then only in conjunction with terms contained in the Purchase Agreement.

Under the Purchase Agreement and the Registration Rights Agreement, we are required to register 2,393,000 shares, which include the 407,332 shares already issued to Lincoln Park under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 2,393,000 shares to be purchased thereunder, which may or may not cover all such shares purchased by Lincoln Park under the Purchase Agreement, depending on the purchase price per share.

Of the 2,393,000 shares of common stock offered under this prospectus:

•	407,332 shares have already been issued to Lincoln Park as a commitment fee for entering into the Purchase Agreement; and
•	The remainder represents shares we may sell to Lincoln Park under the Purchase Agreement.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes or gives effect to no exercise of options or warrants outstanding on the date of this prospectus or in the future, except as specifically set forth herein.

As of September 14, 2012, there were 22,915,849 shares of common stock outstanding, of which 7,253,217 shares were held by non-affiliates (which for purposes hereof such non-affiliate number does not include the 407,332 shares already issued to Lincoln Park). If all of the 2,393,000 shares offered by Lincoln Park were issued and outstanding as of the date hereof, such shares would represent 9.61% of the total common stock outstanding, or 24.81% of the non-affiliates’ shares outstanding. The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement. If we elect to issue more than the 2,393,000 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act the resale by Lincoln Park of any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

Summary Financial Information

The following tables summarize our financial data. We have derived the following summary of our statement of operations data for the years ended December 31, 2011 and 2010 from our audited financial statements appearing later in this prospectus. We have derived the following summary of our statement of operations data for the six months ended June 30, 2012 and 2011 and balance sheet data as of June 30, 2012 from our unaudited financial statements appearing later in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary of our financial data set forth below together with our financial statements and the related notes to those statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing later in this prospectus.

Statement of Operations Data

	Year Ended December 31,		Six Months Ended June 30,
	2011	2010	2012	2011
Net sales	$15,577,657	$6,268,143	$3,084,974	$7,677,935
Cost of sales	6,017,327	4,894,481	1,775,293	1,607,824
Gross profit	9,560,330	1,373,662	1,309,681	6,070,111
Total operating expenses	4,672,447	4,120,271	2,448,049	2,296,484
Operating income (loss)	4,887,883	(2,746,609)	(1,138,368)	3,773,627
Total other expense, net	(69,878)	(31,556)	(648,503)	(39,797)
Income (loss) before income taxes	4,818,005	(2,778,165)	(1,786,871)	3,733,830
Income tax benefit (expense)	(1,776,000)	978,000	267,000	(1,574,000)
Net income (loss)	$3,042,005	$(1,800,165)	$(1,519,871)	2,159,830

Balance Sheet Data

	June 30, 2012	December 31, 2011	December 31, 2010
Current assets	$7,168,951	$15,927,380	$14,404,552
Total assets	$35,682,121	$43,371,401	$18,092,861
Current liabilities	$5,042,959	$14,190,774	$12,666,298
Long-term liabilities/other	$22,630,918	$20,249,978	$879,000
Total stockholders’ equity	$8,008,244	$8,930,649	$4,547,563

RISK FACTORS

This investment involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment. You should carefully consider the following risk factors, other information in this prospectus and all other information contained in our other public filings before making an investment decision about our common stock. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

With the exception of historical facts herein, the matters discussed herein are “forward looking” statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Such “forward looking” statements include, but are not necessarily limited to statements regarding anticipated levels of future revenues and earnings from the operations of Juhl Wind, Inc. and its subsidiaries, projected costs and expenses related to our operations, liquidity, capital resources, and availability of future equity capital on commercially reasonable terms.

We disclaim any intent or obligation to publicly update these “forward looking” statements, whether as a result of new information, future events or otherwise. Unless the context indicates or suggest otherwise reference to “we”, “our”, “us”, and the “Company” in this section refers to the consolidated operations of Juhl Wind, Inc., a Delaware corporation.

Risks Related to Our Business

We need substantial additional financing, some of which may be provided by amounts raised under the Purchase Agreement.

We need substantial additional capital to fund our operations. To date, we have relied almost exclusively on financing transactions to fund our operations. Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our business plan and, as a result, could require us to diminish or suspend activities. At June 30, 2012, we had total current assets of approximately $7,169,000 and total current liabilities of approximately $5,043,000. Under our current operating plan, and assuming we are able to sell the maximum of $10 million from the Purchase Agreement, we believe we can fund our operations through 2014. However, our projections could be wrong and the funds raised under the Purchase Agreement may be insufficient. We could face unforeseen costs or our revenues could fall short of our projections. In addition, there is no assurance that we will be able to sell a sufficient number of shares under the Purchase Agreement to raise the aforementioned financing. New sources of capital may not be available to us when we need them or may be available only on terms we would not find acceptable. Additional financing will likely cause dilution to our stockholders and could involve the issuance of securities with rights senior to the outstanding shares. There is no assurance that such financing will be sufficient, that the financing will be available on terms acceptable to us and at such times as required, or that we will be able to obtain the additional financing required, if any, for the continued operation and growth of our business. Any inability to raise necessary capital will have a material adverse effect on our ability to implement our business strategy and will have a material adverse effect on our revenues and net income.

We may direct Lincoln Park to purchase up to $10 million of our shares of our common stock under our Purchase Agreement over a 30-month period, generally in amounts of up to 100,000 shares and depending on certain conditions increasing to amounts up to 500,000 shares. However, Lincoln Park does not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is less than $0.65 per share. We intend to register 2,393,000 shares for sale by Lincoln Park pursuant to this prospectus (including the commitment shares issued to Lincoln Park). In the event we elect to issue more than 2,393,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. The extent to which we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, and if other sources of funding are available to us, we may determine not to sell shares to Lincoln Park under the Purchase Agreement.

Our stock price may fail to reach $.65 during the term of the Purchase Agreement. In that case, Lincoln Park would not have the right to purchase any shares of our common stock under the Purchase Agreement. Thus, we would not obtain any additional financing from this transaction with Lincoln Park.

If we cannot continue to develop our portfolio of wind farm projects and turn such projects into operating projects, our business will not grow and we may have significant write-offs.

We may be unable to meet our targets and goals for wind farm development, because we will need to add new projects to our pipeline on an ongoing basis, including projects we acquire from others. In addition, we may have difficulty in converting our projects under development into operating projects or may be unable to find suitable projects to add to our development portfolio. These circumstances could prevent those projects from commencing operations or from meeting our original expectations about how much energy they will generate or the returns they will achieve. Some of our wind farm projects in our portfolio will not progress to construction or may be substantially delayed. From time to time we have abandoned projects on which we had started development work, or re-categorized projects to a less advanced stage than we had previously assigned them, representing in the aggregate a loss of potential capacity. In addition, those projects that are constructed and begin operations may not meet our return expectations due to schedule delays, cost overruns or revenue shortfalls or they may not generate the capacity that we anticipate or result in receipt of revenue in the originally anticipated time period or at all. An inability to maintain and add to our development portfolio or to convert projects into financially successful operating projects would have a material adverse effect on our business, financial condition and results of operations.

We are dependent on Daniel J. Juhl’s reputation and experience, and his loss would adversely affect our ability to implement our strategy.

Our business depends on the availability to us of Daniel J. Juhl, our Chairman of the Board and Chief Executive Officer. Mr. Juhl founded Juhl Energy and Juhl Energy Services, and has been a pioneer in the community wind power industry. The business contacts and relationships that we maintain in the community wind industry are predominantly those of Mr. Juhl. Our business would be materially and adversely affected if his services would become unavailable to us. We cannot assure you that Mr. Juhl will continue to be available to us, although we have entered into a five-year employment agreement with Mr. Juhl expiring in December 2016 and maintain key-man life insurance for our benefit on Mr. Juhl’s life in the amount of $3 million. Any failure by us to find suitable replacements for Mr. Juhl may be disruptive to our operations. Competition for such personnel in this industry is intense, and we may be unable to attract, integrate and retain such personnel successfully.

The loss of one or more members of our senior management or key employees may adversely affect our ability to implement our strategy.

We depend on our experienced management team and the loss of one or more key executives could have a negative impact on our business. We also depend on our ability to retain and motivate key employees and attract qualified new employees. Because the wind industry is relatively new, there is a scarcity of top-quality employees with experience in the wind industry. If we lose a member of the management team or a key employee, we may not be able to replace him or her. Integrating new employees into our management team and training new employees with no prior experience in the wind industry could prove disruptive to our operations, require a disproportionate amount of resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit or delay our development efforts, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on outside advisors for some of our primary business operations.

To supplement the business experience of our officers and directors, we employ accountants, technical experts, appraisers and attorneys or engage other consultants or advisors. The selection of any such advisors is made by our officers without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event management considers it necessary to hire outside advisors, they may elect to hire persons who are affiliates, if they are able to provide the required services.

We compete with other renewable energy producers for limited tax equity financing, which could raise the cost of tax equity financing for us and adversely impact our development strategy.

Tax equity investors have limited funds, and wind energy producers compete with other renewable energy producers for tax equity financing. In the current rapidly expanding market, the cost of tax equity financing may increase and there may not be sufficient tax equity financing available to meet the total demand in any year. In addition, one or more current tax equity investors may decide to withdraw from this market thereby depleting the pool of funds available for tax equity financing. Alternative financing will be more expensive and there may not be sufficient liquidity in alternate financial markets. As a result, development of additional wind farms by us would be adversely affected.

We may not be able to efficiently integrate the operations of our acquisitions, products or technologies.

From time to time, we may acquire new and complementary technology, assets and companies. We do not know if we will be able to complete any acquisitions or if we will be able to successfully integrate any acquired businesses, operate them profitably or retain key employees. Integrating any other newly acquired business, product or technology could be expensive and time-consuming, disrupt our ongoing business and distract our management. We may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, we might be forced to obtain equity or debt financing on terms that are not favorable to us and, in the case of equity financing our stockholders interests may be diluted. If we are unable to integrate effectively any newly acquired company, product or technology, our business, financial condition and operating results could suffer.

We face competitive pressures from a variety of competitors in the markets we serve.

We are a small company, and we operate in a competitive market, and this competition may accelerate in the future. In the United States, large utility companies dominate the energy production industry and coal continues to dominate as the primary resource for electricity production followed by other traditional resources such as oil and natural gas. We expect that primary competition for the wind power industry will continue to come from utility company producers of electricity generated from coal and other non-renewable energy sources. Within the U.S. wind power market itself, there is also a high degree of competition, with growth opportunities in all sectors of the industry regularly attracting new entrants.

Our competitors have, or may have, substantially greater financial, marketing or technical resources, and in some cases, greater name recognition and experience than we have. Some competitors, including European producers and large U.S. utilities, may enter markets we serve and sell electricity at low prices in order to obtain market share. There are a limited number of sites desirable for wind farms and a limited supply of wind turbines and other related equipment necessary to operate wind farm facilities. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of electricity than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. This would in turn reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. If we cannot compete successfully against competitors, this will have a negative impact on our business, financial condition, results of operations and cash flow.

We compete with other renewable energy companies (and energy companies in general) for the financing needed to pursue our development plan. Once we have developed a project and put a project into operation, we may compete on price if we sell electricity into power markets at wholesale market prices. Depending on the regulatory framework and market dynamics of a region, we may also compete with other wind energy companies, as well other renewable energy generators, when we bid on or negotiate for a long-term PPA.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in the wind power markets, we believe that we must expand our development activities to locate sites to generate wind power, as well as explore outlets for the sale of electricity generated. This expansion will place a significant strain on our management team and our operational, accounting and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. We will also need to effectively hire, train, motivate and manage our employees. Our failure to properly manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable factors affecting economic and market conditions.

Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in the power industry and may continue to adversely impact our business, resulting in:

•	reduced demand for electricity as a result of a decrease in spending by customers and potential customers

•	increased price competition for electricity, and

•	higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If such an attack should occur or if the economic and market conditions in the United States deteriorate as a result of a terrorist attack, we may experience a material adverse impact on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

We rely on a limited number of key customers.

There are a limited number of possible customers for electricity and RECs produced in a given geographic location. As a result, we do not have many choices about the buyers of our electricity, which limits our ability to negotiate the terms under which we sell electricity. Also, since we depend on sales of electricity and RECs to certain key customers, our operations are highly dependent upon these customers' fulfilling their contractual obligations under our power purchase agreements (PPAs) and other material sales contracts. Our customers may not meet their contractual payment obligation or may become subject to insolvency or liquidation proceedings during the term of the relevant contracts. In addition, the credit support we received from such customers to secure their payments under the PPAs may not be sufficient to cover our losses if they fail to perform. Failure by any key customer to meet its contractual commitments or insolvency or liquidation of our customers could have a material adverse effect on our business, financial condition and results of operations.

Electric power plants using our systems to generate electricity rely on national and regional transmission systems and related facilities that are owned and operated by third parties and have both regulatory and physical constraints impeding access to electric markets.

Electric power plants using our systems to generate electricity in domestic regions depend on electric transmission systems and related facilities owned and operated by third parties to deliver the electricity we generate and have both regulatory and physical constraints impeding access to electric markets. Electric power plants using our systems may have limited or no access to interconnection and transmission capacity at reasonable costs or in a timely fashion, because there may not be transmission capacity available or there are many parties seeking access to the limited capacity that is available. In addition, certain PPAs we have entered into contain provisions that limit, or cap, the maximum allowable transmission costs under such PPAs, which may have the effect of increasing total project costs for electric power plants using our systems. The inability to secure access to capacity at reasonable costs, in a timely fashion or at all, could cause delays and require renegotiation of key PPA terms. Any such increased costs and delays could, in turn, delay the commercial operation dates of, or could result in termination of the PPAs associated with, electric power plants using our systems and negatively impact our revenues and financial condition.

The inherent volatility in the market price of electricity could impact our profitability.

Our revenues, income and cash flow are subject to volatility in the market price for electricity. Our ability to generate revenue has exposure to movements in the market price of electricity, as sales to the power market are likely to be made at prevailing market prices. The market price of electricity is sensitive to cyclical changes in demand and capacity supply, and in the economy, as well as to regulatory trends and developments impacting electricity market rules and pricing, transmission development and investment within the United States and to the power markets in other jurisdictions via interconnects and other external factors outside of our control. Energy from wind generating facilities must be taken “as delivered” which necessitates the use of other system resources to keep the demand and supply of electric energy in balance. Accordingly, the potential revenue, income and cash flow may be volatile and adversely affect our value.

Risks Relating to the Wind Energy Industry

The performance of wind farms is dependent upon meteorological and atmospheric conditions that fluctuate over time.

The production of electricity generated by wind farms will form the basis for a substantial portion of project revenues. As a result, our results of operations may be highly dependent on meteorological and atmospheric conditions.

Site selection requires the evaluation of the quality of the wind resources based upon a variety of factors. The wind data gathered on site and data collected through other sources form the basis of wind resource projections for a wind farm’s performance, revenue generation, operating profit, project debt capacity, project tax equity capacity and return on investment, which are fundamental elements of our project planning. Wind resource projections at the time of commercial operations can have a significant impact on the level of capital that we can raise. Wind resource projections do not predict the wind at any specific period of time in the future. Therefore, even in the event where prediction of a wind farm’s wind resources becomes validated over time, the wind farm will experience hours, days, months and even years that are below wind resource predictions. Wind resource projections may not predict the actual wind resources observed by the wind farm over a long period of time. Assumptions included in wind resource projections, such as the interference between turbines, effects of vegetation and land use, and terrain effects may not be accurate. Wind resources average monthly and average time of day long-term predictions may not be accurate and, therefore, the energy wind farms produce over time may have a different value than forecast. If as a result of inaccurate wind resource projections, the performance of one or more of our wind farms falls below projected levels, our business, results of operations and financial condition could be materially adversely affected.

Operational factors may reduce energy production below projections, causing a reduction in revenue.

The amount of electricity generated by a wind farm depends upon many factors in addition to the quality of the wind resources, including but not limited to turbine performance, aerodynamic losses resulting from wear on the wind turbine, degradation of other components, icing or soiling of the blades and the number of times an individual turbine or an entire wind farm may need to be shut down for maintenance or to avoid damage due to extreme weather conditions. In addition, conditions on the electrical transmission network can impact the amount of energy a wind farm can deliver to the network. We cannot assure you that any of our wind farms will meet energy production expectations in any given time period, which could impact our ability to obtain future projects.

If wind farm energy projections are not realized, we could face a number of material consequences, including the following:

•	sales of energy by the projects may be significantly lower than forecast,

•	the amount of capacity permitted to be sold from our wind farms may be lower than forecast, and

•	our wind farms may be unable to meet the obligations of agreements based on projected production and as a result revenue would be lower than forecasted.

All of which taken together would negatively impact our business.

The wind energy industry is extensively regulated and changes in or new regulations or delays in regulatory approval could hurt our business development.

Our activities in the maintenance and management of electricity generating stations are subject to extensive energy and environmental regulation by federal, state and local authorities. Delay in obtaining, or failure to obtain and maintain in full force and effect, any of the regulatory approvals we need to develop our wind farms, or delay or failure to satisfy any applicable regulatory requirements, could prevent operation of our electricity generating stations or the sale of their electric energy, could result in potential liability, and could cause us to incur additional costs.

Various state governments may not extend or may decrease incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

Various types of incentives which support the sale of electricity generated from wind energy presently exist in Minnesota and other states where we plan to continue developing wind farms. In response to the push for cleaner power generation and more secure energy supplies, Minnesota, 34 other states and the District of Columbia have enacted renewables portfolio standards, or RPS, programs. These programs either require electric utilities and other retail energy suppliers to produce or acquire a certain percentage of their annual electricity consumption from renewable power generation resources or designate an entity to administer the central procurement of renewable energy certificates, or RECs, for the state. Wind energy producers such as us generate RECs due to the environmentally beneficial attributes associated with their production of electricity, and we benefit from the RPS-mandated purchase of electricity produced by us. A REC is a stand-alone tradable instrument representing the attributes associated with one megawatt hour of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states including Minnesota use RECs to track and verify compliance with their RPS programs. Retail energy suppliers can meet the requirements by purchasing RECs from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. We cannot assure you that governmental support for alternative energy sources in the form of RPS programs or RECs recognition and trading will continue at the state level or that the wind farms that we develop will qualify for such incentives. Any decrease in such state-level incentives like RPS programs and RECs recognition and trading would have an adverse impact on our development strategy.

We depend on our ability to locate and develop new sources of wind power in a timely and consistent manner, and failure to do so would adversely affect our operations and financial performance.

Our success in the industry requires additional and continuing development to become and remain competitive. We expect to continue to make substantial investments in development activities. Our future success will depend, in part, on our ability to continue to locate additional wind power sites. Developing a wind farm site is dependent upon, among other things, acquisition of rights to parcels of property, receipt of required local, state and federal permits and the negotiation of satisfactory turbine supply, engineering, construction and agreements with respect to connecting to the existing electricity transmission network. This development activity will require continued investment in order to maintain and grow our market position. We may experience unforeseen problems in our development endeavors. We may not achieve widespread market acceptance of our wind-powered electricity. We may not meet some of these requirements or may not meet them on a timely basis. We may modify plans for the development of a wind farm. We will typically incur substantial expense in the development of wind farms. Many of these expenses, including obtaining permits and legal and other services, are incurred before we can determine whether a site is environmentally or economically feasible. After such a determination is made, significant expenses, such as environmental impact studies, are incurred. A number of factors are critical to a determination of whether a site will ultimately be developed as a wind farm including changes in regulatory environment, changes in energy prices, community opposition, failure to obtain regulatory and transmission approvals and permits. These factors could materially affect our ability to forecast operations and negatively affect our stock price, results of operations, cash flow and financial condition.

Access to, availability and cost of transmission networks are critical to development of wind farms; failure to obtain sufficient network connections for future wind farms would adversely affect our operations and financial performance.

We depend on electric transmission facilities owned and operated by third parties to provide an outlet for electricity for our projects. We typically do not own or control the transmission facilities other than the limited facilities necessary to connect wind farms to the transmission network. The capacity of the local transmission network may be limited or constrained, and the owner of the network may not allow us to interconnect a new wind farm without first constructing the system upgrades that the owner requires. For this reason, we expect to pay some or all of the costs of upgrading the existing transmission facilities to support the additional electricity that a wind farm will be delivering into the network. The location of a wind farm in a particular area therefore depends significantly on whether it is possible to interconnect with the transmission network at a reasonable cost. Many wind farms are located in remote areas with limited transmission networks where intense competition exists for access to, and use of capacity on, the existing transmission facilities. We cannot assure you that we will obtain sufficient network connections for future wind farms within planned timetables and budgetary constraints.

Wind farms are required to meet certain technical specifications in order to be connected to the transmission network. If any wind farm does not meet, or ceases to comply with, these specifications, we will not be able to connect, to or remain connected, to the transmission network. We may also incur liabilities and penalties, including disconnection from the network, if the transmission of electricity by one or more of wind farms does not comply with applicable technical requirements. In the agreements with respect to connecting to the existing electricity transmission network between wind farms and the applicable transmission owner or operator, the transmission owner or operator retains the right to interrupt or curtail our transmission deliveries as required in order to maintain the reliability of the transmission network. We cannot assure you that our wind farms will not be adversely impacted by any such interruption or curtailment.

Most of the revenue for our projects comes from sales of electricity and RECs, which are subject to market price fluctuations, and there is a risk of a significant, sustained decline in their market prices. Such a decline may make it more difficult to develop our wind farm projects.

We may not be able to develop our projects economically if there is a significant, sustained decline in market prices for electricity or RECs without a commensurate decline in the cost of turbines and the other capital costs of constructing wind energy projects. Electricity prices are affected by various factors and may decline for many reasons that are not within our control. Those factors include changes in the cost or availability of fuel, regulatory and governmental actions, changes in the amount of available generating capacity from both traditional and renewable sources, changes in power transmission or fuel transportation capacity, seasonality, weather conditions and changes in demand for electricity. In addition, other power generators may develop new technologies or improvements to traditional technologies to produce power that could increase the supply of electricity and cause a sustained reduction in market prices for electricity and RECs. If governmental action or conditions in the markets for electricity or RECs cause a significant, sustained decline in the market prices of electricity or those attributes, without an offsetting decline in the cost of turbines or other capital costs of wind energy projects, we may not be able to develop and construct our pipeline of development projects or achieve expected revenues, which could have a material adverse effect on our business, financial condition and results of operations.

We need governmental approvals and permits, including environmental approvals and permits, to construct and operate our projects. Any failure to procure and maintain necessary permits would adversely affect ongoing development, construction and continuing operation of our projects.

The design, construction and operation of wind energy projects are highly regulated, may require various governmental approvals and permits, including environmental approvals and permits. We cannot predict whether all permits required for a given project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit essential to a project or the imposition of impractical conditions would impair our ability to develop the project. Delay in the review and permitting process for a project can impair or delay our ability to develop that project or increase the cost so substantially that the project is no longer attractive to us.

Our development activities and operations are subject to numerous environmental, health and safety laws and regulations.

We are subject to environmental, health and safety laws and regulations in each of the jurisdictions in which we operate. These laws and regulations may require us to obtain and maintain permits and approvals, undergo environmental impact assessments and review processes and implement environmental, health and safety programs and procedures to control risks associated with the siting, construction, operation and decommissioning of wind energy projects. For example, to obtain permits we may be required to undertake expensive programs to protect and maintain local endangered species. If such programs are not successful, we could also be subject to penalties or to revocation of our permits. In addition, permits frequently specify permissible sound levels.

If we do not comply with applicable laws, regulations or permit requirements, we may be required to pay penalties or fines or curtail or cease operations of the affected projects. Violations of environmental and other laws, regulations and permit requirements, including certain violations of laws protecting migratory birds and endangered species, may also result in criminal sanctions or injunctions.

Environmental, health and safety laws, regulations and permit requirements may change or become more stringent. Any such changes could require us to incur materially higher costs than we currently have. Our costs of complying with current and future environmental, health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and results of operations.

Warranties from suppliers of turbines, which protect us against turbine non-performance, may be limited by the ability of the vendor to satisfy its obligations under the warranty. In addition, the warranties have time limits and if we are not ready for turbine installation at the time we receive a turbine, that warranty protection can be lost.

When turbines are purchased for projects, we also enter into warranty agreements with the manufacturer. However, there can be no assurance that the supplier will be able to fulfill its contractual obligations. In addition, these warranties generally expire within two to five years after the turbine delivery date or the date the turbine is commissioned. We may lose all or a portion of the benefit of a warranty if we take delivery of a turbine before we are able to deploy it, as we have in the past. If we seek warranty protection and the vendor is unable or unwilling to perform its obligations under the warranty, whether as a result of the vendor's financial condition or otherwise, or if the term of the warranty has expired, we may suffer reduced warranty availability for the affected turbines, which could have a material adverse effect on our business, financial condition and results of operations. Also, under such warranties, the warranty payments by the manufacturer are typically subject to an aggregate maximum cap that is a portion of the total purchase price of the turbines. Losses in excess of these caps would be our responsibility.

Acquisition of existing wind energy assets involves numerous risks.

Our growth strategy includes acquiring wind energy assets complementary to Juhl Wind, such as additional wind service businesses, including operations and maintenance providers and wind consulting providers. Such strategy includes acquiring ownership of existing wind farms that meet our distributed generation model and the size range of our typical projects of 100 MW or less.  The acquisition of existing wind energy assets involves numerous risks. They include: difficulty in developing the assets into operating projects; unanticipated costs and exposure to liabilities; difficulty in integrating the acquired assets; and, if the assets are in new markets, the risks of entering markets where we have limited experience. A failure to achieve the financial returns we expect when we acquire wind energy assets could have an adverse effect on our business.

We are not able to insure against all potential risks and may become subject to higher insurance premiums.

Our business is exposed to the risks inherent in the construction and operation of wind energy projects, such as breakdowns, manufacturing defects, natural disasters, terrorist attacks and sabotage. We are also exposed to environmental risks. We have insurance policies covering certain risks associated with our business. Our insurance policies do not, however, cover losses as a result of force majeure, natural disasters, terrorist attacks or sabotage, among other things. We generally do not maintain insurance for certain environmental risks, such as environmental contamination. In addition, our insurance policies are subject to annual review by our insurers and may not be renewed at all or on similar or favorable terms. A serious uninsured loss or a loss significantly exceeding the limits of our insurance policies could have a material adverse effect on our business, financial condition and results of operations.

Any inability or delay in updating or obtaining required licenses and permits could hinder development and adversely affect profitability.

We may be unable to obtain all necessary licenses and permits to operate our business.  Juhl Wind may not necessarily hold all of the licenses and permits required in connection with the construction and operation of most of our wind projects. The failure to obtain all necessary licenses or permits, including renewals or modifications, could result in construction delays of any of our projects or could otherwise have a material adverse effect on Juhl Wind.

The wind energy industry is highly dependent on tax incentives.

Section 45 of the Internal Revenue Code provides for a production tax credit of 1.5 cents (adjusted annually for inflation) per kilowatt hours of electricity produced by the taxpayer from a qualified facility during the 10-year period beginning on the date it was originally placed in service, and sold to an unrelated person. The production tax credit is reduced under a formula for any year in which the national average price of electricity produced from wind for the immediately succeeding year, or the “reference price,” exceeds 8 cents a kilowatt hour adjusted for inflation and is completely eliminated when the reference price exceeds 11 cents (adjusted for inflation) per kilowatt hour. The 2012 reference price for electricity produced from wind did not exceed 8 cents multiplied by an inflation adjustment factor, thus the phaseout rules of the credit did not apply to electricity sold during calendar year 2011. The production tax credit which was scheduled to expire for qualified facilities placed in service after December 31, 2008, was extended by the Emergency Economic Stabilization Act of 2008 (Public Law 110-343) to qualified facilities placed in service before January 1, 2010. Under the American Recovery and Reinvestment Tax Act of 2009, the placed in service deadline for wind facilities has been extended to December 31, 2012. The elimination or significant reduction in the production tax credit described above could harm our business, financial condition and results of operations.

The federal government may not extend or may decrease tax incentives for renewable energy, including wind energy, which we depend and would have an adverse impact on our development strategy.

The growth of wind power developments is likely to be hampered over the next two years due to uncertainty over the direction of U.S. energy policies and low natural gas prices. At the date of this registration statement, Congress has not extended programs such as the production tax credit or cash grant program. These programs, which expire at the end of 2012, provide material incentives to develop wind energy generation facilities. The uncertainty with respect to extension of these credits and incentives has placed the wind industry in a tentative position. The development of wind energy projects requires extensive lead time, and the failure of Congress to extend or renew these incentives beyond the current 2012 expiration dates has already interrupted potential wind energy installations planned for 2013, as developers are shelving plans for wind projects. We expect that further Congressional delay on action to renew or extend these incentives will likely result in additional deferral of wind energy generation facility development and will likewise negatively impact the demand for wind turbines, towers, and related components. As a result, the continued Congressional delay or failure to extend or renew these or similar incentives in the future could have a material adverse impact on our business, results of operation, financial performance and future development efforts of wind energy projects.

Risks Related to the Renewable Energy Industry

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with all national and local regulations regarding protection of the environment. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. In addition, our cost to comply with future regulations may increase, which could adversely impact the price of our products and our profitability.

The abundant competition and rapidly changing technology in the renewable energy industry may impair our success.

The renewable energy marketplace is highly fragmented, competitive and subject to rapid technological change, and we may be unable to successfully compete. Evolving industry standards, rapid price changes and rapid product obsolescence also impact the market. We currently compete in the market for renewable energy products and services and against companies that are better capitalized than us. Our competitors include many domestic and foreign companies, many of which have substantially greater financial, marketing, personnel and other resources than we do. Our current competitors or new market entrants could introduce new or enhanced technologies, products or services with features that could render our technologies, products or services obsolete or less marketable. Our success will be dependent upon our ability to develop superior energy products in a cost effective manner. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace.

Changes to the currently favorable regulations and legislation within the renewable energy industry may adversely impact our future revenues.

The favorable legislative and regulatory climate for the renewable energy industry may not continue. The viability of our renewable energy projects will be in large part dependent upon the continuation of a favorable legislative and regulatory climate with respect to the continuing operations and the future growth and development of the renewable energy industry. Government regulations, subsidies, incentives and the market design have a favorable impact on the construction of renewable energy facilities. If the current government regulations, subsidy and incentive programs or the design of the market are significantly modified or delayed, our projects may be adversely affected, which may have a material adverse effect on the Company. The elimination or significant reduction in these tax credits could harm our business, financial condition and results of operations.

The pricing of renewable energy may fluctuate due to the level of production of renewable energy.

We believe that the production of renewable energy fuels is expanding rapidly, especially in the United States. There are a number of new plants under construction and planned for construction. We expect existing renewable energy fuel to expand by increasing production capacity and actual production. Increases in the demand for renewable energy fuels may not be commensurate with increasing supplies of renewable energy fuels or power. Thus, increased production of renewable energy fuels or power may lead to lower renewable energy fuel prices. The increased production of renewable energy fuels and power could also have other adverse effects. For example, increased renewable energy fuels production could lead to increased supplies of co-products from the production of renewable energy fuels. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of renewable energy fuels could result in increased demand for renewable energy fuel supplies. This could result in higher prices for such supplies and cause higher renewable energy fuels production costs, which would result in lower profits. We cannot predict the future price of renewable energy fuels. Any material decline in the price of renewable energy fuels or power will adversely affect our sales and profitability.

Risks Associated with Our Common Stock and Capital Structure

The sale of our common stock to Lincoln Park may cause dilution to our existing stockholders and the sale of the shares of common stock acquired by Lincoln Park could cause the price of our common stock to decline.

This offering relates to up to $10 million of our common stock that we may sell to Lincoln Park. The shares offered to Lincoln Park may be sold over a 30-month period. The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares we elect to sell to Lincoln Park under the Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock by Lincoln Park may cause the trading price of our common stock to decline. After it has acquired shares under the Purchase Agreement, Lincoln Park may sell all, some or none of those shares. Sales to Lincoln Park by us pursuant to the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Lincoln Park, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Because we became public through a share exchange transaction (or reverse acquisition), we may not be able to attract the attention of major brokerage firms.

Additional risks are associated with our becoming public through a reverse acquisition. For example, security analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any public offerings on our behalf in the future.

Our management will have broad discretion as to the use of the proceeds from the Purchase Agreement, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from the Purchase Agreement to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from the Purchase Agreement. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the assumed minimum allowed offering price of $.65 per share, if you purchase shares of common stock in this offering, you will suffer dilution of $.33 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Dividends on our Series A convertible preferred stock are payable in shares of our common stock which will dilute your ownership in us; common stock issuable upon conversion of our convertible preferred stock will further dilute your ownership interest in us.

Under the terms of our Series A convertible preferred stock, holders of Series A convertible preferred stock are entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock. We have issued 1,345,090 shares of our common stock as of the date hereof (of which 113,965 shares constituted late fees and liquidated damages). Accordingly, the number of shares of common stock issued or issuable in connection with this agreement will dilute your ownership in us. In addition, we are obligated to issue up to 4,820,000 shares of common stock upon conversion of our Series A convertible preferred stock and up to 5,966,792 shares of common stock upon conversion of our Series B convertible preferred stock. Accordingly, the issuance of these shares of common stock upon conversion of our convertible preferred stock will further dilute your ownership in us.

If and when additional registration statements relating to the securities we issued in the 2008 private placement and the 2009 warrant exchange become effective, a significant number of shares of common stock will be eligible for public resale, which could depress the market price of our common stock.

We have granted the holders of the Series B convertible preferred stock “piggy-back” registration rights with respect to the remaining 5,966,792 shares of common stock underlying the Series B convertible preferred stock. The $1.00 per share conversion price of the Series B convertible preferred stock issued in the 2009 warrant exchange was at a discount to the market price per share. If the conversion price of the Series B convertible preferred stock is less than the common stock market price per share following the effective date of the registration statement, the selling stockholders would have a built-in profit and may be inclined to sell their shares, which sales may have a depressive effect on the common stock market price. Shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of six months may, upon filing a notification with the SEC on Form 144, sell our common stock into the market, subject to certain limitations.

Our current management can exert significant influence over us.

As of September 14, 2012, our executive officers and directors as a group beneficially owned approximately 68.39% of our outstanding shares of common stock on fully-diluted basis. As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

Our common stock is considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is quoted on the OTC Bulletin Board, our stockholders may find it difficult to obtain accurate quotations of our common stock and may find few buyers to purchase the stock or a lack of market makers to support the stock price.

We could issue “blank check” preferred stock without approval of the common stockholders with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors (of which 5,160,000 shares have been classified as Series A convertible preferred stock, and 6,607,006 have been classified as Series B convertible preferred stock). Our board of directors is empowered, without common stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law could also make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Our stock price has been volatile and this volatility is likely to continue.

Historically, the market price of our common stock has been volatile. The high and low prices for the years 2008 through 2011 and 2012 (through September 14, 2012) are set forth in the table below:

Juhl Wind, Inc.
Trading Range – Common Stock
Year	Low	High
2008	$1.10	$5.40
2009	$1.50	$3.50
2010	$.87	$2.58
2011	$0.41	$1.73
2012 (January 1 – September 14)	$0.30	$1.14

Events that may affect our common stock price include:

•	Quarter to quarter variations in our operating results;

•	Changes in earnings estimates by securities analysts;

•	Changes in interest rates or other general economic conditions;

Discussion of us and our stock price by financial and industry press and in online investor communities;

•	Fluctuations in stock market prices and trading volumes of similar companies; and

•	Additions or departures of key personnel.

Although all publicly traded securities are subject to price and volume fluctuations, it is likely that our common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

We have not paid, and we are unlikely to pay in the near future, cash dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends by us will depend on our future earnings, financial condition and such other business and economic factors as our management may consider relevant. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

Our common stock does not have a vigorous trading market and you may not be able to sell your securities when desired.

We have a limited active public market for our common shares. We cannot assure you that a more active public market will develop thereby allowing you to sell large quantities of our shares. Consequently, you may not be able to readily liquidate your investment.

Factors over which we have little or no control may cause our operating results to vary widely from period to period, which may cause our stock price to decline.

Our operating results may fluctuate from period to period depending on several factors, including varying weather conditions; changes in regulated or market electricity prices; electricity demand, which follows broad seasonal demand patterns; changes in market prices for RECs; marking to market of our hedging arrangements; and unanticipated development or construction delays. Thus, a period-to-period comparison of our operating results may not reflect long-term trends in our business and may not prove to be a relevant indicator of future earnings. These factors may harm our business, financial condition and results of operations and may cause our stock price to decline.

Our operating results may fluctuate significantly from period to period; if we fail to meet the expectations of securities analysts or investors, our stock price may decline significantly.

Several factors can contribute to significant quarterly and other periodic fluctuations in our results of operations. These factors may include but are not limited to the following:

•	Pricing and availability of competitive products and services;
•	Changes in government regulations, tax-based incentive programs, and changes in global economic conditions;
•	Delays in installation of specific projects due to inclement weather;
•	Changes in currency translation rates affecting margins and pricing levels;

We base our planned operating expenses in part on our expectations of future revenue, and we believe a significant portion of our expenses will be fixed in the short-term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss analysts’ guidance or any guidance announced by us. If we fail to meet or exceed analyst or investor expectations or our own future guidance, even by a small amount, our stock price could fluctuate, perhaps substantially.

Risks Related to our Financial Activities

We have made certain guarantees of indebtedness or offered indemnification as part of our funding activities in certain wind farm projects. Thus, if a default or breach occurs, it would likely have a current or future adverse effect on our financial condition.

We have made certain guarantees of indebtedness or offered indemnifications of warranties and representations in conjunction with the funding activities of the Valley View and Grant County wind farms.

In conjunction with the credit facility in the Grant County project, the Company has agreed for a limited period of time to indemnify the new equity investor with respect to certain representations and warranties made in conjunction with the equity purchase, including potential liabilities for Section 1603 Treasury Grant recapture or tax liabilities attributable to the period prior to the closing date.

The Company agreed to guarantee certain payments to investors in the Valley View wind farm project as set forth below:

•
The timely payment of any and all guaranteed payments required to be paid to  preferred membership investors (who contributed approximately $2.5 million)  as they may become due under the respective LLC operating agreements, and the timely payment of any and all amounts payable upon exercise of a put right by such preferred members.  The put right is not under the Company’s control and may occur either in two years or in certain cases, ten years.  The Company does  have up to six months from the date that to make such Put Right Payment, and should Juhl Wind fail to make the Put Right Payment within such six month period, the principal amount owed by the Company is subject to a penalty of an additional 10%.

•
The Company has agreed, with respect to a put right made available to one of the Common Members in the Valley View project (who contributed $500,000) to redeem any of its units then held by the Purchaser for a price in cash equal to the present value of the (i) estimate future distributions to be made to Purchaser net of (ii) estimated future income allocations for which no distributions are projected to be made (“Put Right Purchase Amount”). If the Company fails to pay in full the put right purchase amount in cash on the due date, the Company shall issue a promissory note with a maturity date not exceeding 36 months and pay interest thereon.

•
The Company has made certain representations and warranties with regard to indemnifications in conjunction with the funding activities of the Valley View and Grant County wind farms, including potential liabilities for Section 1603 Treasury Grant recapture or tax liabilities attributable to the period prior to the closing date.

Aside from these arrangements, we believe that there are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

If our subsidiaries default on their obligations under their debt instruments, we may need to make payments to lenders to prevent foreclosure on the collateral securing the debt, which would cause us to lose certain of our wind energy projects.

Our subsidiaries incur various types of debt. Non-recourse debt is repayable solely from the applicable project's revenues and is secured by the project's physical assets, major contracts, cash accounts, or our ownership interest in the project subsidiary (if any). Limited recourse debt is debt where we have provided a limited guarantee and recourse debt is debt where we have provided a full guarantee, which means if our subsidiaries default on these obligations, we will be liable directly to those creditors, although in the case of limited recourse debt only to the extent of our limited recourse obligations. To satisfy these obligations, we may be required to use amounts distributed by our other subsidiaries as well as other sources of available cash, reducing the cash available to execute our business plan. In addition, if our subsidiaries default on their obligations under non-recourse financing agreements, we may decide to make payments to prevent the creditors of these subsidiaries from foreclosing on the relevant collateral. Such a foreclosure would result in our losing our ownership interest in the subsidiary or in some or all of its assets. The loss of our ownership interest in one or more of our subsidiaries or some or all of their assets could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to finance the growth of our business, including the development and construction of our wind energy projects and the growth of our organization.

We are in a capital intensive business and rely heavily on the debt and equity markets to finance the development and construction costs of our projects and other projected capital expenditures. Completion of our projects requires significant capital expenditures and construction costs. Recovery of the capital investment in a wind energy project generally occurs over a long period of time. As a result, we must obtain funds from equity or debt financings, including tax equity transactions, or from government grants to develop and construct our existing project pipeline, to finance the acquisition of turbines, to identify and develop new projects and to pay the general and administrative costs of operating our business. The cost of turbines has historically represented approximately 70% of the total cost of an average wind energy project. The significant disruption in credit and capital markets generally that began in the fall of 2008 and has persisted has made it difficult to obtain financing on acceptable terms or, in some cases, at all. If we are unable to raise additional funds when needed, we could delay development and construction of projects, reduce the scope of projects or abandon or sell some or all of our development projects, or default on our contractual commitments to buy turbines in the future, any of which would adversely affect our business, financial condition and results of operations.

We have had material weaknesses and significant deficiencies in our internal control over financial reporting. Any material weaknesses or significant deficiencies in our internal controls could result in a material misstatement in our financial statements as well as result in our inability to file periodic reports timely as required by federal securities laws, which could have a material adverse effect on our business and stock price.

We are required to design, implement and maintain effective controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis.

We had material weaknesses in our internal control over financial reporting that related to the adequacy of our financial and accounting organization support for our financial accounting and reporting needs. These weaknesses mainly resulted from a lack of sufficient personnel, and contributed to significant deficiencies related to: (1) effective policies and procedures designed to ensure certain costs are capitalized in accordance with generally accepted accounting principles and captured in the appropriate accounting period; (2) an effective process to ensure the completeness of accounts payable and accrued expenses; and (3) an effective review, approval and communications process for journal entries.

While we implemented procedures to remediate these weaknesses and deficiencies, we cannot be certain that in the future that we will not have material weaknesses or significant deficiencies in our internal control over financial reporting, or that we will successfully remediate any that we find. We may have weaknesses or deficiencies in our internal controls that could result in a material misstatement in our annual or interim consolidated financial statements, or cause us to fail to meet our obligations to file periodic financial reports with the SEC. We also may fail to conclude on an ongoing basis that we have effective internal control over financial reporting as contemplated by Section 404 of the Sarbanes-Oxley Act of 2002.   Any of these failures could result in adverse consequences that could materially and adversely affect our business, including potential action by the SEC against us, possible defaults under our debt agreements, stockholder lawsuits, delisting of our stock and general damage to our reputation.

We are subject to credit and performance risk from third parties under service and supply contracts.

We enter into contracts with vendors to supply equipment, materials and other goods and services for the development, construction and operation of wind projects as well as for other business operations. If vendors do not perform their obligations, we may have to enter into new contracts with other vendors at a higher cost or may have schedule disruptions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this prospectus.  Important factors that may cause actual results to differ from projections include, but are not limited to, for example: adverse economic conditions, inability to raise sufficient additional capital to operate our business, delays, cancellations or cost overruns involving the development or construction of our wind farms, the vulnerability of our wind farms to adverse meteorological and atmospheric conditions, unexpected costs, lower than expected sales and revenues, and operating defects, adverse results of any legal proceedings, the volatility of our operating results and financial condition, inability to attract or retain qualified senior management personnel, expiration of certain governmental tax and economic incentives, and other specific risks that may be referred to in this prospectus. It is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. All statements, other than statements of historical facts, included in this prospectus regarding our expectations, objectives, assumptions, strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements.  When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will not receive any proceeds upon the sale of shares by Lincoln Park. However, we may receive proceeds of up to $10,000,000 under the Purchase Agreement with Lincoln Park, subject to the terms and conditions of the Purchase Agreement.

We will retain broad discretion in determining how we will allocate the proceeds from any sales to Lincoln Park. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for the following purposes: (i) up to 30% of any proceeds of this offering will be used to offer to redeem shares of our Common Stock held by certain investors; and (ii) the remaining proceeds will be allocated, in our discretion, to fund growth in our operations and to fund our investor relations.  We do not expect that the proceeds from this offering are necessary to continue the Company’s current ongoing operations.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2012, and the proforma impact of this offering on those financial statements had this offering been consummated at that date:

	Actual	Pro Forma(2)	Pro-Forma Adjusted (1)

Cash	$3,060,279	$845,479	$3,905,758

Total	$3,060,279	$845,479	$3,905,758

Common stock, $0.0001 par value; 100,000,000 authorized; 22,754,205 issued and 22,564,601 outstanding	$2,276	$199	$2,475
Convertible Series A preferred stock, $0.0001 par value; 4,820,000 issued and outstanding	2,526,660		2,526,660
Convertible Series B preferred stock, $.00001 par value; 5,966,792 issued and outstanding	11,392,403		11,392,403

Additional paid-in capital (2)	9,309,009	1,232,485	10,541,494
Treasury stock (3)	(218,965)	(387,205)	(606,170)
Noncontrolling interest in equity	1,368,367		1,368,367
Accumulated deficit	(16,371,506)		(16,371,506)
Total stockholders’ equity	$8,008,244	$845,479	$8,853,723

(1)	The number of shares of common stock outstanding in the table above excludes:

•	1,387,111 shares of our common stock available for future issuance under our 2008 Incentive Compensation Plan;
•
650,000 shares of our common stock issuable upon the exercise of outstanding warrants and options granted outside our 2008 Incentive Compensation Plan, with a weighted-average exercise price of $2.39 per share; and

•	10,786,792 shares of Preferred Stock convertible into Common Stock at a 1:1 ratio.
•	313,539 shares of common stock issued in April and July 2012 with respect to payment of dividends on Series A preferred stock.

(2)
Pro-forma amounts assume receipt of $845,479  in estimated proceeds from the sale of 1,985,668 shares of common stock issuable under the Purchase Agreement and registered in this offering of $1,290,684 (assuming a purchase price of $.65 per share), offering expenses of approximately $58,000, and use of 30% of proceeds for redemption of our common stock held by certain investors.  The 407,332 commitment shares were assumed issued at $.60 per share (closing price on June 15, 2012) and are included as deferred offering costs.

(3)
The Company has as of June 30, 2012, 189,604 shares held in treasury.  Assuming the redemption of 595,700 shares of common stock (which is equal to 30% of proceeds of this offering, assuming a purchase price of $.65 per share), the Company will have a total of 785,304 shares held in treasury.

DILUTION

Investors who purchase our common stock will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock. As of June 30, 2012, we had a net tangible book value of approximately $6,774,000, or approximately $.30 per share of common stock.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering, assuming a purchase price of $.65 per share, which is the minimum purchase price at which shares can be sold under the Purchase Agreement, and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. For purposes of the proforma calculations, it is assumed that 30% of any proceeds of this offering will be used to redeem Common Stock held by certain investors.

After giving effect to our assumed receipt of $845,479  in estimated proceeds from the sale of 1,985,668 shares of common stock issuable under the Purchase Agreement and registered in this offering (assuming a purchase price of $.65 per share, offering expenses of approximately $58,000, and use of 30% of proceeds for redemption of our common stock held by certain investors), our pro forma net tangible book value as of June 30, 2012 would have been approximately $7,619,000 or $.32 per share (which is net of approximately $1,235,000 of intangible amounts). This would represent an immediate increase of $.02 per share in the net tangible book value to existing shareholders attributable to this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock (minimum allowed price)	$.65

Net tangible book value per share at June 30, 2012	$.30
Increase in net tangible book value per share attributable to this offering	.02
Pro forma net tangible book value per share after this offering	$.32
Dilution per share to new investors	$.33

To the extent that we sell more or less than 1,985,668 of shares under the Purchase Agreement, or to the extent that some or all sales are made at prices in excess of the minimum allowable purchase price of $.65 per share, then the dilution reflected in the table above will differ. The above table is based on 22,564,601 shares of our common stock outstanding as of June 30, 2012, adjusted for the assumed sale of an additional 1,985,668 shares to Lincoln Park under the Purchase Agreement at the assumed minimum purchase price described above. In addition, the calculations in the foregoing table do not take into account, as of June 30, 2012:

•	1,387,111 shares of our common stock available for future issuance under our 2008 Incentive Option Plan;
•
650,000 shares of our common stock issuable upon the exercise of outstanding warrants and options granted outside our 2008 Incentive Compensation Plan, with a weighted-average exercise price of $2.39 per share; and

•	10,786,792 shares of Preferred Stock convertible into Common Stock at a 1:1 ratio.
•	313,539 shares of common stock issued in April and July 2012 with respect to payment of dividends on Series A preferred stock.

To the extent that options or warrants are exercised, new options are issued under our equity benefit plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the related notes to those statements included later in this prospectus.  In addition to historical financial information, this discussion contains forward looking statements reflecting our current plans, estimates, beliefs and expectations that involve risk and uncertainties.  As a result of many important factors, particularly those set forth under “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.  Our actual results may differ materially from those anticipated in these forward looking statements.

Overview

Juhl Wind succeeded to the wind farm development and management businesses of Juhl Energy Development and Juhl Energy Services through a securities exchange transaction among those parties in June 2008. The Company had previously become a reporting company as a result of the registration statement filed with the SEC in March 2007 which was declared effective in December 2007.

Juhl Wind is an established leader in community wind power development and management, focused historically on wind farm projects throughout the United States. We handle all aspects of wind project development, through our operating subsidiaries, including full development and ownership of wind farms, general consultation on wind projects, construction management of wind farm projects and system operations and maintenance for completed wind farms, which results in multiple revenue streams. Our primary focus has been to build 5 MW to 80 MW wind farms that are jointly owned by local communities, farm owners, environmentally concerned investors, and our Company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power. Our development of community wind power systems results in landowners owning a portion of the long term equity in the wind farm that resides on their land. We pioneered community wind power systems, in developing the currently accepted financial, operational and legal structure providing local ownership of medium to large scale wind farms. Since 1999, we have completed 21 wind farm projects, accounting for approximately 195 megawatts of wind power that currently operate in the Midwest region of the United States, and we provide operation management and oversight to wind generation facilities generating approximately 107 megawatts, through our subsidiary, Juhl Energy Services. We are presently engaged in various aspects of the development of approximately 25 new wind farm projects in the United States totaling approximately 400 megawatts of wind power.

How We Operate

The Company operates through the following subsidiaries (with further description provided below in “Business”)

•	Juhl Renewable Assets	-	renewable assets ownership
•	Juhl Energy Development	-	wind farm development
•	Juhl Energy Services	-	wind farm operations and maintenance services
•	Juhl Renewable Energy Systems	-	small scale renewable systems
•	Next Generation Power Systems	-	refurbished turbines and maintenance support
•	Power Engineers Collaborative	-	engineering services

The Company groups its operations into three business segments–Wind Farm Development and Management, Wind Farm Ownership and Operation, and Consumer-Owned Renewable Energy products.  The Company's business segments are separate business units that offer different products. The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Corporate assets include: cash and cash equivalents, short-term investments, deferred income taxes, and other assets.

Our wind farm development projects most commonly involve a fee contract with entities specially formed by local farmers upon whose land the wind turbines are installed. Revenue is also derived from our work in the development of wind farms throughout the development process including four major components: feasibility studies, development fees, operations and management oversight and construction contract revenue.

We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. Once wind farms are operational, we seek contract rights to provide administrative services agreements which call for management and administrative services to be provided to the operating wind farm, along with turbine and balance of plant maintenance services.  Our assets include five development services agreements, twelve projects in early development stages, and three agreements to conduct wind power feasibility studies.

The Wind Farm Ownership and Operation segment includes the sales of electricity generated from wind energy facilities, who have long-term, take-or-pay power purchase contracts with a utility purchaser. The electricity sales are typically billed on a monthly basis to the utility. The wind farms have operational expenses that generally include turbine and balance of plant maintenance fees, equipment repairs, land lease payments, administrative expenses, and debt service costs.

Due to the anticipated increased demand for electricity from alternative energy sources in 2012 and beyond, we believe the demand for wind energy developments and consumer-owned renewable energy products will be stable or will increase in the foreseeable future (even if the production tax credits expire). Our revenues have grown on an annual basis beginning in 2009; however, revenue will continue to be subject to shifts in timing due to project development delays resulting from our ability to obtain financing and the construction season in the Upper Midwest climate.

Factors Affecting Our Operating Results

Demand

Political factors have stressed the importance of renewable energy and U.S. energy independence, causing the demand for wind power in the United States to grow rapidly over the last several years.  We expect that the growth of wind power developments will be hampered over the next two years due to uncertainty over the direction of U.S. energy policies and low natural gas prices.  At the date of this report, Congress has not extended programs such as the production tax credit or cash grant program. These programs, which expire at the end of 2012, provide material incentives to develop wind energy generation facilities.  The uncertainty with respect to extension of these credits and incentives has placed the wind industry in a tentative position.  The development of wind energy projects requires extensive lead time, and the failure of Congress to extend or renew these incentives beyond the current 2012 expiration dates has already interrupted potential wind energy installations planned for 2013, as developers are shelving plans for wind projects.  We expect that further Congressional delay on action to renew or extend these incentives will likely result in additional deferral of wind energy generation facility development and will likewise negatively impact the demand for wind turbines, towers, and related components.  As a result, the continued Congressional delay or failure to extend or renew these or similar incentives in the future could have a material adverse impact on our business, results of operation, financial performance and future development efforts of wind energy projects.

Although development of wind farms has been incentivized over the past 20 years by the PTCs and that the PTC’s are now set to expire, we believe there still is impetus in the United States to increase its generation of electrical power through renewable energy means. We believe that the market for community wind power and distributed generation projects will be maintained as a model for ongoing installations of wind power given the constraints of transmission capacity and utility power purchases that are currently affecting the growth of larger scale projects.

Growth in wind power is being driven by several environmental, socio-economic and energy policy factors that include:

•
ongoing increases in electricity demand due to population growth and growth in energy consuming devices such as computers, televisions and air conditioning systems, as coal and oil resources need replacing;

•
the fluctuating costs of the predominant fuels required to drive the existing fleet of conventional electric generation such as coal, natural gas, nuclear and oil, especially as recent low (subsidized) wind prices are roughly competitive with natural gas;

•
existing and growing legislative and regulatory mandates for “cleaner” forms of electric generation, including state renewable portfolio standards and the U.S. federal tax incentives for wind and solar generation, including the Recovery and Reinvestment Act enacted in February 2009 (although PTCs are set to expire at December 31, 2012, unless extended by Congress) ;

•
the expectancy that the Environmental Protection Agency will enact regulations and standards accelerating the retirement of aging coal plants and impacting the life of natural gas plants, thus increasing the need for replacement of resources;

•	uncertainty surrounding the growth potential of nuclear power plants;

•	wind projects have shorter development timeframe than natural gas plants and have greater flexibility to adapt to changing conditions;

•	worldwide concern over greenhouse gas emissions and calls to reduce global warming due to the carbon dioxide produced by conventional electric generation; and

•
newer wind turbine models are becoming more efficient (such as advances in wind turbine blade aerodynamics, development of variable speed generators, advances in remote operation and monitoring systems, improvements in wind monitoring and forecasting tools and advances in turbine maintenance) and offer improved capacity factors, and together with cost competition among suppliers, wind power systems have become more competitive with coal and gas on a dollar-per-megawatt-hour basis.

We can provide full-scale development of wind farms across the range of required steps including performing initial feasibility studies, assisting in power purchase agreement negotiations, arranging equity and debt project financing, providing equipment and  construction services, and managing operations.  Further, we will continue to develop our capabilities in the renewable energy space with development of distributed generation projects, such as wind facilities that can be utilized by large corporations interesting in being green, or solar projects. Thus, we believe it is necessary to evolve and diversify in our asset, product and service portfolio to reduce our exposure to uncertainty related to the extension or renewal of tax incentives and other favorable governmental policies currently supporting the U.S. wind industry.

Debt and Equity Financing Markets

Although demand for wind power is likely to increase for reasons described above, arranging project financing, particularly construction financing, has become increasingly difficult. The timing of the Company’s construction and turbine supply revenues associated with the development of wind farms is heavily impacted by the ability to complete debt and equity financing arrangements.

Wind farm development projects are dependent on the ability to raise debt and equity financing to fund the turbine and substation components, construction costs and other development expenses. We assist project owners in identifying sources of debt and equity capital as a part of our development efforts. We have expended significant efforts on behalf of our construction-ready wind farm projects to identify sources of debt and equity financing in order to proceed to the actual construction phase. The debt and equity sources include some financiers who are based in foreign countries and have experience in wind energy projects. It is our belief that many community wind farm project owners and developers across the U.S. are facing similar difficulties in arranging project financing as well, particularly construction financing. The difficulties in obtaining project financing is  especially  evident within banking institutions who have liquidity issues resulting from the recent recessionary conditions and a banking crisis that has led to U.S. government bailout programs in 2008. In light of the difficulties in arranging project financing, we are observing that turbine suppliers are also becoming a source of capital in the construction financing of wind farm projects. We expect credit conditions to improve and we will assist project owners in examining federal and loan guarantee programs as an additional means of securing project financing.

Our wind farm development projects are financed with a combination of debt, tax equity financing and other equity capital. At the initial stage of a project's development, we use a combination of equity capital and turbine supply loans to cover development expenses and turbine costs. Turbine supply loans are employed to finance a majority of the cost of a project's turbines. Once a project moves to the construction phase, we use a combination of equity capital and construction loans to finance the construction of the project, and also using our balance sheet and the resources of subcontractors for funding balance of plant and start-up costs.  Proceeds from the construction loans are typically used to fund construction and installation costs as well as to retire the turbine supply loans. Finally, once a project is complete and commercial operations begin, we permanently finance the project through a combination of term loans, tax equity financing transactions or other fixed-rate mezzanine capital, the proceeds of which are used to retire the construction loans and pay other service providers.

Further, we expect that with the elimination of the PTCs on December 31, 2012 (unless an extension is passed by Congress), financing will shift from unleveraged tax equity to more traditional project financing which has proven difficult.  Thus, alternative financing arrangements, such as vendor financing for construction costs, will become imperative in any wind development project, which is a type of financing we have used for a number of our projects. This has also caused our revenue levels to fluctuate as wind farm development fees is significantly affected by the investment and financing of projects.

We believe that we have the ability to raise additional preferred stock monies through our subsidiary, Juhl Renewable Assets, and deploy this capital into our future project developments, and that there is sufficient interest by individual investors and private equity funds that desire to make renewable energy investments with a fixed rate of return.

Site Selection

Wind is intermittent and electricity generated from wind power can be highly variable. Good site selection and advantageous positioning of turbines on a selected site are critical to the economic production of electricity by wind energy. In our experience, the primary cost of producing wind-powered electricity is the turbine equipment and construction cost. As an intermittent resource, wind power must be carefully positioned into the electric grid along with other generation resources and we believe Juhl Wind has demonstrated the expertise necessary to work with local electric utilities to affect the proper integration plan.  As such, we intend to continue to identify new sites to produce wind energy through the community wind power model throughout the United States and Canada with a focus on the Midwestern region of the U.S.

Site selection also includes identification of sites that we believe may be suitable for development, and basic analysis of site viability for wind development projects. We make initial assessments of potential sites for our community wind farms based on a number of criteria, including topography; wind resource suitability; construction access; access to transmission networks; site size; land ownership; and environmental, zoning and other local and state laws and regulations. We make these assessments taking into account our business and operating strategy. We then proceed with an initial environmental screening, usually conducted on the basis of public available information and sometimes supplemented with a site visit by a qualified professional to identify environmentally sensitive areas. Once a site passes this initial review, we begin more detailed site-specific environmental assessments in connection with our permitting efforts, and establish constraints for turbine siting and civil and site engineering. These typically include detailed mapping and other studies, all aimed at ensuring that we may safely operate a potential project without detrimental impact on the local environment.

Our site selection effort is based on establishing close working relationships with local permitting authorities, communities and other local stakeholders, such as farmers. We believe that by entering into dialogue with these groups early, we are better able to incorporate local concerns into our site assessment, leading to effective permit applications and expedited completion of our projects.  We believe our ability to understand and interpret site information has been and will continue to be a key factor in our success in identifying desirable project sites for our community wind farm developments.

Basis of Presentation

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

We acquired the wind farm development and management business of Juhl Energy Development and Juhl Energy Services, and Juhl Energy Development and Juhl Energy Services became our wholly-owned subsidiaries. For accounting purposes, Juhl Energy Development was the acquirer in the share exchange transaction, and consequently the transaction is treated as a recapitalization of the company. Juhl Energy Services was accounted for in a manner similar to pooling of interests due to common control ownership.

In October 2008, we acquired all of the issued and outstanding shares of common stock of NextGen. Our acquisition of NextGen was accounted for in a manner similar to pooling of interests due to common control ownership. The assets and liabilities of NextGen were combined at historical cost for the portion (54%) under common control and at fair value for the non-controlling interest.  The activities of NextGen are included in the accompanying consolidated financial statements.

On May 19, 2010, we formed Juhl Renewable Assets, Inc. ("Juhl Renewable Assets" formerly Juhl Wind Asset Investment, Inc. and Juhl Wind Project Lending, Inc.), in the state of Delaware, as our wholly-owned subsidiary.  Juhl Renewable Assets revenue and expense activities will be reported on our financial statements on a consolidated basis in a similar manner as to Juhl Energy Services, Juhl Energy Development and NextGen.

On April 29, 2011, we acquired 99.9% of the membership interests of Woodstock Hills LLC (“Woodstock Hills”), a 10.2 MW wind energy facility.  The financial activities of Woodstock Hills have been consolidated into our financial statements subsequent to the purchase date.

On October 13, 2011, Juhl Renewable Assets became a 100% equity owner in Winona Wind Holdings, LLC (“WWH”), which in turn owns 100% of the Winona County Wind, LLC (“WCW”), the operator of a 1.5 MW wind energy facility. Prior to this acquisition, we had been consolidating the financial activities of WCW as a variable interest entity.  The financial activities of WWH and WCW were already incorporated into our consolidated financial statements prior to this acquisition.

On April 30, 2012, Juhl Wind became the sole equity owner in Power Engineers Collaborative, L.L.C., an Illinois limited liability company (“PEC”), which provides engineering services to clients in the energy, industry and building systems markets.  PEC  has  been incorporated into our consolidated financial statements  for the period ended June 30, 2012 for activities since the date of acquisition.

Generally accepted accounting principles require certain variable interest entities (“VIE”s) to be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary.  Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and non-controlling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. Juhl Wind has determined that  Valley View Transmission, LLC (“Valley View”), a 10 MW wind farm that reached commercial operation in November 2011, is a VIE and that Juhl Wind is the primary beneficiary. Our financial statement footnotes describe in more detail the considerations made in determining that Valley View is a VIE, including the equity investment made in the Valley View project at the time of commercial operation.

Woodstock Hills, Valley View and Winona are wind energy generating facilities and in that regard, those activities are considered a new segment in our financial statement disclosures called Wind Farm Ownership and Operation.

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included in this report.

Significant Accounting Estimates

We review all significant estimates affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustment prior to their publication. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of consolidated financial statements; accordingly, it is possible that actual results could differ from those estimates and changes to estimates could occur in the near term. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recorded from the development agreements and construction contract revenue; realizability of accounts and promissory notes receivable; valuation of deferred tax assets, stock based compensation and warrants, asset retirement obligations, determination of the primary beneficiary of a variable interest entity, derivative instruments, and other contingencies. Revenue from the development agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date.  Accordingly, actual revenue may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

Our management has discussed the development and selection of these significant accounting estimates with our board of directors and our board of directors has reviewed our disclosures relating to them.

Results of Operations for the Three-Month Periods and Six-Month Periods Ended June 30, 2012 and June 30, 2011

Overview

Our general activity during the second quarter of 2012 was primarily focused on the following projects:

PEC Acquisition

Effective April 30, 2012 (the “Closing Date”), the Company became the sole equity owner of PEC, which provides engineering services to clients in the energy, industry and building systems markets.  The Company entered into a unit purchase agreement (the “Purchase Agreement”) for the purchase of one-hundred (100) membership units of PEC (the “Units”), which represents 100% of the equity interest, from three individual owners.  The purchase price consisted of cash in the amount of $750,000.  Additionally, options to purchase shares of common stock of the Company (“Options”) under the Company’s Incentive Compensation Plan were issued to the former owners and certain employees of PEC who continued working after the acquisition by the Company as follows: 100,000 Options to Sellers and 150,000 Options to employees of PEC as designated by Sellers. Additionally, the former owners of PEC have the opportunity to receive additional consideration as part of the purchase price in the form of an additional cash amount of $250,000 and 500,000 shares of common stock of the Company, contingent upon PEC meeting certain performance targets for revenue and earnings, as described more fully in the Purchase Agreement.   The Company filed a Form 8-K with the Securities and Exchange Commission on May 3, 2012, with respect to the details of this purchase transaction.

Development Service Agreements

We also focused on the negotiating development service agreements with five wind farm projects comprising approximately 50 MW of development in Midwestern or eastern regions of the United States.  This allows us to diversity our development portfolio by adding projects throughout North America and in the regions that generally experience higher electric rates.

Specifically, Juhl Energy Development has acquired or is in the process of acquiring substantially all of the assets relating to the development, construction and/or operation with respect to the following wind farms:

•	approximately 4 MW wind energy project on a site located in Painesville, Ohio;
•	approximately 20 MW wind energy project on a site in Cass County, Illinois; and
•	approximately 4 MW wind energy project on a site located in Russells Point, Ohio.

At June 30, 2012, we had no community wind farm projects under construction.  We continue to provide development services for various wind energy projects in our development pipeline and obtaining rights to co-develop future projects with other developers who do not have the capital, reputation and resources necessary to complete their project opportunities.  This will include evaluating opportunities with corporations who are interested in purchasing power as a part of green energy initiatives within their corporate strategy.

Juhl Renewable Energy Systems

During the quarter ended June 30, 2012, we continued the prototype testing of a 35 kw class wind turbine and development of the Solarbank product line. Our revenues from this operating segment were insignificant during 2011 and we expect to increase our competitive market position in 2013 as we introduce these products and build distribution capabilities.

Revenue

Total revenue increased by approximately $792,000, or 72.9%, from approximately $1,087,000 for the quarter ended June 30, 2011, to approximately $1,879,000 for the quarter ended June 30, 2012.  Total revenue decreased by approximately $4,593,000, or 59.8%, from approximately $7,678,000 for the six months ended June 30, 2011, to approximately $3,085,000 for the six months ended June 30, 2012.

  A comparison of our revenue for the six months ended June 30, 2012 and 2011 is as follows:

	June 30, 2012	June 30, 2011	Change	% Change
JEDI:
Wind farm development	$33,661	$5,113,893	$(5,080,232)	(99.3)%
Construction	-	1,802,101	(1,802,101)	(100.0)
JESI:
Management and maintenance	564,041	503,789	60,252	12.0
NextGen/JRES:
Small scale solar and wind	63,478	160,176	(96,698)	(60.4)
PEC:
Engineering consulting	770,031	-	770,031
JRA:
Electricity Sales	1,653,764	97,976	1,555,789	1587.9%
Total	$3,084,974	$7,677,935	$(4,592,960)	(59.8)%

Juhl Energy Development (JEDI)

The decrease in wind farm development revenue is primarily attributable to approximately $4,988,000 of wind farm development fee revenue from three wind farm construction projects that completed financing arrangements during the second quarter of 2011, whereas we recorded only approximately $34,000 in the second quarter of 2012.

The decrease in construction revenues of approximately $1,802,000 over the six months ended June 30, 2011 was related to having one construction project in process for 2011 and none in 2012.

The timing of our wind farm development and construction revenues are dependent on our ability to successfully complete financing, permitting and turbine arrangements and ultimately complete project construction activities.  Depending on the financing arrangements, we may ultimately be unable to report revenue from construction and development if we are considered the primary beneficiary due to variable interest entity rules.  We do expect that the Crofton Hills wind farm, which we sold our development rights in 2011, will be completed in 2012 and therefore allow the recognition of $500,000 of deferred revenue in 2012.  We do not believe that we will be able to complete any development and construction activities during the remainder of 2012 for revenue recognition purposes, as financing arrangements have become difficult under the uncertainty surrounding the continuity of federal tax credits.

Juhl Energy Services (JESI)

Revenue from wind farm administration, management and maintenance service increased by approximately $60,000 over the six months ended June 30, 2011.  The increase is primarily attributable to administrative services agreements for approximately 107 MW of wind farms, of which 22 MW relate to companies whose revenues are eliminated in consolidation.

We expect that our overall 2012 revenues will increase by $150,000 as a result of getting a full year run rate on existing service contracts that commenced in 2011. In addition, we have made bid proposals on existing wind farms for maintenance services and to the extent we are successful in our bids, our revenues will grow accordingly.

Juhl Renewable Assets (JRA)

In 2011, we acquired ownership in three wind farms (Woodstock Hills, Winona County and Valley View) and our consolidated financial statements include the operations of these entities.

Revenue for electricity sales for the three and six months ended June 30, 2012 was approximately $822,000 and $1,654,000, respectively, from the three wind farms.  The electricity sales revenue is adjusted downward based on the use of an accounting revenue recognition policy that reduces the current billing amounts to the average rate over the term of the power purchase contract. At June 30, 2011, our electricity revenues of approximately $98,000 only included the Woodstock wind farm for two monthly periods.

Next Generation Power Systems/Juhl Renewable Energy Systems (NextGen/JRES)

Revenues from the sales and services of small scale wind and solar products and services decreased by approximately $97,000 for the six months ended June 30, 2012 from the six months ended June 30, 2011.  The decrease was primarily related to the fact that NextGen did not sell any refurbished turbines during the period ended June 30, 2012. NextGen has discontinued selling refurbished small turbine units and revenues will decrease as a result except for periodic maintenance and repair services.  The JRES subsidiary is in the process of completing a new turbine design and testing of a new prototype model, and as such, its revenues will be delayed until design and test activities are completed within the next twelve months. JRES is also seeking to build revenue streams from the Solarbank product line but any significant revenues will probably not occur until 2013 as we seek to enhance our production and distribution capabilities.

 Cost of Goods Sold

Cost of goods sold increased by approximately $450,000, or 55.1% from approximately $816,000 for the quarter ended June 30, 2011 to approximately $1,266,000 for the quarter ended June 30, 2012. Costs of goods sold increased by approximately $167,000, or 10.4% from approximately $1,608,000 for the six month period ended June 30, 2011 to approximately $1,775,000 for the six month period ended June 30, 2012. The comparison of 2012 to 2011 is affected by three primary factors:
- cost of goods sold in 2012 include approximately $709,000 of labor and subconsultant expenses related to the new PEC engineering segment whereas there were none in 2011;
- construction expenses in 2011 included approximately $1,137,000 with regard to one construction project whereas in 2012 we have incurred no construction expenses;
- costs of goods sold for 2012 includes approximately $864,000 of maintenance and operations expenses for three wind farms compared to approximately $157,000 of costs on only one wind farm in 2011.

Gross margins for the six month period ended June 30, 2012 decreased by approximately $4.9 million, which is primarily attributable to the decrease in development fee revenue noted above. Development fee revenue is predominately all gross margin as expenses related to development fee revenue are primarily payroll costs that are shown in the operating expense section.

Operating Expenses

General and Administrative Expenses.   General and administrative expenses increased by approximately $170,000, or  33.7%, from approximately $505,000 for the quarter ended June 30, 2011 to approximately $675,000 for the quarter ended June 30, 2012.  General and administrative expenses increased by approximately $248,000, or 25.5% from approximately $972,000 for the six month period ended June 30, 2011 to approximately $ 1,220,000 for the six month period ended June 30, 2012.

 For purposes of financial statement reporting at June 30, 2012, we have now combined investor relations expense as part of general and administrative operating expense.  We have incurred increases in professional fees over 2011 of approximately $282,000 as a result of increased usage of professional services for due diligence costs associated with business acquisition activity and other business requirements associated with being a public company.  Investor relations expenses, which are now included in general and administrative expenses decreased by approximately $243,000 compared to the prior year as we reduced our level of spending from a year ago associated with communications to increase exposure of Juhl Wind. General and administrative expenses also increased by approximately $40,000 for PEC, a newly consolidated operating entity since April 30, 2012, and $44,000 increase in advertising expenses.

Payroll and Employee Benefits.   Payroll and employee benefits expenses decreased by approximately $145,000, or 21.2%, from approximately $685,000 for the quarter ended June 30, 2011 to approximately $540,000 for the quarter ended June 30, 2012. Payroll and employee benefits expenses decreased by approximately $ 223,000, or  18.2% from approximately $ 1,222,000  for the six month period ended June 30, 2011 to approximately $999,000  for the six month period ended June 30, 2012.

The $145,000 decrease over the three months ended June 30, 2012 was primarily attributable to a decrease of approximately $60,000 in non-cash stock based compensation expense and $85,000 related to one-time officer compensation adjustment in 2011 related to vacation and deferred salary.  The employee head count did not change materially over the past year for our business units, except that the PEC acquisition now has additional salaries of four administrative or executive employees included in payroll and employee benefits.  The payroll expenses related to PEC employees who are directly performing engineering activities are recorded in cost of goods sold.  Payroll related to maintenance services employees are considered as a part of cost of goods sold

Wind Farm Administration Expenses.   Wind farm administration expenses represent costs that we incur to perform administrative services with respect to our management services contracts, as well as the general and administrative expenses incurred directly within the three wind farm entities that we are consolidating. Wind farm administration expenses increased by approximately $24,000, or 28.4%, from approximately $85,000 for the quarter ended June 30, 2011 to approximately $109,000 for the quarter ended June 30, 2012. Wind farm administration expenses increased by approximately $ 126,000, or 122.3% from approximately $103,000 for the six month period ended June 30, 2011 to approximately $229,000  for the six month period ended June 30, 2012.  The increase in expenses resulted primarily attributable to approximately $80,000 of project administration expenses to manage the Grant County and Valley View projects as well as approximately $45,000 in one-time legal costs associated with the Valley View project.

Other Income (expenses).  Other income and expenses during the six months ended June 30, 2012 primarily consists of interest expense of approximately $400,000 relating to the Valley View and Woodstock wind farm nonrecourse bank loan financing and a fair value loss adjustment of $187,000 to an interest rate swap agreement on the Valley View project.   In 2011, interest income and interest expenses included  approximately $230,000 related promissory notes receivable and payable, respectively, held in conjunction with the construction of the Grant County and Valley View wind farms.

Operating Income (Loss)

Our operating loss represents a decrease of approximately $293,000, from an operating loss of approximately $1,005,000 for the quarter ended June 30, 2011 compared to operating loss of approximately $712,000 for the quarter ended June 30, 2012. Our operating income decreased by approximately $4,912,000, or 130.2%, from an operating income of approximately $3,774,000  for the six months ended June 30, 2011 to operating loss of approximately $1,138,000 for the six months ended June 30, 2012.

The decrease in our operating loss for the quarter ended June 30, 2012 of $293,000 is primarily attributable to increase in revenue and gross margin of $792,000 and $342,000, respectively, which is driven from the PEC and the Woodstock/Valley View wind farms acquisitions.  In addition, operating expenses for the quarter ended June 30, 2012 were controlled to an increase of approximately $49,000.

The decrease in operating income for the six months ended June 30, 2012 of $4,912,000 is primarily attributable to the decrease in development fee activity noted above under Revenue.

Net Income (Loss)

The Net Loss increased by approximately $464,000, or 72.2%, from a net loss of approximately $642,000 for the quarter ended June 30, 2011 to a net loss of approximately $1,106,000 for the quarter ended June 30, 2011.  Net income decreased by approximately $3,680,000, or 170.4%, from a net income of approximately $2,160,000 for the six months ended June 30, 2011 to a net loss of approximately $1,520,000 for the six months ended June 30, 2012. The decrease in net income from the six month period ended June 30, 2012 is largely attributable to the decreased revenue sources from development fee revenue noted in the revenue section above, net of a year-to-year reduction in our income tax provision of $1,841,000.

The net loss in the quarter ended June 30, 2012 is indicative of the inconsistent revenue patterns of our wind farm development services business as revenue recognition is significantly impacted by the timing of the development fee revenue.

Results of Operations of the Fiscal Year December 31, 2011 Compared to the Fiscal Year Ended December 31, 2010

Revenue

Total revenue increased by approximately $9,310,000, or 148.5%, from approximately $6,268,000 for the year ended December 31, 2010, to approximately $15,578,000, for the year ended December 31, 2011.

A comparison of our revenue for the years ended December 31, 2011 and 2010 is as follows:

	December 31, 2011	December 31, 2010	Change	% Change
JEDI:
Wind farm development	$8,288,191	$255,538	$8,032,653	3143.4%
Construction	5,242,048	4,648,616	593,432	12.8
JESI:
Management and maintenance	1,076,798	583,827	492,971	84.4
NextGen/JRES:
Small scale solar and wind	364,816	780,162	(415,346)	(53.2)
JRA:
Electricity Sales	605,804	-0-	605,804	inf
Total	$15,577,657	$6,268,143	$9,309,514	148.5%

Juhl Energy Development (JEDI)
Wind farm development revenue, increased by approximately $8,033,000 from approximately $256,000 for the year ended December 31, 2010 to approximately $8,288,000 for the year ended December 31, 2011.  The increase in revenue over the year ended December 31, 2010 is primarily attributable to wind farm development fee revenue earned from five wind farm projects that completed construction and financing arrangements during 2011, and one additional project where we recognized approximately $1,679,000 in net proceeds from the sale of our development work-to-date for cash. There was only one completed project in 2010.

Our construction revenues increased by approximately $593,000 over 2010.  This increase in construction contract revenue in 2011 is primarily related to having four construction projects (51.5 MW) during the year ended December 31, 2011 compared to two projects (21 MW) under construction during the year ended December 30, 2010. Two of the four projects in 2011 were limited to construction advisory services arrangements.

At December 31, 2011, we had no projects under construction and as such, our wind farm development and construction revenues for 2012 are dependent on our ability to develop and construct two late-stage development projects comprising 7 MW.  We do expect that the Crofton Hills wind farm, which we sold our development rights in 2011, will be completed in 2012 and therefore allow the recognition of $500,000 of deferred revenue.

Juhl Energy Services (JESI)
Revenue from wind farm administration, management and maintenance service increased by approximately $493,000 over 2010.  The increase is primarily attributable to $317,000 of increased turbine maintenance service contract revenues from three new wind farms in 2011, where we provided turbine maintenance revenues to 51 MW of wind farms in 2011 compared to 11 MW of wind farms in 2010. In addition, our management services revenues increased by $189,000 over 2010 as a result of adding one new wind farm administrative services contract. JESI currently has administrative services agreements for approximately 107 MW of wind farms, of which 22 MW relate to companies whose revenues are eliminated in consolidation.

We expect that our 2012 revenues will increase by $150,000 as a result of getting a full year run rate on existing service contracts that commenced in 2011. In addition, we have made bid proposals on existing wind farms for maintenance services and to the extent we are successful in our bids, our revenues will grow accordingly.

Juhl Renewable Assets (JRA)
 In 2011, we acquired ownership in three wind farms (Woodstock Hills, Winona County and Valley View) and our consolidated financial statements include the operations of these entities. In 2010, we had no significant ownership investments in wind farms.

Revenue for electricity sales in 2011 was $605,000.  This amount was adjusted downward by $300,000 during 2011 based on the use of an accounting revenue recognition policy that reduces the current billing amounts to the average rate over the remainder of the power purchase contract and the accounting over an unfavorable PPA contract.

Next Generation Power Systems/Juhl Renewable Energy Systems (NextGen/JRES)

Revenues from the sales and services of small scale wind and solar products and services decreased by approximately $415,000 for the year ended December 31, 2011 from December 31, 2010.  The $415,000 decrease which was primarily related to a lower sales volume by NextGen of refurbished wind turbines (8 units in the period ended December 31, 2010 versus 3 units over the same period in 2011). NextGen has discontinued selling refurbished small turbine units and revenues will decrease as a result except for periodic maintenance services.  The JRES subsidiary is in the process of completing a new turbine design and testing of a new prototype model, and as such, its revenues will be delayed until design and test activities are completed within the next twelve months. JRES is also seeking to build revenue streams from the Solarbank product line but any significant revenues will probably not occur until 2013 as we seek to enhance our production and distribution capabilities.

Cost of Goods Sold

Costs of goods sold increased by approximately $1,123,000, or 22.9% in 2011, from approximately $4,894,000 for the year ended December 31, 2010 to approximately $6,017,000 for the year ended December 31, 2011.  The increase of $1,123,000 in cost of goods sold for the year ended December 31, 2011 is primarily attributable to the inclusion of wind farm operating costs of $502,000 (including depreciation) whereas there were none in 2010;  a $500,000 project payment made to Grant County local owners for their participation and assistance in project matters and completion of the wind farm;  increased construction costs  and maintenance services expenses attributable to a growth in revenue volume; and offset by approximately $530,000 in reduction in cost of sales related to reduction in the amount of NextGen small turbine sales.   Cost of goods sold amounts will fluctuate on a comparative basis since a substantial amount of the project costs are incurred in the first three months of the project construction period.

Gross margins increased by approximately $8,187,000, which is primarily attributable to the increase in development fee revenue noted above. Expenses related to development fee revenue are primarily payroll costs that are shown in the operating expense section.

Operating Expenses

General and Administrative Expenses.  General and administrative expenses increased by approximately $520,000, or 32.3%, from approximately $1,610,000 for the year ended December 31, 2010 to approximately $2,130,000 for the year ended December 31, 2011. For purposes of financial statement reporting at December 31, 2011, we have now combined investor relations expense as part of general and administrative operating expense.  The increase of $520,000 for the year ended December 31, 2011 was primarily attributable to an increase in investor relations expense of approximately $417,000  Such increase was due to our expanded investor relations communications to increase exposure of Juhl Wind as a result of our increased wind farm development and acquisition activities.  We incurred increased expenses in the area of legal and professional fees of approximately $107,000 as a result of our three wind farm acquisitions, registration statement, and involvement with the higher level of wind farm development and construction activity.

In addition, we note that our general and administrative expenses decreased for the year ended December 31, 2011 by approximately $73,000 due to prior year costs associated with the investigation of the small wind turbine manufacturing and distribution considerations, and we experienced expense increases of $83,000 and $40,000 in 2011 for advertising and travel, respectively.

Payroll and Employee Benefits.  Payroll and employee benefits expenses decreased by approximately $152,000, or 6.3%, from approximately $2,427,000 for the year ended December 31, 2010 to approximately $2,275,000 for the year ended December 31, 2011.  The $152,000 decrease over the twelve months ended December 31, 2011 was primarily attributable to a decrease of $214,000 in non-cash stock based compensation expense, offset by payments of approximately $45,000 to two officers who delayed a pay rate increase in 2010 to assist the Company with cash flow.  The overall employee count increased by two employees over 2010, primarily in the maintenance services area, and payroll related to maintenance services employees are considered as a part of cost of goods sold.

Wind Farm Administration Expenses.  Wind farm administration expenses represent costs that we incur to perform administrative services with respect to our management services contracts, as well as the general and administrative expenses incurred directly within the three wind farm entities that we are consolidating.  Wind farm administration expenses increased by approximately $184,000, or 220.4%, from approximately $84,000 for the year ended December 31, 2010 to approximately $268,000 for the year ended December 31, 2011.  The increase in expenses resulted primarily attributable to the following:  1) $129,000 in contractual payments made to local owners of the Grant County Wind project for project management purposes, and 2) inclusion of the Woodstock Hills, Valley View and Winona wind farm management and maintenance expenses of $53,000 to operate the wind farm since the April 29, 2011 acquisition date, including depreciation.

Other Income (expenses). Other income and expenses for the year ended December 31, 2011 include approximately $361,000 and $362,000 of interest income and interest expense, respectively, with respect to the promissory notes receivable and payable held in conjunction with the construction of the Grant County, Valley View and Winona wind farms. In 2011, we recorded a $320,000 loss for our share of net losses from Valley View between the time of our original equity investment in March 2011 and prior to the time of the acquisition in November 2011.  We also recorded a $320,000 gain related to remeasuring the original book value of our Valley View equity investment to fair value as a result of consolidating Valley View.

Operating Income (Loss)

Our operating income increased by approximately $7,634,000, or 278.0%, from an operating loss of approximately $2,746,000 for the year ended December 31, 2010 to operating income of approximately $4,888,000 for the year ended December 31, 2011.  The increase in operating income for the year ended December 31, 2011 is primarily attributable to the increase in development fee revenue of $8,033,000 earned from the completion of five wind farm developments and the sale of development work-to-date on one project, and approximately $430,000 revenue earned from two construction advisory services contracts.

Net Income (Loss)

Net income increased by approximately $4,842,000, or 269.0%, from a net loss of approximately $1,800,000 for the year ended December 31, 2010 to approximately $3,042,000 for the year ended December 31, 2011.  The increase in net income over the period ended December 31, 2011 is largely attributable to the increase in revenue sources noted under revenue and operating income sections above.

The net loss in the year period ended December 31, 2010 is indicative of the inconsistent revenue patterns of our wind farm development services business as revenue recognition is significantly impacted by the timing of the development fee revenue.

Changes in the Financial Condition for the Period ended June 30, 2012 and December 31, 2011

Accounts Receivable

Traditional credit terms are extended to customers in the normal course of business. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral. Accounts receivable of approximately $857,000 at June 30, 2012 included approximately $236,000 from a credit-rated utility.  The December 31, 2011 accounts receivable included approximately $1,635,000 for construction activities of a 4.95 MW wind farm, which was collected in February 2012 along with the receipt of the $6,284,000 U.S. Treasury cash grant receivable for the Valley View wind farm in March 2012.

Property and Equipment

As of June 30, 2012 and December 31, 2011, we held approximately $25,381,000 and $25,846,000 in net book value of property and equipment, respectively. The assets include approximately $25,681,000 (at original cost) in wind turbine assets of the Woodstock Hills, Valley View and Winona wind farms in 2011. The wind farm assets were booked at fair value at the time of the acquisition for the Woodstock Hills and Valley View entities, and at book value for Winona due to common control. Other assets included in property and equipment includes land, buildings, office equipment, shop equipment and service vehicles.

Liquidity and Capital Resources

Juhl Wind, as a holding company, does not directly operate or have any ownership in any revenue-producing generation facilities. Thus, it has no material assets other than the stock of its subsidiaries and depends upon transfers of funds from its subsidiaries to meet its obligations.

At June 30, 2012, we carried approximately $4,000,000 million in cash and short term-investments on the balance sheet (excluding restricted cash).  However, approximately $384,000 of the short-term investments has been designated as security for the bank notes payable of approximately $343,000 and therefore has been reflected in current assets as a restricted short-term investment on the consolidated balance sheets.  In order to provide additional protection to our cash reserves, we have obtained a $1.5 million letter of credit facility that provides security for the deposits that may not otherwise be insured through the Federal Deposit Insurance Corporation.

Our unrestricted cash position decreased by approximately $1,709,000 for the quarter ended June 30, 2012 over the quarter ended March 31, 2012. Of this amount, $1,000,000 was used in the acquisition of PEC in April 2012.  The remaining $709,000 was needed to fund our operations and to meet cash requirements for additions to equipment, project development expenses and to support project cash flows.  As mentioned above under accounts receivable, we were able to collect certain significant receivables and therefore controlled the total amount of net cash outflow over the past six months.  Based on our anticipated level of revenues and cash position, we believe that funds generated from existing contractual agreements, together with existing cash resources, will be sufficient to finance our operations and planned capital expenditures through the next 24 months.

Development fees have represented a significant component of our revenue streams in the past.  Such fees are premised on contractual agreements and the ultimate realizability of these revenues is dependent on reaching commercial operation and final financing of wind farm projects. This does cause the timing of our revenue streams to be inconsistent as we are dependent on successful construction conditions such as weather as well as assisting in the closing of funding which normally has numerous legal conditions.

Our balance sheet at June 30, 2012 includes a promissory note payable of approximately $2,800,000 to a turbine supplier for amounts due for turbines on the Winona project.  The note was initially payable in April 2012 based on additional project financing. The Company continues to seek long-term financing for this project. In lieu of a refinancing, the note is payable through free cash flows available from the Winona project, and as such,  approximately $2,605,000 has been classified as long-term based on our assessment of future cash flows that are expected beyond one year. The Company has a secured interest in the Winona project. In the event that the Company does not make the free cash flow payments from the Winona project available to the turbine supplier, this could put the Company into an event of default.

On April 30, 2012, we used $1,000,000 of our cash balances to acquire PEC per the purchase agreement. For the period from July through December 2012, we expect to repay the approximately $1.2 million shown on the June 30, 2012 balance sheet  owed to the former owners of PEC through the collection of the accounts receivable and work-in-progress of approximately $1.4 million that existed at the April 30, 2012 closing date.  In addition, we expect to establish a $600,000 working capital line of credit with a bank to assist in the cash flow associated with PEC.   Our purchase agreement requires us to pay the former PEC owners over six equal installments in 2012. We expect that normal PEC operations will generally not require any further cash requirements over the foreseeable future.

We are currently analyzing existing wind farm portfolios of owners who may be interested in selling their interests. We would expect to utilize some of our cash resources in conjunction with resources that we believe will be available to us from outside debt or equity resources.

We will continue our internal efforts to assist our project owners in arranging financing terms for each project under development.  The ability to assist project owners with obtaining debt and equity financing is a material factor in producing our future development fee revenue streams and cash flow. We expect that we will be required to obtain interim vendor financing from turbine suppliers or a BOP subcontractor, and we are typically required to grant a security interest to those suppliers.  The security agreement allows the supplier to step-into our developer rights that we have to the project entity, after a passage of time typically 180 days from project completion.

Future Growth and Financing

Despite the political climate which has resulted in uncertainty around energy policy, we have been able to secure development rights for late stage wind farm development opportunities that should enable us to complete small wind farm projects for large corporations or small utilities who desire to purchase electricity from these projects.    We will seek to obtain additional sources of recurring revenue from maintenance, administrative and services businesses through writing new business or undertaking additional mergers or acquisitions, and reduce the inconsistent revenue patterns that we see in our wind farm development business.

We will continue to pursue new community wind farm developments in order to maintain an active backlog of projects, including distributed generation projects that involve corporate businesses that, like utilities, express a desire to purchase electricity produced by wind farms on long-term contracts. However, we cannot assure that actions will be successful. Should revenue decline to a level significantly below our current expectations, we would reduce capital expenditures and implement cost-reduction initiatives which we believe would be sufficient to ensure that funds generated from operations, together with existing cash and funds available from borrowing under any open credit agreement.

In conjunction with our financing activities as described above, we believe that we would be able to more quickly bring wind farm projects through the early development and construction stages if we were able to access a funding mechanism that we could utilize in sponsoring wind farm developments.  Like much of the U.S. economy that relies on extension of credit, the community wind industry in general has experienced difficulties in obtaining sources of funding from the current equity and debt financing marketplace, as cited above under “Factors Affecting Our Operating Results”.

The formation of Juhl Renewable Assets provides us with the ability to acquire ownership of existing wind farms that fit our distributed generation model and the size range of products that we typically develop.  We believe that the ownership of community wind farms will provide an ability to expand our services to wind farm operations and to create recurring, repeatable annual revenue streams for our business model.  At the current time, we have made investments into the 10 MW Valley View wind farm (February 2011), 10.2 MW Woodstock Hills wind farm (April 2011), and 1.5 MW Winona wind farm (October 2011). We expect to raise funds to purchase such wind and related assets through the selling of preferred stock in Juhl Renewable Assets in order to fund our strategic acquisition operations.  This will avoid delays and difficulties of obtaining financing from traditional lending sources and continue to provide access to financing especially with the lack of PTC driven financing going forward.  We have entered into a letter of understanding with an investment banking firm to conduct due diligence and to make planning arrangements for the potential sale of up to $20 million of JRA preferred stock.  We intend to issue shares of preferred stock in Juhl Renewable Assets to investors,

Further to provide some additional liquidity through an equity line approach, the Company signed a purchase agreement on June 15, 2012 with Lincoln Park Capital Fund, LLC (“LPC”), together with a registration rights agreement, whereby LPC has agreed to purchase up to $10.0 million of our common stock, par value $.0001 (the “Common Stock”), over a 30-month period.   Under the Registration Rights Agreement, the Company agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to LPC under the Purchase Agreement, which it filed on July 30, 2012.   After the SEC has declared effective the registration statement, the Company, in its sole discretion, has the right over a 30-month period to sell shares of Common Stock to LPC in amounts up to 100,000 shares and depending upon certain conditions as set forth in the purchase agreement increasing to amounts up to 500,000 shares of Common Stock, up to an aggregate of $10.0 million.    The purchase price of the shares of Common Stock will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our Common Stock is below the floor price of $.65, which is set forth in the Purchase Agreement. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Net Cash – Operating Activities
Net cash used in operating activities decreased by approximately $4,608,000, from the net cash provided by operating activities of approximately $4,294,000 for the six months ended June 30, 2011 to net cash used in operating activities of approximately $314,000 for the six months ended June 30, 2012. The change in net cash used in operating activities of $4,608,000 is primarily due to the collection in 2011 of wind farm development and construction advisory fees from the Meeker County projects of approximately $2,300,000, construction and cost reimbursements from Grant County of approximately $460,000 and receipt of a $1,000,000 cash advance relating to the sale of development rights. We will continue to manage operating expenses for cash flow control as we seek to diversify our revenue base, such as with the acquisition of PEC and three wind farms in 2011.

Net Cash – Investing Activities
Net cash provided by investing activities increased by approximately $5,669,000 from the net cash used in investing activities of approximately $533,000 for the six months ended June 30, 2011 to net cash provided by investing activities of approximately $5,136,000 for the six months ended June 30, 2012.  The increase is primarily attributable to the receipt of U.S. Treasury Section 1603 cash grant in the amount of $6,284,476 and offset by the use of $1,000,000 in cash to fund the PEC acquisition.

Net Cash – Financing Activities
Net cash flow used in financing activities increased by approximately $6,834,000, from the net cash used in financing activities of approximately $179,000 for the six  months ended June 30, 2011 to approximately to net cash used in  financing activities of approximately $7,013,000 for the six months ended June 30, 2012.  The increase in cash used in financing activities is primarily attributable making the payments made to a bank and vendors from the cash grant of approximately $6,200,000, and approximately $450,000 in principal payments on nonrecourse bank loans.

Impact of Inflation

We expect to be able to pass inflationary increases on to our customers through price increases, as required, and do not expect inflation to be a significant factor in our business.

Seasonality

Although our operating history is limited, we do not believe our services are seasonal except for future wind farm construction revenue which may be impacted by climate in the Upper Midwest.

Off-Balance Sheet Arrangements

As mentioned above in the Liquidity and Capital Resources section, we have made certain guarantees of indebtedness or offered indemnifications of warranties and representations in conjunction with the funding activities of the Valley View and Grant County wind farms.

In conjunction with the credit facility in the Grant County project, the Company has agreed for a limited period of time to indemnify the new equity investor with respect to certain representations and warranties made in conjunction with the equity purchase, including potential liabilities for Section 1603 Treasury Grant recapture or tax liabilities attributable to the period prior to the closing date.

The Company agreed to guarantee certain payments to investors in the Valley View wind farm project as set forth below:

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the timely payment of any and all guaranteed payments required to be paid to  preferred membership investors (who contributed approximately $2.5 million)  as they may become due under the respective LLC operating agreements, and the timely payment of any and all amounts payable upon exercise of a put right by such preferred members.  The put right is under not under the Company’s control and may occur either in two years or in certain cases, ten years.  The Company does  have up to six months from the date that to make such Put Right Payment, and should Juhl Wind fail to make the Put Right Payment within such six month period, the principal amount owed by the Company is subject to a penalty of an additional 10%.

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The Company has agreed, with respect to a put right made available to one of the Common Members in the Valley View project (who contributed $500,000) to redeem any of its units then held by the Purchaser for a price in cash equal to the present value of the (i) estimate future distributions to be made to Purchaser net of (ii) estimated future income allocations for which no distributions are projected to be made (“Put Right Purchase Amount”).  If the Company fails to pay in full the put right purchase amount in cash on the due date, the Company shall issue a promissory note with a maturity date not exceeding 36 months and pay interest thereon.

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The Company has made certain representations and warranties with regard to indemnifications in conjunction with the funding activities of the Valley View and Grant County wind farms, including potential liabilities for Section 1603 Treasury Grant recapture or tax liabilities attributable to the period prior to the closing date.

Aside from these arrangements, we believe that there are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosures of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on a variety factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the composition of our products/services and the regulatory environment. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates. A description of significant accounting policies that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

Revenue Recognition.

Turbine Sales and Service

Turbine sales occur from small scale wind turbines that are internally re-manufactured and sold by the Company, or through purchase and resale of larger scale wind turbines to wind farm project owners. Revenue from the sale of small scale wind turbines are recognized upon shipment to the customer as transfer of ownership and risk of loss have been transferred to the customer. Deposits received from customers are included as deferred revenue until shipment occurs. Revenues from the sale of larger scale wind turbines are generally recognized in conjunction with the construction services percentage of completion accounting discussed below. Commencement of revenue recognition is only after turbine erection activities have begun.  Turbine services include time-and-material arrangements related to existing installations of wind turbine equipment.  Revenue is recognized upon completion of the maintenance services.

Licensing Agreements

Revenues earned from licensing agreements are amortized straight line over the term of the agreement.

Wind Farm Consulting, Development and Management Services:

Consulting Services

Consulting services fees are primarily fixed fee arrangements of a short-term duration and are recognized as revenue on a completed contract basis.

Wind Farm Development Services

The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under authoritative guidance relating to “Revenue Arrangements with Multiple Deliverables ,” which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.

The development services fee revenue is recognized as follows:

Proceeds received upon the signing of a Development Services Agreement (generally 10% of the total expected development fee) are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted. The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence (“VSOE”) of each item: 1) achievement of a signed Power Purchase Agreement (“PPA”) with an electrical utility, and 2) final commissioning of the wind farm turbines.  Management has determined that these deliverables have stand-alone value, and performance of the undelivered services are considered probable and in the control of the Company.

Wind Farm Management Services

Revenues earned from administrative, management and maintenance services agreements are recognized as the services are provided. The administrative and management services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments in advance are carried as deferred revenue and recognized monthly as services are performed. Maintenance services are generally billed on a time and materials basis.  Revenues from services work are recognized when services are performed.

Wind Farm Construction Services

We recognize revenue on construction contracts on the percentage of completion method with costs and estimated profits included in contract revenue as work is performed. Construction contracts generally provide that customers accept completion of progress to date and compensate us for services rendered measured in terms of units installed, hours expended or some other measure of progress. We recognize revenue on both signed contracts and change orders. A discussion of the treatment of claims and unapproved change orders is described later in this section. Percentage of completion for construction contracts is measured principally by the percentage of costs incurred as part of the balance of plant contract (which excludes the wind turbines) and accrued to date for each contract to the estimated total cost for each contract at completion. We generally consider contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material (excluding wind turbines), labor and insurance costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company’s experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

Electrical power sales

Electrical power sales to a utility purchaser are recognized as electrical energy is produced.   In accordance with generally accepted accounting principles, revenue levelization is required whenever there is a variable pricing arrangement such as the PPA with Woodstock Hills.  This requires that the revenue be levelized over the term of the agreement.  The revenue recognized is the lesser of the amount billable under the contract, or the amount determined by the megawatt hours made available during the period multiplied by the average revenue per megawatt hour over the life of the PPA.

The Woodstock Hills wind farm credited with producing Renewable Energy Credits (REC’s). These have a market value, and we recognize revenue on the sale of such credits as revenue when sold on the open market.

Variable Interest Entities

The Company has determined that one of its wind farm projects are variable interest entities (“VIE”).  The footnotes to our consolidated financial statements in this prospectus provide our analysis and judgments with respect to whether or not the Company should consider consolidation of these VIE’s into our financial statements. We have consolidated one VIE because we believe that we had implicit power to significantly impact the economic performance of the limited liability company associated with that wind farm project.

INDUSTRY AND MARKET OVERVIEW

This registration statement includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates.  Although we believe that the publications and reports are reliable, we have not independently verified the data.  Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this registration statement, these and other independent government and trade publications cited herein are publicly available on the Internet without charge.  Upon request, the Company will also provide copies of such sources cited herein.

Energy Demand

According to the reference case (the “EIA Reference Case”) in the U.S. Department of Energy,  Energy Information Administration’s (“EIA”) “Annual Energy Outlook 2012 with Projections to 2035” , electricity demand increases 0.7% per year from 2010 through 2035. New capacity for electricity generation will be required to meet anticipated demand. According to the EIA’s “Annual Energy Review 2010,” nearly half of all electricity produced in the United States in 2010 was generated by coal, which is the largest source of carbon dioxide emissions in the atmosphere. Other major sources of electricity in 2010 were nuclear (20%), natural gas (24%), hydroelectric power (6%), and “other,” which consists of, among other things, wind, petroleum, wood and waste (6%).   According to the EIA Reference Case detailed in the U.S. Department of Energy EIA’s “Annual Energy Outlook 2012 with Projections to 2035,” total coal consumption is projected to increase from 20.76 quadrillion Btu in 2010 to 21.15 quadrillion Btu in 2035, although the increase occurs at a relatively weak average rate of less than 0.1% per year from 2010 to 2035, remaining at below 2010 levels until after 2031. The EIA Reference Case projections in the EIA’s “Annual Energy Outlook 2012 with Projections to 2035” also predict that total electricity consumption will grow from 3,877 billion kilowatt hours in 2010 to 4,716 billion kilowatt hours in 2035, increasing at an average annual rate of 0.8% per year.  According to the EIA’s “Short-Term Energy Outlook” published in June 2012, the EIA expects a 1.0% decline in total electricity consumption during 2012 (with such a decline being attributed to a 14% decline in summer temperatures from the summer of 2011), followed by a 1.9% increase in total electricity consumption during 2013.

Most of the world’s primary energy sources are based on the consumption of non-renewable resources such as petroleum, coal, natural gas and uranium. However, while still a small segment of the energy supply, renewable sources such as wind power are growing rapidly in market share. Wind power delivers multiple environmental benefits. Wind power operates without emitting any greenhouse gases and has one of the lowest greenhouse gas lifecycle emissions of any power technology. Wind power results in no harmful emissions, no extraction of fuel, no radioactive or hazardous wastes and no use of water to steam or cool. Wind power projects are developed over large areas, but their carbon footprint is light. Farmers, ranchers and most other land owners can continue the vast majority of their usual activities after wind turbines are installed on their property.

Wind Power Generation

According to the U.S. Department of Energy EIA’s publication “Renewable Resources in the U.S. Electricity Supply,” published in February 1993, wind power generation in the U.S. was projected to increase eight-fold between 1990 and 2010, a rate of 10.4% per year.  The U.S. has greatly exceeded this estimate, with average annual growth in wind power generation capacity increasing by 33% for the past five years, according to the Global Wind Energy Council’s (“GWEC”) “Global Wind 2011 Report.”  Worldwide, annual growth in the global wind energy capacity for the past ten years has averaged about 28% per year according to the GWEC’s “Global Wind 2011 Report.”  This 2011 GWEC report stated an increase of more than 20% in total global wind power capacity in 2011, despite the ongoing global economic and financial crises.  The United States added 6,810 MW of newly installed wind capacity in 2011, according to the GWEC’s “Global Wind Report 2011.”  This represents a 30% increase from the 5,216 MW installed in 2010, showing an overall 17% annual growth in U.S. wind power capacity from 2010 to 2011, according to the GWEC’s “Global Wind 2011 Report.”  In addition, according to the GWEC’s “Global Wind 2011 Report,” the U.S. saw continued diversification in the wind turbine market in 2011, with an increase in both the number of active turbine manufacturers as well as an increase in the number of turbine models offered.

Wind power has become a mainstream option for electricity generation, and we believe that it is a critical element to solving climate change and delivering cost-effective domestic power in the United States. The demand for renewable energy in the U.S. has been driven by a number of factors, including concerns about energy independence, environmental and climate change concerns, a desire for lower exposure to fuel cost volatility and, more recently, a desire for economic development.  There is strong popular support in the United States for wind energy specifically, according to AWEA’s “Wind Power Outlook 2011” report.  According to this AWEA report, a Harris poll released in October 2010 showed that 87% of Americans want more wind energy. Moreover, the report stated that the use of wind energy will lead to favorable environmental results: wind power is the least harmful form of electricity generation for people and wildlife, and wind power increasingly displaces emissions of carbon, air toxins and other pollutants from fossil fuels.  According to the AWEA’s “Wind Power Outlook 2011,” the electricity generated by the wind turbines installed in the U.S. through 2010 will avoid the emission of over 54 million tons carbon dioxide annually (the equivalent of taking over 9.5 million cars off of the road).   Another environmental benefit of wind power is conservation of water: the AWEA’s “Wind Power Outlook 2011” reported that, each year, the operation of the U.S. wind fleet is estimated to conserve nearly 24 billion gallons of water that would otherwise be used for steam or cooling in conventional power plants.

 In 2011, the United States was second in new wind power installations, coming in only behind China (which had 17,631 MW of newly installed capacity in 2011), as reported by the GWEC in its “Global Wind 2011 Report.”  According to this report, the U.S. also came in second worldwide, again behind China (which had 62,364 MW of total installed wind capacity), for total installed wind capacity with 46,919 MW of total installed wind capacity in the U.S.   India and Germany came in at third and fourth, respectively, in newly installed capacity in 2011, and Germany and Spain came in at third and fourth, respectively, in 2011 in worldwide total installed wind capacity, according to the GWEC’s “Global Wind 2011 Report.”  Previously, in 2010, according to the GWEC “Global Wind 2010 Report,” the United States was second worldwide, behind China, in both new wind power installations and in total installed wind capacity.  In 2010, Germany and Spain were third and fourth in terms of total installed wind capacity, and India and Spain were the third and fourth largest wind power growth countries in 2010 with 2,139 MW and 1,516 MW of wind power capacity added, respectively, according to the GWEC’s “Global Wind 2010 Report.”

According to the “Wind Energy Outlook for North America” article published in late 2011 by the marketing and consulting firm Pike Research, the North American wind energy industry lags in key areas compared to the European and Asian industries, but many key wind industry players are optimistic about the prospects of the North American market.  The “Wind Energy Outlook for North America” article reported that total installed wind capacity in North America will more than double over the next six years, increasing from approximately 53,00 MW in 2011 to almost 126,000 MW by 2017.  On a worldwide scale, the World Wind Energy Association forecasted in its “World Wind Energy Report 2010” publication that a global wind capacity of 600,000 MW is possible by the year 2015, and that a global wind capacity of over 1,500,000 MW is possible by the year 2020.

Wind power can deliver zero-emission electricity in large amounts. According to the American Solar Energy Society’s report dated January 2007, “Tackling Climate Change in the U.S.,” energy efficiency and renewable energies can provide most, if not all, of the U.S. carbon emission reductions needed to keep atmospheric carbon dioxide levels at no more than 450 to 500 parts per million, the level targeted in the more protective climate change bills before the U.S. Congress. According to this report, wind power would offer a large carbon reduction “wedge” by contributing a 35% relative share from among the various renewable energy contributors, and can constitute about 20% of the U.S. electricity supply by 2030.  The more recent “Wind Power Outlook 2011” report, published by the AWEA, similarly posited that wind could pay a major role in meeting America’s electricity demand.

According to the Emerging Growth Research, LLP’s Industry Report “U.S. Wind Sector Overview and Predictions for 2009” dated December 29, 2008, which we refer to as the “Emerging Growth Report 2008,” the domestic wind capacity installed as of the end of 2008 is equivalent to the capacity of approximately 35 average sized coal-fired power plants.  Considering that each average size coal-fired power plant in the United States produces about 3,000,000 tons of carbon emission each year, currently-installed wind power capacity is reducing total carbon emissions by just over 105,000,000 tons each year.

Wind power delivers zero-emissions electricity at an affordable cost and the cost of wind power has been decreasing.  Bloomberg New Energy Finance predicted that wind energy is expected to be competitive with natural gas in just four years, by the year 2016.  No other power plants being built in the United States today generate zero-emissions electricity at a cost per kilowatt-hour nearly as affordable as wind power. Consequently, using wind power lowers the cost of complying with emissions reduction goals. The affordable cost of wind power is stable over time. Wind projects do not use any fuel for their operations, so the price of wind power does not vary when fuel prices increase. When utilities acquire wind power, they historically have locked in electricity at a stable price for 20 years or more.  The AWEA’s “Wind Power Outlook 2011” also cited a number of more recent studies concluding that wind power can hold down energy prices and that, although the U.S. does need to reinvest in its electric grid, the consumer savings realized from such an investment would be significantly greater than the costs of the initial infrastructure investment.  An additional benefit of wind power projects is that they typically have a shorter development time frame than other types of power projects and can move more quickly as conditions change (such as natural gas projects).

Wind, however, is intermittent and electricity generated from wind power can be highly variable. Good site selection and advantageous positioning of turbines on a selected site are critical to the economic production of electricity by wind energy. In our experience, the primary cost of producing wind-powered electricity is the turbine equipment and construction cost, which cost has been on the decline in recent years (as discussed more fully below).  Wind energy itself has no fuel costs and relatively low maintenance costs. As an intermittent resource, wind power must be carefully positioned into the electric grid along with other generation resources, and we believe Juhl Wind has demonstrated the expertise necessary to work with local electric utilities to affect the proper integration plan.  As such, we intend to continue to identify new sites to produce wind energy through the community wind model throughout the United States and Canada.

Turbine Costs & Wind Project Costs Decreasing

Over the past few years, the cost of wind turbines has fallen considerably.  The AWEA reported in its “Top 10 for 2011” press release that wind turbine costs have dropped sharply in recent years, by as much as 33% or more between late 2008 and 2010.  Moreover, since 2008, the price declines in the cost of wind turbines were accompanied with improved turbine technology and more favorable terms for turbine purchasers (such as reduced turbine delivery lead times, longer initial operations and management contracts and improved warranty terms), according to the DOE’s “2010 Wind Technologies Market Report.”  The DOE’s “2010 Wind Technologies Market Report” also predicted that all of the foregoing are expected, over time, to exert downward pressure on total wind project costs and wind power prices.  Installed project costs are found to exhibit some economies of scale, at least at the low end of the project size range.

In 2011, the price drop of wind turbines was especially notable.  During the second half of 2011, according to the Bloomberg New Energy Finance (“BNEF”) Wind Turbine Price Index (the “BNEF Price Index”), the average price for utility-scale wind energy equipment hit a new low.  According to the BNEF, purchase contracts for turbines in the second half of 2011 for 2013 delivery fell to $1.21 million/MW, which was down 4% from six months earlier.  The most dramatic price drop was felt by older wind turbines, which prices fell 10% from six months earlier.  However, newer and more efficient wind turbines (which offer improved capacity factors for electricity generation) also saw a price drop, based on the analysis of contracts covered by the BNEF Price Index.  According to the BNEF Price Index, these decreasing prices in the second half of 2011 were worldwide, particularly as the Chinese manufacturers competed for wind turbine orders.  The BNEF Price Index also revealed that most procurement officers and wind turbine manufacturers anticipate further moderate declines in wind turbine prices throughout the rest of 2012 and 2013, and do not expect prices to recover until at least 2014.

The declining prices are significant because lower equipment prices make wind energy more competitive with fossil fuels, such as coal and gas on a dollar-per-megawatt-hour basis, which is extremely important as the tax incentives for wind energy are set to expire at the end of 2012.

According to the U.S. Department of Energy’s most recent “2010 Wind Technologies Market Report,” published in mid-2011, the average installed cost of wind power projects remained stagnant in 2010.  Consistent with the recent trends in wind turbine prices described above, however, such cost was expected to decline in the near future.  As reported in the “2010 Wind Technologies Market Report,” among a large sample of wind power projects installed in 2010, the capacity-weighted average installed cost of $2,155/KW was similar to that seen in 2009, but the estimated costs for projects with construction scheduled to begin in 2011 suggested that there would be a decline in these average costs.  For specific regions in the U.S., the “2010 Wind Technologies Market Report” stated that Texas was the lowest-cost region for wind power projects, while California and New England were the highest-cost regions.

As for small wind turbines (ranging from 400 W to 100 kW (or up to 500 kW, depending on various definitions of “small”), systems consist of a vertical or horizontal axis turbine installed either on-or-off grid.  According to AWEA’s “2011 U.S. Small Wind Turbine Market Report,” the cumulative installed small turbine capacity increased to 198 MW in 2011 (deploying over 151,300 small wind turbines). The AWEA reported that approximately 19 MW were installed, representing 7,300 turbines and $115 million in revenues.  With a range of small-scale wind turbines, the installations are geared toward farmers, country estates, golf courses and domestic properties with large gardens or adjoining fields, which are all locations that have a significant amount of space.   We believe that this is our target market for Juhl Renewable Energy Systems, which focuses on small renewables.

Governmental Programs and Incentives

Overview

The growing concern over global warming caused by greenhouse gas emissions has also contributed to the growth in the wind energy industry. The Intergovernmental Panel on Climate Change’s “Climate Change 2007: Synthesis Report” (the “IPCC Report”) reports that 11 of the previous 12 years (1995-2006) at the time of the IPCC Report’s publication ranked among the warmest years since 1850. Additionally, at the time of the IPCC Report’s publication, the global average sea level had risen at an average rate of 1.8 millimeters per year since 1961 and at 3.1 millimeters per year since 1993, due to the melting of glaciers, ice caps and polar ice sheets, coupled with thermal expansion of the oceans.  In 2009, the International Alliance of Research Universities organized an international scientific congress on climate change to bring together new knowledge developed since the publication of the IPCC Report.  The synthesis report from this congress (the “IARU Report”) concluded that, based on updated trends in surface ocean temperature and heat content since the IPCC Report was published, ocean warming has been about 50% greater than had been previously reported in the IPCC Report.  The IARU Report also stated that, at the time of the IARU Report’s publication, the Arctic sea glaciers were diminishing in the summers as rapidly as they had been since the estimation given in IPCC Report in 2007.

The importance of reducing greenhouse gases has been recognized by the international community, as demonstrated by the signing and ratification of the Kyoto Protocol, which requires reductions in greenhouse gases by the 193 (as of July 2012, according to the United Nations Framework Convention on Climate Change “Status of Ratification” webpage) signatory nations. While the United States did not ratify the Kyoto Protocol, state-level initiatives have been undertaken to reduce greenhouse gas emissions. California was the first state to pass global warming legislation, and nine states on the east coast have signed the Regional Greenhouse Gas Initiative (according to the Regional Greenhouse Gas Initiative’s “About the Regional Greenhouse Gas Initiative Fact Sheet” and “Program Contacts by State” web pages) which proposes to require a 10% reduction in power plant carbon dioxide emissions by 2018.

Various state and federal governments have placed restrictions on fossil fuel emissions, and it is anticipated that additional requirements for limitation of such emissions will continue. Substituting wind energy for traditional fossil fuel-fired generation would help reduce carbon dioxide emissions due to the environmentally-friendly attributes of wind energy. According to the U.S. Department of Energy, EIA’s “International Energy Outlook 2011,” released September 19, 2011, of regions belonging to the Organisation for Economic Co-operation and Development (“OECD”), the United States was projected to be the largest source of energy-related carbon dioxide emissions through 2035, with an average growth of 0.3% per year.  According to the U.S. Environmental Protection Agency’s annual report “Inventory of U.S. Greenhouse Gas Emissions and Sinks 1990-2010,” published in April 2012, the electric power sector (which consists of those companies whose primary business is the generation of electricity) is the largest source of all energy-related greenhouse gas emissions, accounting for 34% of greenhouse gas emissions in 2010.

Environmental legislation and regulations provide additional incentives for the development of wind energy by increasing the marginal cost of energy generated through fossil-fuel technologies. For example, regulations such as the Clean Air Interstate Rule and the Regional Haze Rule, which have been designed to reduce ozone concentrations, particulate emissions and haze and to control mercury emissions, can require conventional energy generators to make significant expenditures, implement pollution control measures or purchase emissions credits to meet compliance requirements. These measures have increased fossil fuel-fired generators’ capital and operating costs and put upward pressure on the market price of energy. Because wind energy producers are price takers in energy markets, these legislative measures effectively serve to make the return on wind energy more attractive relative to other sources of generation.

We believe there is significant support in the U.S. to enact legislation that will attempt to reduce the amount of carbon dioxide produced by electrical generators. Although the ultimate form of the legislation is still being debated, we believe that, based on studies (such as the Congressional Budget Office’s February 2008 study titled “Policy Options for Reducing CO2 Emissions”) and the reaction to various initiatives introduced in Congress over the past few years, the two most likely alternatives are (i) a direct emissions tax; or (ii) a cap-and-trade regime.  We believe either of these alternatives would likely result in higher overall power prices, as the marginal cost of electricity in the U.S. is generally set by generation assets which burn fossil fuels such as oil, natural gas and coal and produce carbon dioxide. As a non-carbon emitter and a market price taker, we are positioned to benefit from these higher power prices.

Growth in the United States’ wind energy market and other renewable energy markets has also been driven by state and federal legislation designed to encourage the development and deployment of renewable energy technologies. This support includes:

Renewable Portfolio Standards (RPS)

In response to the push for cleaner power generation and more secure energy supplies, many states have enacted RPS programs. A RPS (sometimes called a Renewable Energy Standard, or RES), is a program that either: (i) requires state-regulated electric utilities and other retail energy suppliers to produce or acquire a certain percentage of their annual electricity consumption from renewable power generation resources or, (ii) as in the case of New York, designate an entity to administer the central procurement of Renewable Energy Certificates (“RECs”) for the state. Typically, utilities comply with such standards by qualifying for renewable energy credits evidencing the share of electricity that was produced from renewable sources.  These standards have spurred significant growth in the wind energy industry and a corresponding demand for our services.  The enactment of renewable energy portfolio standards in additional states or any changes to existing renewable energy portfolio standards may impact the demand for our services.  Similar to federal incentives as discussed below the elimination of, or reduction in, state governmental policies that support renewable energy could have a material adverse impact on our business, results of operations, financial performance and future development efforts.

According to the Quantitative RPS Data Project and the RPS Summary Map (which provide information about state RPS programs), each published by the Department of Energy Database of State Incentives for Renewables & Efficiency (DSIRE), as of March 2012, twenty-nine states, plus the District of Columbia and Puerto Rico, have legislated renewable energy portfolio standards, and eight more states have adopted voluntary renewable portfolio goals.

Almost every state that has implemented an RPS program will need considerable additional renewable energy capacity to meet its RPS requirements. We believe that much of the forecasted 50,000 megawatt installed wind capacity by 2015 will be driven by current and proposed RPS targets, along with additional demand from states without renewable standards.

According to the “Emerging Growth Report 2008”, these mandatory requirements, which are now in place in many states, are forcing electric utilities to be at the forefront of wind power development.

Renewable Energy Certificates (REC).   A REC is a stand-alone tradable instrument representing the attributes associated with one megawatt hour of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states use RECs to track and verify compliance with their RPS programs. Retail energy suppliers can meet the requirements by purchasing RECs from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. Under many RPS programs, energy providers that fail to meet RPS requirements are assessed a penalty for the shortfall, usually known as an alternative compliance payment. Because RECs can be purchased to satisfy the RPS requirements and avoid an alternative compliance payment, the amount of the alternative compliance payment effectively sets a cap on REC prices. In situations where REC supply is short, REC prices approach the alternative compliance payment, which in several states may reach  approximately $50 per megawatt hour. As a result, REC prices can rival the price of energy and RECs can represent a significant additional revenue stream for wind energy generators.

Federal Tax and Economic Incentives

American Recovery and Reinvestment Act of 2009.   On February 13, 2009, the U.S. Congress passed a stimulus package known as the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”).  Approximately $40 billion in spending was appropriated for clean energy initiatives and an additional $20 billion estimated for new and modified tax incentives.  According to a discussion at Windindustry.org, the Recovery Act’s goal opens up new sources of funding for renewable energy at a time when the wind energy industry is set for even more growth.  The Recovery Act contains a number of provisions that focus on the growth of the wind industry.  Some of the pertinent provisions of the Recovery Act include the following: (i) three-year extension of the federal wind energy production tax credit (PTC) so that eligible projects placed in service by the end of 2012 will qualify for the credit; (ii) option for a thirty percent (30%) investment tax credit (ITC) instead of the PTC; (iii) option to convert the ITC into a cash grant for wind projects placed in service before 2013 (“1603 Cash Grant”); (iv)  elimination of the dollar cap on residential small wind and solar for ITC purposes; and (v) additional loan guarantees, bonds and tax incentives.   These programs enacted under the Recovery Act allow community wind farms, such as our Company, to take advantage of funding opportunities created as a result of the initiatives introduced under the Recovery Act.

The Recovery Act removes the $4,000 cap on small wind credit so taxpayers can now take the full 30% credit for a qualified small wind system.  It also provides for an additional $1.6 billion for Clean Renewable Energy Bonds (CREBs) that are used to finance renewable energy.  Previously, these bonds had been given at 0% interest rate, and the bondholder received a tax credit in lieu of bond interest.

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1603 Cash Grant Program.  This program had the potential to attract more investors who may not have enough passive activity income to realize the PTC.  The 1603 Cash Grant program means the value of the ITC can be realized, even if the taxpayer cannot take advantage of the credit.   Which credit a taxpayer uses will depend upon an analysis of the project revenue and cost projections as well as analysis of the investor tax appetite.

Further, on December 17, 2010, President Obama, as part of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, signed into law a one-year extension of the popular renewable energy cash grant in lieu of tax credit program established by Section 1603 of the Recovery Act. To qualify for a cash grant under the extended program, a taxpayer must place "specified energy property" in service in 2009, 2010, or 2011, or after 2011 if construction begins in 2009, 2010, or 2011 provided such property is placed in service by the end of 2012 (for wind projects), 2013 (for closed- and open-loop biomass, geothermal, landfill gas, municipal solid waste, qualified hydropower, and marine and hydrokinetic facilities), or 2016 (for solar projects).

The cash grant program allowed us to enhance our ability to attract equity investors for our community wind projects; however, as noted below, the 1603 Cash Grant program has not been extended.

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DOE Loan Guarantee Extension.  The Department of Energy received an extension of its authority to provide loan guarantees for qualified technologies under Title XVII of the federal Energy Policy Act of 2005 and an additional $6 billion for this program.  Eligible technologies include electricity-generating renewable energy projects.  Funding for this program has been substantially reduced to $2.5 billion and continues to face challenges, especially due to guarantees made to organizations such as Solyndra.

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Production Tax Credits (PTC).   The PTC provides wind energy generators with a credit against federal income taxes, annually adjusted for inflation, for the duration of ten years from the date that the wind turbine is placed into service. In 2011, the PTC was $22 per megawatt hour (or 2.2 cents per kilowatt hour).  Wind energy generators with insufficient taxable income to benefit from the PTC may take advantage of a variety of investment structures to monetize the tax benefits.

The PTC was originally enacted as part of the Energy Policy Act of 1992 for wind parks placed into service after December 31, 1993 and before July 1, 1999. The PTC subsequently has been extended six times, but also has been allowed to lapse three times (for periods of three, six and nine months) prior to retroactive extension. Currently, the PTC is scheduled to expire on December 31, 2012.  This expiration date reflects a three-year extension passed under the American Recovery and Reinvestment Act enacted in February 2009.  According to American Wind Energy Association’s “Wind Power Outlook 2010,” a new incentive was added as part of the 2009 expansion of the PTC under the Recovery Act.  This provision as passed gave wind farm developers the option to receive a direct payment from the government, rather than the previously existing PTC.  This provision provided more than $1.5 billion capital to different wind projects in 2009.  According to the AWEA’s “Top 10 for 2011” press release, the year 2011 ended without another extension of the PTC; however, the movement for an extension has gathered momentum as bipartisan legislation seeking to grant a four-year PTC extension was introduced in Congress at the end of 2011.  At the time of this report, an extension has not been passed by Congress.

If the PTC is not extended, a December 2011 report by Navigant Consulting for the AWEA predicted that wind investment projects would decrease by two-thirds.  While this prediction represents a smaller drop than the 73% to 98% drop in wind investment projects which occurred during previous years when the PTC lapsed, it would no doubt still have a negative effect on the wind industry.  For example, the CEO of the AWEA released a February 2012 statement asserting that failure to extend the PTC would result in the loss of 37,000 American jobs.

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Accelerated Tax Depreciation.   Tax depreciation is a non-cash expense meant to approximate the loss of an asset’s value over time and is generally the portion of an investment in an asset that can be deducted from taxable income in any given tax period. Current federal income tax law requires taxpayers to depreciate most tangible personal property placed in service after 1986 using the modified accelerated cost recovery system, or MACRS, under which taxpayers are entitled to use the 200% or 150% declining balance method depending on the class of property, rather than the straight line method. Under MACRS, a significant portion of wind park assets is deemed to have depreciable life of five years which is substantially shorter than the 15 to 25 year depreciable lives of many non-renewable power supply assets. This shorter depreciable life and the accelerated and bonus depreciation methods result in a significantly accelerated realization of tax depreciation for wind parks compared to other types of power projects. Wind energy generators with insufficient taxable income to benefit from this accelerated depreciation often monetize the accelerated depreciation, along with the PTCs, through forming a limited liability company with third parties.  In addition, the 2010 Tax Relief Act allows 100% bonus depreciation for qualified wind farm assets put in service after September 8, 2010 and before January 1, 2012.  For 2012, bonus depreciation is still available, but the allowable deduction reverts from 100% to 50% of the eligible basis.

Expiration of Certain Federal Tax and Economic Incentives

At the date of this prospectus, Congress has not extended programs such as the production tax credit or cash grant program. These programs, which expire at the end of 2012, provide material incentives to develop wind energy generation facilities.  The uncertainty with respect to extension of these credits and incentives has placed the wind industry in a tentative position.  The development of wind energy projects requires extensive lead time, and the failure of Congress to extend or renew these incentives beyond the current 2012 expiration dates has already interrupted  potential wind energy installations planned for 2013, as developers are shelving plans for wind projects (as discussed above under Production Tax Credits). We expect that further Congressional delay on action to renew or extend these incentives will likely result in additional deferral of wind energy generation facility development and will likewise negatively impact the demand for wind turbines, towers, and related components.  As a result, the continued Congressional delay or failure to extend or renew these or similar incentives in the future could have a material adverse impact on our business, results of operation, financial performance and future development efforts of wind energy projects.  Thus, we believe it is necessary to evolve and diversify in our asset, product and service portfolio to reduce our exposure to uncertainty related to the extension or renewal of tax incentives and other favorable governmental policies currently supporting the U.S. wind industry.

Federal Legislative/Regulatory Developments

Clean Energy Standard Act of 2012 (proposed legislation).    With the expiration of certain federal tax and economic incentives, it is key to the growth of the renewable energy industry that federal legislation to establish a national clean and/or renewable energy standard remains in consideration. On March 1, 2012, the Clean Energy Standard Act of 2012 (the “CES”) was introduced by Senator Jeff Bingaman (D-NM) that would create a federal clean energy standard.  The CES proposal would increase the amount of low-carbon power produced in the United States to 80% by 2035.  The CES proposal includes all low-carbon sources of power and relies on utilities holding “clean energy credits” for a certain percentage of their sales, maxing out at 80% in 2035. According to the Energy Information Administration, a well-designed CES proposal would reduce carbon dioxide emissions in the power sector by 43 percent. The CES proposal has the support of the energy industry, including the American Wind Energy Association.  We believe as the U.S. energy policy is in a constant state of change, this proposed new legislation would provide long term security and clean energy, benefitting all forms of electric generation, including wind and solar. There are no assurances that this legislation or any similar legislation will be enacted.

Solar Power Generation

Increased global demand for electricity in connection with modern technology and emerging market industrialization has placed a significant burden on the world’s available electricity supply in a vulnerable state, focusing international attention on seeking solutions to maintain access to energy supplies. Solar photovoltaic is a technology by which light is converted into electricity using photovoltaic modules. Solar photovoltaic modules have no moving parts, operate quietly without carbon or other emissions and are capable of short and long-term use with minimal maintenance. Solar energy is renewable and creates no short-term waste and uses almost no water, according to “Solar Generation: Solar Photovoltaic Electricity Empowering the World,” report jointly published by the European Photovoltaic Industry Association (“EPIA”) and Greenpeace International (the “Solar Generation Report”).  The Solar Generation Report states that the “environmental footprint” of solar energy is negligible, as the energy it takes to make a solar power system is typically recouped by the energy costs saved over one to three years. We believe that solar energy, like wind energy, has the potential to achieve the same goals of reducing the world’s dependence on conventional fuels, satisfying the growing demand for energy, enhancing national security by reducing dependence on imported fossil fuels, and reducing greenhouse gas emissions.  Solar energy also has the potential to greatly boost job creation.  In October 2011, according to the “National Solar Jobs Census 2011,” published by the nonprofit, non-lobbying organization The Solar Foundation, the workers in America’s solar energy are quickly increasing – as of August 2011, the U.S. solar industry employed an estimated 100,237 solar workers (up 6.8% since August 2010).

 Solar energy, like wind energy, provides several advantages over fossil-fuel, nuclear and other forms of renewable power generation. One fundamental benefit is that sunlight, the source of the electricity, is available without any mining or transportation. If sufficient sunlight is available, a facility to generate solar power can be located where the power is needed, thus avoiding the need for, and cost of, lengthy distribution and transmissions lines along with other upgrades to the grid. It is a scalable technology, able to produce power according to load demand and available land or space. It is also delivered on-peak, generating the most power during the time of the day when load typically demands it.

As with wind power generation, the primary potential disadvantage to solar power is that it relies upon an intermittent resource. Unlike some generators, it cannot increase or decrease its productivity at the request of grid operators. It also does not generate power when the modules are not receiving light at certain levels such as night time. Further, solar power requires space for the arrays of solar photovoltaic modules, which can limit its use in urban areas. We believe innovations in energy storage solutions could resolve some of these issues, which is the type of offered by Juhl Renewable Energy Systems. However, unlike wind, the intermittent production of solar power naturally coincides with peak demand for residential power usage, thereby creating value in increasing available power during such peak periods.

At present, many of the leading manufacturers of photovoltaic products are based in China, due, in part, to their ability to manufacture solar photovoltaic modules at a lower cost than their European or United States counterparts (according to the Solar Generation Report). In addition to decreases in photovoltaic module prices, the industry has seen an overall decline in photovoltaic solar costs. The price decline in photovoltaic equipment reflects a more competitive environment, an increase in efficiency of the solar cells, improvements in technology and the economies of scale. We view the shifts in the solar industry as an opportunity for us to develop solar power projects that can generate power at prices which are lower than the retail prices charged by the utilities and provide solutions using solar energy as a back-up power source in the case of a power outage.

According to the U.S. Department of Energy’s “SunShot Initiative,” a program aimed at increasing solar power use and innovation in the U.S., the U.S. is the world’s second largest consumer of electricity, but also has the largest solar resource of any industrialized country.  The SunShot Initiative aims to reduce the total installed cost of solar energy systems by 75% by 2020 through reduction of solar technology costs, reduction of grid integration costs and acceleration of solar deployment.

The SunShot Initiative’s SunShot Vision Study (published in February 2012) stated that, in 2010, solar energy provided less than only 0.1% of the U.S. electricity demand.  Technical potential, however, for solar energy’s contribution to the U.S. energy demand is enormous.  For example, one estimate suggested that the area required to supply an amount of electricity equivalent to all end-use electricity in the United States using solar power is only about 0.6% of the country’s total land area.

In 2011, the United States was fourth in newly connected solar capacity, according to the EPIA’s Market Report 2011.  The United States was also ranked fourth in the list of the world’s top ten markets for solar power.  In terms of growth, the Solar Energy Industries Association in the Executive Summary for its “U.S. Solar Market Insight: 3rd Quarter 2011” reported that, through the third quarter of 2011, the U.S. solar market had installed more than 1,000 MW of solar capacity (which already surpassed 2010’s installation total of 887 new MW for the year).  According to the Executive Summary for the “U.S. Solar Market Insight:1st Quarter 2012” report, the U.S. began 2012 with the second highest quarter for solar installations ever, with over 18,000 photovoltaic systems totaling 506 MW coming online during the first three months of 2012.

Solar power is also gaining in popularity in the individual U.S. states and cities, as rooftop solar power systems are becoming more prevalent as an energy choice for residences and businesses.  According to “Solar and the City,” an article posted on the Department of Energy’s website, in 2007 San Francisco and Boston each developed online “solar maps,” and New York developed one in 2011.  The “solar maps” are tools that allow people to determine the solar potential of their homes and businesses, and have played a big part in supporting those interested in solar power.  When San Francisco first developed its solar map in 2007, for example, there were only 554 solar installations marked on the map.  Today, that number is 2,073, with a total capacity of 11MW, according to the “Solar and the City” article.  We believe our solar products, based on storage solutions and solar installations, will take advantage of the prevalent climate for solar energy in urban areas where wind projects are not practical.

Growth in Demand for Wind Power and Our Position and Service Offerings

Demand for wind power in the United States has grown rapidly (as discussed under Wind Power Generation). We believe that the market for community wind power will be maintained as a model for ongoing installations of wind power given the constraints of transmission capacity and utility power purchases that are currently affecting the growth of larger scale projects.  In addition, we believe that there is impetus in the United States to increase its generation of electrical power through renewable energy means.

Previously, the AWEA’s “U.S. Wind Industry Fourth Quarter 2011 Market Report” estimated indicate that growth in the wind industry in 2012 should be strong.  The wind industry appears to be living up to these predictions, as the AWEA’s “U.S. Wind Industry First Quarter 2012 Market Report” reported that the new wind projects installed in the first quarter of 2012 added 1,695 megawatts (MW) of generating capacity across 17 states.  According to the “U.S. Wind Industry First Quarter 2012 Market Report,” as of the end of the First Quarter of 2012, there were at least 8,916 MW under construction across 31 states and Puerto Rico.  The AWEA, in its “Five trends to watch in 2012” press release, predicts that the wind industry will enter the “boom” phase of the “boom-bust” cycle that the wind industry has been caught in for the past 10 years, based on the amount of wind installation projects under construction at the end of 2011.  Despite this prediction, and despite the increase in new installations in 2011 as compared to 2010, the AWEA cautioned that this continued growth is conditional on U.S. Congressional policies.  A strong long-term federal policy for wind power is needed, according to the “Five trends to watch in 2012” press release and the “Wind Power Outlook 2011” report, both of which were published by the AWEA.

Industry Related Information – Community Wind Projects

Based on our research of data available for U.S. wind farms under 50 MW in size, we believe that there are approximately 260 entities or wind farms that  are part of the community wind approach. This totals about 2,238 MW of community style wind out of the 530 projects in the under 50 MW project category, which totals approximately 6,895 MW.  Although the community wind model is only about 5% of the 46 GW total install base in the U.S. for wind farms, the market has seen a large number of developments, both community owned and corporate.

According to the windustry.org January 2010 newsletter, community wind projects added 544 MW of new energy capacity in 2009. As of January 2010, Windustry.org’s Community Wind Map reported that Community Wind accounted for more than four percent of the overall U.S. wind energy capacity with 1,521 MW out of 35,170 MW total for the country. Overall, new wind energy capacity in the U.S. for 2009 was estimated at nearly 10,000 MW compared to 8,500 MW added in 2008, a record high.

The term “Community Wind” for the statistics cited above refers to locally-owned, commercial-scale wind projects that optimize local benefits. Locally-owned means that one or more members of the local community has a significant direct financial stake in the project other than through land lease payments, tax revenue, or other payments in lieu of taxes.  According to an article titled “Community Wind: Affordable, Abundant, Ready To Deliver” published by Windustry.org, Community Wind projects are an affordable energy source and, despite the necessity for the U.S. to reinvest in and modernize its electricity grid in order to deliver wind power to heavily populated areas, Community Wind projects can be deployed in the states now, without new transmission lines.

States with community wind farm developments, such as California and Minnesota, have continued to increase their wind capacity.  In 2011, California, according to the AWEA’s “U.S. Wind Industry Fourth Quarter 2011 Market Report,” there were 921.3 new megawatts installed.  In Minnesota, there were 541.9 new megawatts installed.  Ohio was the fastest growing state for wind power in 2011, with 101.50 new megawatts installed (representing a 929% growth rate for 2011).  Overall, according to the AWEA’s “U.S. Wind Industry Fourth Quarter 2011 Market Report” and the “Fact Sheets” published for each state by the AWEA, the top ten states for wind power capacity were as follows in 2011:

State	Wind Capacity (MW)
Texas	10,337
Iowa	4,375
California	3,927
Illinois	2,743
Minnesota	2,733
Washington	2,573
Oregon	2,513
Oklahoma	2,007
Colorado	1,800
North Dakota	1,445

Increased Demand in WindPower

Growth in wind power is being driven by several environmental, socio-economic and energy policy factors that include:

●
ongoing increases in electricity demand due to population growth and growth in energy-consuming devices such as computers, televisions and air conditioning systems, as coal and oil resources need replacing;

●
the fluctuating costs of the predominant fuels required to drive the existing fleet of conventional electric generation such as coal, natural gas, nuclear and oil, especially as recent low (subsidized) wind prices are roughly competitive with natural gas;

●
existing and growing legislative and regulatory mandates for “cleaner” forms of electric generation, including state renewable portfolio standards and the U.S. federal tax incentives for wind and solar generation, including the Recovery and Reinvestment Act enacted in February 2009 (although PTCs are set to expire at December 31, 2012, unless extended by Congress) ;

●
the expectancy that the Environmental Protection Agency will enact regulations and standards accelerating the retirement of aging coal plants and impacting the life of natural gas plants, thus increasing the need for replacement of resources;

●	uncertainty surrounding the growth potential of nuclear power plants;

Wind projects have shorter development timeframe than natural gas plants and have greater flexibility to adapt to changing conditions; worldwide concern over greenhouse gas emissions and calls to reduce global warming due to the carbon dioxide produced by conventional electric generation; and n ewer wind turbine models are becoming more efficient (such as advances in wind turbine blade aerodynamics, development of variable speed generators, advances in remote operation and monitoring systems, improvements in wind monitoring and forecasting tools and advances in turbine maintenance) and offer improved capacity factors, and together with cost competition among suppliers.  Wind power systems have become more competitive with coal and gas on a dollar-per-megawatt-hour basis.

Although the wind industry continues to experience growth, it is facing factors and obstacles that have the potential to impede its growth.  Here are factors that impose the greatest challenge:

New Transmission Infrastructure. As briefly stated previously, the U.S. needs to reinvest in its energy infrastructure.  The U.S. Department of Energy has identified transmission limitations as the largest obstacle to realizing the economic, environmental and energy benefits. The entire transmission system or grid of the U.S needs to be extensively redesigned and redeveloped. At present, this system consists mostly of small and antiquated distribution lines. To rectify this, a series of new high-voltage transmission lines is needed to transmit electricity from wind facilities to major population centers. Such redevelopment faces several obstacles including significant cost and investment by third parties, federal and state governmental approval, changes in government policy, cooperation from landowners, and time.  According to a Bloomberg.com article, “Electricity Declines 50% as Shale Spurs Natural Gas Glut: Energy,” this lack of transmission infrastructure affects investment in wind power.

Access to Transmission Lines. Transmission line operators typically charge generators penalty fees if they fail to deliver electricity when it is scheduled to be transmitted. The purpose of these penalty fees is to punish generators and deter them from using transmission scheduling as a way to gain advantage against competitors. But because wind is variable, a wind farm cannot guarantee delivery of electricity for transmission at a scheduled time. Wind energy needs a new penalty system that recognizes the different nature of wind facilities and allows them to compete more effectively.

Government Policy. The growth of renewable energy in the U.S., in particular wind energy, is largely the result of government support and incentives. The loss of these supports and incentives would likely slow or stall further growth and possibly make the construction and operation of wind facilities economically unfeasible.  With the expiration of the Production Tax Credit (the “PTC”) approaching on December 31, 2012, and with no further extension set to be passed by Congress, many wind industry participants, including large-scale developers and operators have either shelved plans for constructing new wind projects or have announced significant employee layoffs due to the uncertainty surrounding the PTC.  The U.S. needs a strong, long-term policy for wind energy.

Economic Downturn. Economic downturns generally make it more difficult to explore and use traditional financing options to pay for the cost of a wind farm.

Reduced Energy Demand. When demand for electricity decreases, particularly during an economic downturn, wind farms must scale back power or shut down, or be forced to do the same by transmission providers.

Excess in Other Sources of Power Generation.   Investment in wind power is affected by other sources of power generation.  For example, according to a Bloomberg.com article, “Electricity Declines 50% as Shale Spurs Natural Gas Glut: Energy,” a recent glut of natural gas has cut electricity prices for the U.S. power industry and, in turn, reduced investment in other types of power, including wind power.  Exelon, for instance, has cancelled plans to expand two nuclear power plants due to the low price of natural gas, and CMS Energy has cancelled plans to build a clean coal plant, with the explanation that the clean coal plant’s $2 million price tag was not financially viable due to low natural gas prices.  Low natural gas prices may only be short-term, however: according to the EIA’s Annual Energy Outlook 2012 publication, natural gas prices are predicted to rise between 33% and 54% due to an increase in exports.

Juhl Wind – Full Service Development, Construction, Operations, Ownership and Management of Community Wind Farms

Despite the challenges to the overall wind industry, we believe that we are positioned to experience long-term growth and development of specific community wind farms throughout the United States. We can provide full-scale development of community wind farms across the range of required steps including advice and/or services such as:

•	initial feasibility studies and project design;

•	formation of required land rights agreements to accommodate turbine placement on each project’s specific farm land;

•	assisting in applying for applicable environmental, zoning and building permits for the project;

•
studies, design and agreements with utilities (as well as with independent system operators (ISOs), which are organizations formed at the direction or recommendation of the Federal Energy Regulatory Commission (“FERC”) that coordinate, control and monitor the operation of the U.S. electrical power grid) with respect to connection to existing electric power transmission networks;

•	turbine selection and delivery coordination;

•	negotiation and execution of power purchase agreements;

•	access and consultation regarding construction financing;

•	coordination of vendor terms, including vendor financing;

•	introduction to equity and debt project financing services;

•	construction oversight and complete balance of plant construction services;

•	project commissioning;

•	long-term operations and turbine maintenance services;

•	management of wind farm operations; and

•	equity ownership.

In addition, we can provide general consulting services to help local stake holders evaluate possible projects and initiate their development. We will often take on the entire development process including virtually all of the services outlined above. As project developer, we arrange every aspect of the development process and receive payment for the services as certain steps are accomplished. After establishing that a project has appropriate wind resource and transmission interconnection, we move on to complete land rights agreements, community limited liability company structures and the power purchase agreement with the local utility.

In 2011, our full service development of a community wind farm was exemplified by our work on the Adams and Danielson wind farms located in Meeker County in West Central Minnesota.  We completed the development and construction oversight of the wind farms, representing nearly 40 MW of wind power generation, in March 2011.  Each project cost approximately $42 million and both were completed and put into commercial operation in mid-March 2011.  We served as the developer and owner’s representative for the construction and commissioning phase of the projects.  Shortly after completing the startup of each wind farm, we received a sub- contract to supply full-scale turbine maintenance services to each system, for an initial two-year term, estimated at approximately $900,000.   The wind farms incorporate one of Juhl Wind’s community-based structures in which ownership is shared with the farmers whose land on which the system is located.  The Adams and Danielson wind farms represent our approach to providing the full range of wind farm services to our customers.

BUSINESS

BUSINESS OVERVIEW

Juhl Wind is an established leader in community wind power development and management, focused historically on wind farm projects throughout the United States.  We handle all aspects of wind project development, through our operating subsidiaries, including full development and ownership of wind farms, general consultation on wind projects, construction management of wind farm projects and system operations and maintenance for completed wind farms, which results in multiple revenue streams.  Our primary focus has been to build 5 MW to 80 MW wind farms that are jointly owned by local communities, farm owners, environmentally-concerned investors, and our Company.  The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power. Our development of community wind power systems generally results in landowners owning a portion of the long term equity in the wind farm that resides on their land.  We pioneered community wind power systems in developing the currently accepted financial, operational and legal structure providing local ownership of medium to large scale wind farms.  Since 1999, we have completed 21 wind farm projects, accounting for approximately 195 megawatts of wind power that currently operate in the Midwest region of the United States, and we provide operation management and oversight to wind generation facilities generating approximately 107 megawatts, through our subsidiary, Juhl Energy Services.  We are presently engaged in various aspects of the development of approximately 25 new wind farm projects in the United States totaling approximately 400 megawatts of wind power.  In the second quarter of 2012, we acquired, through Juhl Energy Development, the assets of two early stage development wind farms  located in Ohio, representing approximately 7.6 megawatts of wind power.

Historically, our wind power projects are based on the formation of partnerships with the local owners upon whose land the wind turbines are installed.  Over the years, this type of wind power has been labeled “community wind power” because the systems are locally owned by the landowners (often farmers).   Community wind power is a specialized sector in the wind energy industry that differs from the large, utility-owned wind power systems that are also being built in the United States.  Community wind power is a form of community-based energy development (C-BED). Various states, including Minnesota and Nebraska (where we have projects in development), have enacted C-BED initiatives, which include mechanisms to support community wind power and are intended to make it easier for community wind power projects to be successful without putting an excessive burden on utilities.  Therefore, community wind power is both environmentally sustainable and provides an economic stimulus for the rural areas that it encompasses.

Our business and operating strategy, among other things, is to continue to leverage our portfolio of existing community wind power projects, develop new wind farm projects located in the United States, and take equity ownership positions in existing community-based wind farms.  We take projects where the following important conditions exist for successful developments: acceptable wind resources, suitable transmission access, and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements. Based on our pipeline of projects, we believe that we will continue to develop projects and will grow the number of wind farms for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States.  Further, we believe that there are existing wind farms that are or will become available for sale by equity owners who have fully utilized the tax attributes or no longer have the desire to continue ownership.

We continue to evolve our strategy and increase our portfolio capacity through acquisitions that complement and support our core business and take advantage of the growth occurring in the wind industry, including wind farm management and turbine maintenance services, as well as related business services, such as engineering and consulting services.  In 2011, as part of our acquisition strategy, we acquired ownership of existing wind farms, through our wind farm ownership and operation subsidiary, Juhl Renewable Assets, that fit our distributed generation model and the size of projects that we typically develop.  We believe that the ownership of community wind farms (in part or in whole) will provide an ability to expand our services to wind farm operations and to create recurring annual revenue streams for our business.  During the second quarter of 2012, we continued our strategy of acquiring complementary businesses by acquiring an engineering firm, Power Engineers Collaborative, LLC (“PEC”) which is now our wholly-owned subsidiary, and expanded our professional service offerings. Our acquisition of PEC brings experience, significant expansion of our base business and opportunity to offer increased capabilities beyond wind and into the full range of clean energy sectors including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction. PEC also provides us with cross-selling opportunities that will lead to additional growth across our subsidiaries.

As part of our strategy, we will use our position in the renewable energy space to advance conservation technologies focused on smaller scale and solar systems, through our subsidiary, Juhl Renewable Energy Systems, to consumers and agricultural-related businesses, directly and through a dealer network.

Our evolving business and operating strategy will rely heavily on the expertise of our management team. Our Chairman and Principal Executive Officer, Daniel J. Juhl, was one of the creators of community wind power in the United States.  In addition to Mr. Juhl’s expertise in the wind power field developed during the course of his activity in the industry since 1978, John Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development.   Mr. Mitola has significant experience in the energy industry and electric industry regulation, oversight and governmental policy. The visibility of Mr. Juhl and Mr. Mitola in the wind industry will maximize the quantity and quality of projects available for consideration.

OVERVIEW OF OPERATING SUBSIDIARIES
As discussed in detail throughout this prospectus, we provide the following portfolio of services and products, as part of the following operating subsidiaries, which allows us to diversify our offerings and benefit from tiered revenue streams:

Juhl Renewable Assets – Renewable Assets Ownership

Through Juhl Renewable Assets, we acquire ownership positions in wind farms, and invest in other related industries that meet our renewable energy criteria.  We utilize our unique knowledge base to acquire new and existing wind farms, thus building an asset base with a predictable revenue stream.  As discussed herein, Juhl Renewable Assets has taken an ownership position in the following wind farms: the 10 MW Valley View wind farm (February 2011), the 10.2 MW Woodstock Hills wind farm (April 2011), and the 1.5 MW Winona wind farm (October 2011).

In this subsidiary, we also look to revenue contribution through acquisition of related business services that provide strong operating margins, such as engineering, consulting and related facilities.

We expect to raise funds to purchase such wind and related assets through the selling of preferred stock in Juhl Renewable Assets.

Juhl Energy Development - Wind Farm Development

Through Juhl Energy Development, we provide full development services for community wind farms, including the following: initial feasibility studies and project design; formation of required land rights agreements to accommodate turbine placement on each project’s specific farm land, assisting in applying for applicable environmental, zoning and building permits for the project; studies, design and agreements with utilities; turbine selection and delivery coordination; negotiation and execution of power purchase agreements; access and consultation regarding construction financing; coordination of vendor terms, including vendor financing; introduction to equity and debt project financing services; construction oversight and balance of plant construction services; and project commissioning.  Revenue is recognized on a completed contract basis.

Since 1999, we have completed 21 wind farm projects, accounting for approximately 195 megawatts of wind power currently operating in the Midwest region of the United States.  We are presently engaged in various aspects of the development of approximately 25 new wind farm projects in the United States totaling approximately 400 megawatts of wind power.  In the second quarter of 2012, we acquired, through Juhl Energy Development, the assets of two early stage development wind farms located in Ohio, representing approximately 7.6 megawatts of wind power.

 Juhl Energy Services - Wind Farm Operations and Maintenance Services

Through Juhl Energy Services, we earn revenue through administrative, management and maintenance services agreements with wind generation facilities, and such revenues are recognized as the in-field services are provided.   We can either provide services to wind farms that we have developed, or contract with existing wind farms that we have not developed.  Currently, Juhl Energy Services provides operation management and oversight to wind generation facilities generating approximately 107 megawatts.

Juhl Renewable Energy Systems - Small Scale Renewables

Through Juhl Renewable Energy Systems, we specialize in advanced conservation technologies focused on smaller scale wind and solar energy systems. Juhl Renewable Energy Systems is focused on the sales and installation of our on-site renewable energy systems, including Solarbank™, a proven on-site solar system; Powerbank™, a simple onsite backup power system, and a newly designed wind turbine in prototype stage, which we consider one of the industry’s most advanced medium scale wind turbines at approximately 35 kW. Juhl Renewable Energy Systems handles projects from start to finish, including design, sales, assembly and service. Juhl Renewable Energy Systems plans to provide several financing structures including its ongoing system ownership at customer sites while delivering guaranteed operations and savings to end-user customers.

Next Generation Power Systems – Refurbished Turbines and Maintenance Support

Next Generation Power Systems is in the business of refurbishing turbines and maintaining this fleet.  We do not expect to sell additional refurbished turbines and this business unit is being phased out.

Power Engineers Collaborative – Engineering Services
Through our most recently acquired wholly-owned subsidiary, Power Engineers Collaborative, we provide engineering services to clients, which include electric utilities, independent power producers, and industry and building systems.   PEC's core business includes aiding clients in site selection, environmental permitting, equipment studies, preparation of contract documents, bid evaluation, contract awards, preparation of detailed construction documents, design of auxiliary facilities, engineering services during construction, and training of operating and maintenance personnel.  The Building Systems Engineering Division (BSE) extends these capabilities and focuses them toward the Mechanical, Electrical, Plumbing ("MEP"), Fire Protection, and energy-related needs of the commercial, residential and institutional sectors. PEC's MEP work experience ranges from interior developments to high-rise new construction. Business sectors include commercial, retail, data and communication, K-12 and higher educational, food service, high-rise development, hotel, multi-family residential, industrial, geothermal heat pump systems, power, municipal, public works, and parking facilities.   PEC offers clients services in all phases of an MEP project including permitting, conceptual design, project management and detailed design and construction commissioning start-up.

Our Community Wind Farm Portfolio

We believe that we have completed and placed into service more community wind power systems than any other U.S. enterprise. To date, we have developed 21 community wind farms, totaling approximately 195 megawatts of installed power, located primarily in the Buffalo Ridge area of southwestern Minnesota. We selected Buffalo Ridge because of its high altitude (approximately 2,000 feet above sea level) and high average wind speed and access to interconnection facilities, making it, in our opinion, a good location for wind-based energy production.

In addition to the first 21 wind farms developed by us, totaling approximately 195 MW of operating capacity,  we have approximately 25 community wind projects in various phases of development totaling approximately 400 megawatts of operating capacity.  These projects are primarily located in the states of New York, Illinois, Minnesota and Montana.

A sample of our completed the projects, include but are not limited to the following:

Project Name	County/Location	MW	Completed
15 completed wind farm developments	Upper Midwest U.S.	118.05	1999 to date
GL Wind	Winona County, MN	5.00	2011
Valley View	Chandler, MN	10.00	2011
Winona County Wind	Winona County, MN	1.50	2011
Danielson Wind	Meeker County, MN	20.00	2011
Adams Wind	Meeker County, MN	20.00	2011
Grant County Wind	Hoffman, MN	20.00	2010
	TOTAL	194.55

A sample of our projects that are in various phases of development as referenced below, include but are not limited to the following:

Project Name	County/Location	MW	Phase
Black Oak	Ithaca, NY	15 to 20	Initial Study/Feasibility
Crofton Hills	NE	40.00	Construction 2012
Kittson/Marshall	MN	80.00	Early stage development
Kennedy	MN	20.00	Early stage development
Ohio projects	OH	7.6	Early stage development
20 additional wind farm projects	Upper Midwest U.S.	235 (approx)	Various Development Stages

Note: From time to time some of our projects are not listed publicly due to the preferences of local owner groups or competitive issues facing our business.  However, we strive to provide regular updates to our projects listing via press releases and corresponding updates to our corporate website, www.juhlwind.com .

With respect to the projects that are yet to commence construction, it is difficult to predict the timing of construction as it subject to numerous risks and uncertainties.  Thus, some of the projects listed above may not commence construction until after 2012 or at all.  Even once a project commences operations, it may not meet our original expectations about how much energy it will generate or the returns it will achieve.

Overall, based on our pipeline of projects, we believe that we will develop additional projects and we will add to the number of projects for which we are providing operational oversight. We expect that the continued growth in our project pipeline will act as a key competitive advantage as the community wind power industry grows throughout the United States and Canada.

COMPETITIVE ADVANTAGES/STRENGTHS

We believe that we have a number of competitive advantages in the community wind energy production sector:

Tiered Service Offering Results in Multiple Revenue Streams.  One of our key advantages is that we do not depend solely on one operating subsidiary to produce revenue.  We generate revenue from these operating subsidiaries:

•
Juhl Renewable Assets is our renewable asset ownership subsidiary, including wind farms, where we utilize our unique knowledge base to acquire new and existing wind farms to build our asset base and provide predictable revenue.

•
Juhl Energy Development is our wind farm development subsidiary, where revenue is generated from development, service and construction fees earned from each of the wind farms that we develop, and is recognized as revenue on a completed basis.

•
Juhl Energy Services is our wind farm operations and maintenance subsidiary, where revenue is earned from administrative, management and maintenance services agreements and is recognized as the in-field services that are provided.

•	Juhl Renewable Energy Systems is our small scale renewable subsidiary, where revenue will be contributed through the sale and installation of renewable energy systems.

Proven Record in Developing Wind Farm Projects.  One of our key advantages is that we have completed 21 community wind farm projects to date, representing approximately 195 megawatts of generating capacity of electricity, and currently have approximately 25 wind farm projects in various developmental stages, representing approximately 400 megawatts of generating capacity of electricity. We expect that when owners of new projects consider retaining a development enterprise, the ability to point to actual projects completed, along with the extensive knowledge base developed and relationships necessary to get the job done, will provide us an edge in winning projects in the future. These relationships include those with utility power purchasers, equity and debt project finance sources, turbine suppliers and contractors.

For community wind projects to be completed successfully, projects must be constructed in a cost-effective manner. In the course of completing 21 projects to date, we have been able to demonstrate to project owners, equity investors and lenders, that we can build wind farms on a cost-effective basis.

As more players get into the renewable energy space, with the transforming industry (especially upon the elimination of PTCs), developers, who have a history in the field, are more likely to prosper in the long-term.

Experienced Management Team.   Led by an industry leader, Dan Juhl, our development team is unmatched in its experience, credibility and track record. Mr. Juhl is an expert in the wind power field and is considered a pioneer in the wind industry having been active in this field since 1978.  He was a leader in the passage of specific legislation supporting wind power development in the states of Minnesota and Nebraska, as well as contributing to the development of the currently accepted, financial, operational and legal structure providing local ownership of medium-to-large scale wind farms. John Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development. He has significant experience in the energy industry and electric industry regulation, oversight and government policy. The rest of our management team has been involved in the wind power industry for more than 30 years. We have experience in the design, manufacture, maintenance and sale of wind turbines, as well as the full-scale development of wind farms.

We believe that our experience in developing community wind farms in new market areas and in operating energy companies will enable us to continue to successfully expand our development portfolio. Further, we believe our management’s understanding of deregulated energy markets enables us to maximize the value of our development portfolio. Our team has experience in site selection, market analysis, land acquisition, community relations, permitting, financing, regulation and construction.

Further as we build on our core business through strategic acquisitions or joint ventures with other industry partners on specific projects, our experienced management team’s connections in the industry will be expanded, which will enhance our ability, to review projects that meet our criteria and move forward on those projects.

Established Local Presence.   In the Midwest U.S. markets where we are active, our management team maintains local presence and promotes community stakeholder involvement. By maintaining our principal office in Pipestone, Minnesota and satellite offices in Minneapolis, Minnesota and Chicago, Illinois, and becoming involved in local community affairs, we develop a meaningful local presence, which we believe provides us with a significant advantage when working through the local permitting processes and helps to enlist the support of our local communities for wind farms. We believe that our local approach has enabled us to secure approvals and support for our projects in regions that have historically voiced opposition and has given us a significant advantage over competitors, who are not as active in the local communities in which we are developing wind farms. Our management’s active participation in the state and local regulatory and legislative processes has led to the growth of community wind across the Midwest.

We plan to use that credibility that has been built in the local communities to expand our presence outside of the Midwest U.S. market, where we can take advantage of higher electricity rates.

Turbine Access.   We maintain good working relationships with turbine suppliers who are actively marketing turbine equipment in our market area, with extensive experience to determine suitability of turbine technologies for our projects.   In order to continue to survive long term in this industry, we need to continue to control costs.  Thus, the ability to purchase turbines in bulk, possibly through a frame agreement, provides access to the lowest price.  Further, in many of our wind farm projects, we have been willing to use technology of new turbine manufacturing entrants, which proves reliability and favorable access to the supply chain to provide lenders with comfort in terms of financing a project.  Further, newer wind turbine models are more efficient and offer improved capacity factors with prices continuing to fall to record levels.

Ownership-Sharing Structure with Land Owners.   Through our community wind approach, we involve local stakeholders (such as farmers) by working with them to establish a limited liability company that extends ownership to the participants along with the initial equity investor. Landowners are critical to any wind farm because wind turbines must be placed in open areas requiring a large amount of land necessary to “harvest the wind.” Turbines are typically placed on a small plot of land, and less than one acre is removed from normal use (such as farming or grazing) for each 50 acres of wind resource captured. Turbines must be spaced a certain minimum distance apart to avoid “shadowing” each other and reducing power output. By integrating the land owners into the land rights and ownership structures, we can allow a wind-enabled farm to more than double the annual net income from cultivation or grazing.  As a project developer, we assist in finding financing, securing the contract with a utility to buy the electricity produced, negotiating a turbine supply agreement, constructing the system, and operating the wind farm.

As an established leader of community wind power, we have been able to offer what we believe is a unique ownership-sharing formula with landowners and local communities that provide us with an ongoing competitive advantage in this large and open sector of the wind energy arena.  Some of the key advantages of our approach are driven by the fact that our projects are medium-sized which provide the following key benefits:

•	the 1 to 50 megawatt size of our wind farm projects benefit from a lower cost per megawatt of installed power and are quicker to build, which provides for a higher return on investment;

•
the development of these projects secures economic benefits to the local community bringing construction, legal and regulatory work to rural areas by engaging local land owners, engineers, bankers and contractors to assist in the building and maintenance of the projects;

•	the development of these community wind farm projects lend itself to easier land aggregation for the building of the wind farms;

•	easier and less expensive transmission and, in general, projects which are much easier to build. End users generally receive electricity through an already established local utility grid;

•	the landowner and local community retain more by sharing ownership with the developer and excluding external interests, which creates a more sustainable energy future; and

•	easier to obtain regulatory permits and to secure project financing through established and/or local resources due to the size of each project.

In addition, while mega-wind projects have gained wide attention, we believe we are uniquely positioned as the only publicly-traded community wind power company in the U.S. committed to and building projects in the 1 – 50 megawatt sector, which has received considerable attention in the industry.  This market is largely overlooked by larger developers.  This oversight provides an opportunity to rapidly increase our market share and expansion plans.  We believe such advantages outweigh the higher transactional costs as a small community project must cover comparable costs over a smaller number of turbines with less electrical production and sales.

Strategic Acquisition Subsidiary – Juhl Renewable Assets.    We formed an acquisition subsidiary, Juhl Renewable Assets, which is our vehicle for strategic acquisitions that supplement our core business, to take advantage of the growth occurring in the community wind industry.  Our strategic acquisition plan actively focuses on the following: (i) acquisition of additional wind service businesses, including other operation and maintenance providers and wind consulting providers; (ii) acquisition of ownership of existing wind farms that fit our distributed generation model and the size range of projects we typically develop; and (iii) acquire or joint venture with other industry partners on specific projects, where we can share the various elements of fees and profits, including development fees, general construction, management, and operations and maintenance.  To date, we have acquired significant interests, through Juhl Renewable Assets, in Woodstock Hills, Winona, and Valley View wind farm projects.

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Woodstock Hills Wind Farm.  On April 28, 2011, Juhl Wind paid $400,000 to acquire a 99.9% ownership interest in a 10.2 megawatt wind farm, Woodstock Hills, located in Woodstock, Minnesota. The Woodstock Hills wind farm has been operating as a wind energy generation facility since 1999 and had been originally developed by the Company’s CEO, who remains the .1% minority interest member.  On May 6, 2011, we transferred our entire interest in Woodstock Hills to Juhl Renewable Assets, pursuant to a transfer and assignment agreement.  The Woodstock Hills wind farm entered into a power purchase agreement (PPA) with Northern States Power (NSP) in 1997.  The agreement, among other things, requires NSP to purchase all of the electricity output from the Woodstock Hills wind energy generation facility over a 30-year period following its commercial operation date at rates provided in the agreement.  The commercial operation date has been deemed to be May 1, 2004.

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Winona Wind Farm.  On October 13, 2011, the individual project owners of the Winona Wind Holdings, LLC, which owns 100% of Winona County Wind, LLC, the operator of a 1.5 megawatt wind-powered electric generating facility in Winona County, Minnesota, sold their 100% ownership interest to our subsidiary, Juhl Energy Development, for $5,000.  Subsequently on December 31, 2011, Juhl Energy Development transferred its interest in the Winona wind farm to Juhl Renewable Assets and has increased its investment to approximately $100,000.  The Winona wind farm entered into a PPA with NSP in 2010.  The agreement, among other things, requires NSP to purchase all of the electricity output from the Winona wind energy generation facility over a twenty year period following its commercial operation date at rates provided in the agreement.  The commercial operation date has been deemed to be October 27, 2011.

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Valley View Wind Farm.   On November 30, 2011, Juhl Renewable Assets purchased interests in Juhl Valley View, LLC, which equates to a 36.6% voting interest in Juhl Valley View, LLC and has an additional 13.9% voting power through a voting trust arrangement with three other investors.    Pursuant to a subscription agreement, Juhl Valley View, LLC agreed to invest all subscription amounts received as part of the offering into Valley View Wind Investors, LLC, which owns 99% financial rights and 49% governing rights of Valley View Transmission, LLC, which operates the 10 MW Valley View wind farm.  The Valley View farm entered into a PPA with NSP in 2009.  The agreement, among other things, requires NSP to purchase all of the electricity output from the Valley View wind energy generation facility over a twenty year period following its commercial operation date at rates provided in the agreement.  The commercial operation date has been deemed to be November 30, 2011.  The Valley View entity will be included in the financial statements as a consolidated variable interest entity.

Juhl Renewable Assets also made a $400,000 investment in PVPower, Inc. (“PVPower”).  PVPower is complementary to Juhl Renewable Energy Systems and is focused on the sale of solar power products, including photovoltaic solar panel and modules from multiple solar panel manufacturers, solar inverters, solar charge controllers, and deep cycle solar batteries through non-traditional sales channels, specifically through a distributor network over the Internet.

On April 30, 2012, Juhl Wind became the sole equity owner in Power Engineers Collaborative, L.L.C., an Illinois limited liability company, which provides engineering services to clients in the energy, industry and building systems markets.

Further, we intend to issue shares of preferred stock in Juhl Renewable Assets to investors, in order to fund our strategic acquisition operations.  This will avoid delays and difficulties of obtaining financing from traditional lending sources and continue to provide access to financing especially with the lack of PTC driven financing going forward.

Significant Milestones for Juhl Wind

Since becoming a public company in 2008, we have achieved several significant milestones:

•	we have secured institutional investment in excess of $7 million available for use as working capital;

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we acquired NextGen which specializes in smaller scale wind turbine and solar systems.  This acquisition brought smaller wind turbine and solar expertise to the Company to enhance and expand our existing community wind power product and service offerings; in turn, we received $1 million during 2009 and 2010 from a licensing and distribution arrangement for the NextGen technology.  We have now formed a wholly-owned subsidiary, Juhl Wind Renewable Systems, to build upon our core business of consumer related energy products, including small wind turbines and solar products;

•	we completed the development on 7 wind farms totaling 77.25 MW of installed wind power:

o	20 MW Grant County wind farm; commissioned in 2010;

o	1.5 MW wind farm commissioned in 2011 in Winona County, MN;

o	10 MW wind farm commissioned in 2011 in Chandler, MN (Valley View project);

o	5 MW wind farm commissioned in 2012 in Winona County, MN for Gundersen Lutheran health systems;

o	40 MW consisting of two wind farms commissioned in 2011 in Meeker County; and

o	.75 MW Woodstock Muni wind farm, commissioned in 2010;

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we have worked to align ourselves with environmentally-friendly concerned investors and non-traditional banking institutions to provide financing options for investment in our projects, and have worked with traditional bank financing, as well;

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we have entered into strategic relationships with industry partners to continue our ability to develop projects in our pipeline.  These relationships with turbine suppliers, a wind consulting firm and others will benefit our continued growth in the community wind power industry with the development and completion of further community wind power projects;

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we have formed an acquisition subsidiary, Juhl Renewable Assets, in order to supplement our core business by acquiring complementary businesses, owning existing wind farms, and joint venturing with other industry partners on specific project; to date, Juhl Renewable Assets made its first initial investment in the Valley View wind farm, and subsequent investments in Woodstock Hills and Winona wind farms.  Juhl Renewable Assets also made an investment in  PVPower, which is focused on the sale of solar power products, including photovoltaic solar panel and modules from multiple solar panel manufacturers, solar inverters, solar charge controllers, and deep cycle solar batteries through non-traditional sales channels, specifically through a distributor network over the Internet;

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we assisted in the application and receipt of a U.S. Stimulus Grant of $12,564,150 for the 20 megawatt Grant County Wind Project in the fourth quarter of 2010.  The grant was issued by the U.S. Treasury Department in accordance with the American Recovery and Reinvestment Act of 2009.  The proceeds of the grant went toward partial payments of construction financing arranged by Juhl for the community wind project;

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we assisted in the application and receipt of a U.S. Stimulus Grant of approximately $1,413,000 for the 1.5 megawatt Winona County Wind Project in the first quarter of 2012.  The grant was issued by the U.S. Treasury Department in accordance with the American Recovery and Reinvestment Act of 2009.  The proceeds of the grant primarily went toward payment of construction costs for the project, now owned by Juhl Renewable Assets;

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we assisted in closing of permanent equity financing for the Grant County and Meeker County projects totaling approximately $90 million in March 2011, and the completion of a $13 million construction and financing for the Valley View project in March of 2011;

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we completed a 4.95 MW wind farm project for Gundersen Health System in Winona County, Minnesota.  It is the first-of-its kind wind farm in North America to be constructed to specifically address the energy concerns of a large regional health organization.  This is an example of how we are partnering with large and industrial organization projects, such as Gundersen Health System, to help such organizations realize their goals of becoming energy independent;

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we assisted in the application and receipt of a U.S. Stimulus Grant of approximately $6,284,000 for the 10 megawatt Valley View Project in the first quarter of 2012.  The grant was issued by the U.S. Treasury Department in accordance with the American Recovery and Reinvestment Act of 2009.  The proceeds of the grant primarily went toward payment of turbine and construction costs for the project;

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we signed a development services agreement with Black Oak Wind Farm located near Ithaca, NY, which is a proposed 15 to 30 MW facility.  This is the first wind farm where we have expanded our development services outside of the Midwest region.  This allows us to diversify our development portfolio by adding projects throughout North America and in regions that generally experience higher electric rates;

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during the second quarter of 2012, we acquired an engineering firm, Power Engineers Collaborative, which is now our wholly-owned subsidiary, and expanded our professional service offerings.  Our acquisition of PEC brings experience, significant expansion of our base business and opportunity to offer increased capabilities beyond wind and into the full range of clean energy sectors including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction.   PEC also provides us with cross-selling opportunities that will lead to additional growth across our subsidiaries;

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during the second quarter of 2012, Juhl Energy Development acquired substantially all of the early stage development assets relating to the development, construction and/or operation of an approximately 3.6 MW community wind energy project on a site located in Painesville, Ohio; and

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during the second quarter of 2012, Juhl Energy Development, acquired substantially all of the early stage development assets relating to the development, construction and/or operation of an approximately 4 MW community wind energy project on a site located in Russels Point, Ohio.

GROWTH STRATEGIES

Our growth strategy continues to evolve as we continue to provide the full range of services across each phase of development of a wind farm project, but also focus on providing broader services to a wind farm project which include construction and development of wind farms, providing maintenance services for existing wind farms, and achieving additional growth through targeted acquisitions.

Wind Farm Development, Construction and Management Services:

Our growth strategy is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development. One component of our plan is to continue to provide the full range of services across each phase of development, including construction and management, which enhances our ability to add value to a project, which we expect will grow our revenue and profitability.

In addition to growing our revenue per project, we will continue to grow our projects under development by utilizing competitive strengths and taking advantage of market conditions to build long-term growth, as follows:

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We are targeting 5 to 50 megawatt wind farm projects.  In the State of Minnesota alone, industry experts have suggested there exist over 6,000 megawatts of achievable electricity utilizing our community wind power model.  Thus, we expect to increase our capacity by entering regional markets through organic development and strategic acquisitions of existing wind farms that meet our criteria (as discussed below).   For our organic development, upon entering a market we work to become a leading wind energy operator and an influential voice within the region. In these cases, we strive to develop projects in-house from the initial site selection through construction and operation.

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In addition to development, we are focusing on providing an overall service component that includes construction and development management by developing relationships with contractors, turbine suppliers, and financing partners in the wind farm industry.  In addition to such service component, we are also expanding our services to include turbine maintenance services for wind farms in the Upper Midwest.  We are growing our service business, through our operations and maintenance subsidiary, Juhl Energy Services.  By way of example, Juhl Energy Services is currently providing wind farm maintenance on the Adams and Danielson wind farms located in Meeker County in West Central Minnesota (as discussed herein).

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We plan to expand business relationships within the investment community both in the U.S. and abroad in order to assist project owners in obtaining construction financing and end project equity and debt financing for project developments. This will include introductions to local owners to raise capital in private or public equity funds that might invest in the wind project developments.

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We expect to create relationships as a community stakeholder. We prioritize the creation of strong community relationships that we believe are essential to generating support and securing land and permits necessary for our wind farms. Our team works closely with the landowners who will host the wind farms to ensure that they fully understand the impact of the turbines. Throughout the development process, we assess and monitor the community’s receptiveness and willingness to host a wind farm in the project area. This proactive involvement in the community also enables us to submit permit applications that comply with local regulations while addressing local concerns.

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Although we see opportunity to expand our pipeline of projects in the Upper Midwest, we are also actively looking to diversify our development portfolio by adding projects throughout North America and in regions that experience higher electric rates.  In 2012, we entered into a development agreement in the State of New York on a 15 to 30 megawatt wind generation facility.

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We expect to work with governmental agencies to help us incentivize the creation of community wind farms and their ability to obtain power purchase agreements, and offer favorable tax treatment for owners and investors.  Further, we intend to use tax equity financing arrangements in order to monetize the value generated by production tax credits (or alternatively, investment tax credits or treasury cash grants) and accelerated tax depreciation that are available to wind generation projects.

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We will continue to strive to attract, train and retain the most talented people in the industry. As we continue to grow our business, we will need to attract, train and retain additional employees. We believe that our management team will be instrumental in attracting new and experienced talent, such as engineers, developers and meteorology experts. We plan to provide extensive training and we believe that we offer an attractive employment opportunity in the markets in which we operate.

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We believe that the formation of Juhl Renewable Assets will provide us the ability in the future to provide supplemental funding to our wind farm development projects.  This will allow us to more quickly bring projects through the early development and construction stages.

Growth through Targeted Acquisitions:

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We will focus on growth through targeted acquisitions, to increase our capacity of wind farm projects in our pipeline, and grow our revenue and profitability.  We now actively seek acquisitions to strengthen our business in the following areas:

➢	targeting other segments of our industry, such as additional wind service businesses, including operation and maintenance providers and wind consulting providers;

➢	developing a strategy where we may acquire ownership of existing wind farms that fit our distributed generation model and the size range of projects we typically develop (under 100 MW); and

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acquiring or participating in joint ventures with other industry partners on specific projects (given that so many other independent developers have been unable to move projects in their own pipeline); preferred model is to contract for a joint venture on projects that can share with us the various elements of fee and profit, including development fee, general construction, construction management and operations and maintenance.

Consumer-focused renewable energy products – smaller on-site wind power and solar systems:

Juhl Renewable Energy Systems provides renewable energy systems and specializes in advanced conservation technologies focused on smaller scale wind and solar systems.  Juhl Renewable Energy Systems is focused on the sales and installation of Juhl Wind’s on-site renewable energy systems - including Solarbank™, a proven on-site solar system; Powerbank™, a simple on-site backup power system; and a newly designed wind turbine in prototype stage, which we consider one of the industry’s most advanced medium scale wind turbines at approximately 35 kW.  Juhl Renewable Energy Systems handles projects from start to finish, including design, sales, assembly and service.  Juhl Wind plans to provide several financing structures including its ongoing system ownership at customer sites while delivering guaranteed operations and savings to end-user customers.

Juhl Renewable Energy Systems will capitalize on Juhl’s extensive experience with a wide variety of energy saving and environmentally-sound production systems such as small wind, solar, back-up power, and stand alone power systems.  Juhl Renewable Energy Systems will operate as our consumer-focused renewable energy products subsidiary.  Juhl Renewable Energy Systems will build upon our diverse experience to enable it to assist the energy consumer to control, and in some cases eliminate, their ever burdensome energy costs.  Juhl Renewable Energy Systems supports a transition to a sustainable energy economy which relies on clean, renewable resources to satisfy societal needs.  Juhl Renewable Energy Systems can present the energy consumer with modern options in terms of cost effectiveness, performance, and reliability.

Juhl Renewable Energy Systems current product line includes the following:

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Solarbank™ .  Juhl Wind has developed a “SolarBank™ System” which offers one of the most advanced controlled solar system in the market.  Solarbank™ allows the customer the assurance and confidence that power will be available when needed most.  It is designed to give businesses and homeowners the ability to store up to 72 hours of emergency power in the event of a power failure.  This back-up power system works automatically and instantaneously.  When a power outage occurs, the control relay station automatically taps into the energy reserve stored by the SolarBank™ System and can run several loads for 24-72 hours.  Solar modules are designed to convert sunlight into electricity at the highest possible efficiency and are used to charge storage batteries to provide power for remote homes, recreational vehicles, electric cars, boats, telecommunications systems and other consumer and commercial applications.  Additional benefits are the ease of installation, operation, and maintenance; results of several years of improvements to the core design of the system, which has been installed and operating for 6 years.

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Powerbank™.   Powerbank™ is Juhl Wind's proven on-site backup power system, offering energy insurance and confidence to customers.  Powerbank™ ensures that power will be available to customers when grid power is at increased rates, or unavailable.

Historically, our wholly-owned subsidiary, NextGen, has sold refurbished turbines as part of our smaller on-site wind power products.   Currently, NextGen is only maintaining its current inventory of refurbished turbines and does not expect to sell any refurbished turbines going forward.

Long-Term Survival in Industry – Ability to Add Value and be Cost Effective

For long term survival in the renewable energy space, especially wind, we continue to be adaptable to the changing conditions of the U.S. wind industry and market, increasingly diversifying our offerings, in order to reduce our exposure to the extension or renewal of tax incentives and other favorable governmental policies currently supporting the U.S. wind industry.  Other areas where we believe we can add value to a wind farm project (in addition to our core development, maintenance and management services) is the continued research and development in the following areas:

•	Distributed generation facilities that allow power users to operate ‘behind the meter’ ;

•	dedicated storage facilities to help address intermittency on the transmission systems; and

•	design of project to meet very specific needs of output purchasers.

Sales and Marketing

We derived approximately 83% of our  revenue in 2011 from six customers mostly as a result of the wind farm construction activities, and 79% of our revenue in 2010 was from five customers as a result of wind farm construction activities.

Historically, Juhl Energy Services and Juhl Energy Development have not relied on any direct sales or marketing efforts for wind farm development and management, but have gained exposure through trade publications, word of mouth, and industry conferences. We currently have a pipeline of projects we believe will last at least two years and it is being supplemented on an on-going basis without direct selling efforts. We anticipate being able to add a significant number of projects to this pipeline driven primarily by Dan Juhl, John Mitola and an expanding development team, trade publications, industry events and word of mouth. Our web site, www.juhlwind.com, also serves as a marketing tool. If, at some point, management determines the pipeline of potential customers is less than anticipated or desired, or if we are unable to sustain our desired rate of growth and expansion with these sales and marketing methods, we will reevaluate the sales and marketing efforts and address the issue at that time.

We are currently utilizing a combination of internal direct selling efforts as well as third party distributors for the sale of consumer-owned renewable energy products.  We plan to increase our efforts to establish sales channels through qualified dealers who demonstrate technical knowledge in the renewable energy marketplace, and have sales expertise and financial stability to deliver small scale wind turbine and solar-related systems.

Intellectual Property

We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors’ products. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures. It is our policy to require certain employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

We have no patents, licenses, franchises, concessions or royalty agreements, other than a July 2009 manufacturing license arrangement with an Ohio company that includes the use of NextGen’s proprietary software controlling the power electronics of the NextGen wind turbine unit and other related documentation. The term of the manufacturing license arrangement is twenty years and does not allow the licensee to access the software or provide such software to any other party.

Currently, we have two pending trademark applications with the United States Patent and Trademark Office for Solarbank and Powerbank.

Competition

Within the U.S. wind power market itself, there is a high degree of competition, with growth opportunities in all sectors of the industry regularly attracting new entrants. Juhl Wind is subject to competition from energy marketers, public utilities, and other independent power producers, in particular providers of renewable energy.  These companies may have competitive advantages as a result of scale, the location of their generation facilities, greater access to credit and other financial resources, lower cost structure, greater ability to withstand losses and larger staffs.

The enactment of the American Recovery and Reinvestment Act in February 2009 had provided a greater tax incentive for companies in the renewable energy industry, which provided an incentive for developers to enter in the wind power development market, who will have an overall increased need for wind turbines.  However, as noted, the production tax credits and other tax grants under the American Recovery and Reinvestment Act, have, to date, not been extended.  We believe this is likely to impede new development from new entrants.

With the termination of the PTCs and other cash grant programs under the American Recovery and Reinvestment Act, the opportunity to develop wind farm projects is likely to diminish from levels in the past.  Without the tax incentives, developers with cash flow from existing projects and are well capitalized will be able to continue to develop projects.  Further, the developers with projects that generate a higher capacity of energy will be able to spread capital costs over a larger production base, which is an advantage over our community wind farm target of 5 to 50 MWs.  Finally, developers who are able to access project financing as the elimination of the PTCs would shift from unleveraged tax equity to more traditional financing, where companies with large balance sheets would have an advantage with traditional project lenders.  Developers, such as Juhl Wind, would also need to continue to pursue alternative financing arrangements, such as vendor financing for construction, as we have successfully done in the past.

With the expiration of the PTCs, the cost of wind turbines becomes a key component to control costs in this transition time of the industry.  Typically, the capital cost of purchasing turbines has been high.  However, the average price for wind energy equipment, including turbines, continues to fall based on the production of newer wind turbine models and increased competition of manufacturers in China and reached its lowest price in the second half of 2011.  Thus, each wind farm developer will need to have the funding now to take advantage of the low turbine prices.  As stated above, the more capitalized developers will be able to fund the purchases of the turbines and control costs of the wind development projects.

In addition to the cost of turbines, new entrants in the wind power development market face certain barriers to entry.  There is increased difficulty and uncertainty in obtaining long-term power purchase contracts from utilities, even in the face renewable energy portfolio standards in over 30 states.  Other significant factors include the cost of land acquisition, the availability of transmission lines, land use considerations and the environmental impact of construction and operations. Finally, another critical barrier to entry into the wind power development business is the necessary experience required to bring projects to the point where they are able to secure agreements with respect to connecting to the existing electricity transmission network, power purchase agreements and project financing for construction.

We are aware of a few companies that are working in the community wind power area and which management views as being competitive with certain aspects of our company.  Given Juhl’s industry standing and the number of existing projects, we do not view this as a threat or potential disruption to our business.

With respect to the production and sale of consumer-owned renewable energy products, there are numerous businesses operating in the U.S. that are associated with the manufacturing, sales, distribution and installation of products and services. The competition in this field is not dominated by any one particular company or group of companies.

Suppliers

As the primary operating equipment for our wind farm development projects, wind turbines are integral to our wind project development.  As compared with demand for wind turbines, there are a limited number of turbine suppliers, which limits the current production capacity.   Thus, the cost of wind turbines represents the majority of our wind energy project investment costs.

Wind turbines come in a variety of sizes, depending upon the use of the electricity. A large, utility-scale turbine described above may have blades over 40 meters long, meaning the diameter of the rotor is over 80 meters (nearly the length of a football field). The wind turbines might be mounted on towers 80 meters tall (one blade would extend half way down the tower), produce 1.8 megawatts of power (1800 kilowatts), supply enough electricity for 600 homes and cost over $1.5 million. Wind turbines designed to supply part of the electricity used by a home or business is much smaller and less costly. A residential or farm-sized turbine may have a rotor up to 15 meters (50 feet) in diameter mounted on a metal lattice tower up to 35 meters (120 feet) tall. These turbines may cost from as little as a few thousand dollars for very small units and up to $80,000 excluding installation costs.

The principal suppliers to our wind farm projects primarily consist of suppliers of wind turbines, wind turbine parts and various electrical supplies and services relating to wind turbine operation. We also source, as needed, wind studies and electrical engineering expertise from outside suppliers. With respect to wind turbines and related items, to date, our principal suppliers have been Suzlon Energy Limited, Alstom Power and Vestas Wind Support Systems A/S for turbines; Fagen, Inc. for subcontracted construction services, and Abaris EC, LLC, Echo Group, Inc., Muth Electric Inc. and Motion Industries, Inc. for electric services and supplies. We have used WindLogics, Inc. and AWS Truewind for wind studies and Consulting Engineer Group, Inc. and Hoerauf Consultants, Inc. for specialized electrical engineering. Our business is not dependent on any one supplier and our list of suppliers is changing and expanding on an ongoing basis as the market for wind power continues to expand and new suppliers enter with advanced products, technologies and services.

Customers

Our wind farm projects sell electricity and associated RECs primarily to local utilities under multi-year power purchase agreements (“PPA”). A PPA is a contract that provides for the purchase of power at an agreed-upon price for a period of time, which is typically 20 years for wind projects.  For the year ended December 31, 2011, the electrical production we sold to Northern States Power Company d/b/a Xcel Energy represented 100% of our sales.  This PPA typically provides for a 20 year-term in the agreement from the electric utility. The utility normally maintains ownership of any Renewable Energy Certificates (“green tags”) that are associated with the power generated by the projects.  Since the primary cost of wind power is the initial capital cost of the system, each wind farm benefits from a steady stream of reliable revenue and cash flow for decades.

Government Regulation

Overview – Utility Regulation

Traditionally, utility markets in the United States have been highly regulated. The U.S. power industry is currently in transition as it moves toward a more competitive environment in wholesale and retail markets. The commercial viability of wind power will increasingly depend upon pricing as the trend toward deregulation continues.

Our operations are subject to extensive regulation. To the extent of our involvement in project development, construction, ownership, operation and maintenance of wind farms, including the sale of electricity to utilities, we are subject to energy, environmental and other governmental laws and regulations by various federal, state and local government agencies. The federal government regulates the use of electric energy, capacity and the wholesale sale and transmission of electricity in interstate commerce and regulates certain environmental matters. States and local governments regulate the construction of electricity generating and transmission facilities, the intrastate sale of electricity, and environmental matters.   Below is a brief summary of some of the pertinent laws that are applicable to our business, but such disclosure is not exhaustive of all such laws that we come into contact with operating our business.

Federal Energy Regulatory Commission

 As a company that generates electricity through our wind farm projects, our projects may be subject to government regulation as “public utilities” by the Federal Energy Regulatory Commission (the “FERC”) under the Federal Power Act of 1935 (the “FPA”).    The FERC regulates as "public utilities" those entities that own or operate facilities used for the wholesale sale of electric energy in interstate commerce.

Certain small power production facilities may qualify as "qualifying facilities" ("QFs") if the wind powered generating facility has a generating capacity of 80 MW or less.   QFs whose primary source is renewable energy such as wind have the right to sell energy or capacity to a utility through an interconnection agreement and is exempt from certain laws  including, but not limited to,  rate regulation and reporting and accounting requirements of the FPA, for facilities with a generating capacity of 30 MW or less.  However, the FERC must first find that a QF has non-discriminatory access to wholesale energy markets having certain characteristics, including non-discriminatory transmission and interconnection services provided by a regional transmission entity in certain circumstances with respect to its exemption from rate regulation.  For any of our projects that may be non-exempt from the jurisdiction of the FERC, such projects would be subject to rate regulation and the obligation to obtain FERC rate schedules for wholesale sales of energy and capacity.

Most of our wind development projects have a generating capacity of 80 MW or less and qualify as QFs and are exempt from most aspects of FERC regulation.

Minnesota Public Utility Commission

A majority of our wind farm projects are subject to the rules and regulations under the jurisdiction of the Minnesota Public Utility Commission’s Energy Facilities Unit (the “Minnesota Utility Commission”), which manages state oversight of proposals to construct energy facilities in Minnesota, which include wind power generation plants and facilities. The Minnesota Utility Commission’s jurisdiction may include a state Certificate of Need and/or a state Site or Route Permit. Applications for projects subject to the Minnesota Utility Commission’s jurisdiction, such as wind power generation power facilities, are filed with the Minnesota Utility Commission in compliance with Minnesota state statues and administrative rules.  The Minnesota Utility Commission's procedures for review of proposed energy facilities incorporate compliance with the Minnesota Environmental Policy Act and provide for broad spectrum public participation, including timely public notice and multiple opportunities for public comment.  The Minnesota Utility Commission's decisions preempt local jurisdictional authority.

Environmental Regulation

As part of our wind farm development, including construction management and system operations, we oversee the installation of wind turbines and construction of transmission lines and related facilities, including access roads and substations.   As such, we are subject to numerous restrictions and requirements under federal and state environmental laws and regulations with respect to our operations which affect the timing, cost, location, design, construction and operation of new facilities.  In certain circumstances, such laws and regulations require us to obtain and maintain permits and approvals and incur an environmental review process, which may include performing environmental impact studies on the location of the project.  Compliance with these regulations requires a significant investment of time by our employees and imposes substantial costs on our company.

In any event, our failure to comply with these laws and regulations, including the failure to obtain the necessary permits, may result the denial or revocation of permits or authorizations to proceed with a project.  Further in some instances failure to comply with such laws and regulations may result in the assessment of administrative, civil and criminal penalties.

In order to comply with these laws and regulations and to obtain the necessary permits, we incur costs in the ordinary course of business.  At the time of this report, we do not consider such compliance costs to be material capital expenditures.  However, future changes to federal and state environmental laws may require us to expend more of our capital to comply with such laws.

Some of the regulations, to which we are or may be subject to include the following:

Federal Clean Water Act

The Federal Clean Water Act protects the waters of the United States, including wetlands and streams.  Regulations under the Clean Water Act govern critical operating parameters at generating facilities. In connection with our projects, we may be required to obtain permits for the discharge of dredged or fill material into U.S. waters, or for water discharges, such as storm water runoff associated with construction activities.

Federal Bureau of Land Management Permits

To date, none of our wind farm projects have been developed on BLM lands.  However, as we expand, some of our projects may be sited on BLM lands.  In that case, as developer of the project, we would be required to obtain rights-of-way from the BLM.  In order to obtain such a permit, we would need to demonstrate that our wind farm project would protect environmental and archeological resources.

Endangered Species Act and Migratory Bird Treaty Act

In the event that our wind farm projects require a permit from a federal agency, such agency would also consider the impact on endangered species and their habitat under the Endangered Species Act, which prohibits and imposes stringent penalties for harming endangered species and their habitats. Due to the size and operation of our wind turbines, and the potential harmful impact on birds, our projects also need to comply with the Migratory Bird Treaty Act and the Bald and Golden Eagle Protection Act, which protect migratory birds and bald and golden eagles and are administered by the U.S. Fish and Wildlife Service. State and federal agencies may also require ongoing monitoring or mitigation activities as a condition to approving a project, and may even refuse to issue a permit if the mitigation options are insufficient to address the risks to birds.

National Historic Preservation Act

In addition, federal agencies may consider a wind farm project's impact on historic or archeological resources under the National Historic Preservation Act and may require us to conduct archeological surveys or take other measures to protect these resources.

Other State and Local Programs

In addition to federal requirements, we are subject to a variety of state environmental review and permitting requirements. Minnesota, where many of our wind farm projects are located or are being developed, have laws that require state agencies to evaluate our wind farm projects for impacts on environmental, wildlife, historic sites, water resources and agricultural, before granting permits.  Such requirements typically consist of obtaining a special use or conditional use permit under the provisions of the applicable land use ordinance.

Employees

As of September 14, 2012, we employed 52 full-time employees and no part-time employees, excluding employees and consultants of any affiliated companies that are not at least 50%-owned subsidiaries of ours. None of our employees are subject to a collective bargaining agreement and we believe that relations with our employees are very good. We also frequently use third-party consultants to assist in the completion of various projects. Third parties are instrumental to us in keeping the construction and development of projects on time and on budget.

Corporate Information and History

Company Background

Our Company was formed as a Delaware corporation in January 2006 as Help-U-Drive Incorporated for the purpose of developing a business to assist impaired drivers. Upon further investigation, the prior owners of the company decided that this was not a business opportunity to pursue due to potential liability and other reasons. In October 2006, we acquired My Health and Safety Supply Company, LLC, an Indiana limited liability company, pursuant to a plan of exchange with the holders of 100% of the outstanding membership interests of My Health & Safety Supply Company. We changed our name to MH & SC, Incorporated in September 2006. My Health & Safety Supply Company, LLC became our wholly-owned subsidiary and began developing its business to market a variety of health and safety products on the Internet. This business was sold simultaneously with the exchange transaction described below since it was incidental to our new wind energy business. In March 2007, we filed a registration statement with the SEC, which became effective in December 2007, and we became a publicly-reporting and trading company.

We have not been a party to any bankruptcy, receivership or similar proceeding at any time since inception of the Company.

Securities Exchange Agreement

On June 24, 2008, we entered into a Securities Exchange Agreement with Juhl Energy and Juhl Energy Services and, for certain limited purposes, their respective stockholders. On June 24, 2008, the exchange transaction provided for in the Securities Exchange Agreement was completed and Juhl Energy and Juhl Energy Services became our wholly-owned subsidiaries. Juhl Energy Services and Juhl Energy were formed as Minnesota corporations in October 2001 and September 2007, respectively, and have been in the wind energy business since formation.

Pursuant to the Securities Exchange Agreement, at closing, the two former beneficial stockholders of Juhl Energy and Juhl Energy Services received an aggregate of 15,250,000 shares of our common stock, representing approximately 60.6% of our outstanding shares of common stock, inclusive of shares of common stock issuable upon the conversion of our Series A convertible preferred stock sold in our concurrent private placement. In exchange for the shares we issued to the former Juhl Energy and Juhl Energy Services stockholders, we acquired 100% of the outstanding common stock of Juhl Energy and Juhl Energy Services. The consideration issued in the exchange transaction was determined as a result of arm’s-length negotiations between the parties.  Concurrently with the closing of the exchange transaction, we also completed a private placement to institutional investors and other accredited investors, in which we received aggregate gross proceeds of $5,160,000.

The consideration issued in the exchange transaction was determined as a result of arm’s-length negotiations between the parties. In leading up to the exchange transaction, Juhl Energy engaged Greenview Capital, LLC to assist and advise it in an effort to secure financing. Juhl Energy agreed to pay Greenview Capital, and its designees, a fee for such advice in the amount of $300,000 in cash and 2,250,000 shares of our common stock. Aside from the Greenview Capital arrangements, no finder’s fees were paid or consulting agreements entered into in connection with the exchange transaction.

Following the exchange transaction, we succeeded to the wind farm development and management business of Juhl Energy and Juhl Energy Services.  Prior to the exchange transaction, there were no material relationships between us and Juhl Energy or Juhl Energy Services, between Juhl Energy or Juhl Energy Services and our affiliates, directors or officers, or between any associates of Juhl Energy or Juhl Energy Services and our officers or directors. All of our pre-exchange transaction liabilities were settled on or immediately following the closing.

Through the share exchange transaction, the stockholders of our privately-held predecessors, Juhl Energy and Juhl Energy Services, received a majority of the outstanding shares of MH & SC and their officers and directors assumed similar positions with MH & SC.  Following the share exchange transaction, we changed our corporate name to Juhl Wind, Inc.

June 2008 Private Placement

In June 2008 and in connection with the Share Exchange Agreement, the Company completed a private placement consisting of shares of newly-created Series A 8% Convertible Preferred Stock (Series A), and detachable, five-year Class A, Class B and Class C warrants to purchase shares of common stock at an exercise price of $1.25 (Class A), $1.50 (Class B) and $1.75 (Class C) per share.  In total, the Company sold 5,160,000 shares of Series A (convertible at any time into a like number of shares of common stock) and Class A, Class B and Class C Warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock.  Such warrants were subsequently exercised or exchanged in June 2009 (see Note 4).  We also issued 2,250,000 shares of our common stock to Greenview Capital, LLC and unrelated designees at the closing of the transaction in consideration for merger advisory services.

Acquisition of Next Generation Power Systems, Inc.

On October 31, 2008, we acquired all of the outstanding shares of common stock of NextGen in exchange for an aggregate purchase price of $322,500 payable by delivery of an aggregate of 92,143 shares of our common stock allocated among the NextGen non-controlling interests. The purchase transaction included assumption of certain liabilities of NextGen including a note payable to First Farmer’s & Merchant’s National Bank, but excluded the stockholder notes, which the stockholders of NextGen agreed to contribute to equity.  Simultaneously with the acquisition of all of NextGen, the Company also purchased a commercial building and associated land located in Pipestone, Minnesota from the individual owners of NextGen. The Company issued 41,070 unregistered shares of common stock to the minority stockholders of NextGen for the purchase of the land and building. The 41,070 shares issued to the NextGen minority interest were valued at $3.50 per share at the date of acquisition, or $144,000.  The acquisition was accounted for at the fair value of the land and building on the date of purchase which totaled $173,055. NextGen is now our wholly-owned subsidiary and focuses on consumer-owned renewable energy design and advanced conservation technologies related to community-scaled renewable energy systems such as small scale wind turbines and solar arrays.

Warrant Amendment and Exchange.

On June 29, 2009, we entered into a warrant amendment agreement with the holders of our Series A Warrants.  Pursuant to the terms of the warrant amendment agreement, all of our then outstanding Series A Warrants to purchase 2,580,000 shares of our common stock at $1.25 per share were amended such that the Series A Warrants would be exercisable solely for shares of our Series B convertible preferred stock.  Pursuant to the warrant amendment agreement, the holders of our Series A Warrants agreed to exercise an aggregate of 2,036,840 Series A Warrants at a price of $1.25 per share.  On June 30, 2009, we entered into a securities exchange agreement with the holders of our Series A, Series B and Series C Warrants pursuant to which the holders agreed to exchange all of their outstanding (i) remaining Series A Warrants to purchase 543,159 shares of our Series B convertible preferred stock (after giving effect to the foregoing amendment and exercise), (ii) Series B warrants to purchase 2,580,000 shares of our common stock at $1.50 per share and (iii) Series C Warrants to purchase 2,580,000 shares of our common stock at $1.75 per share for an aggregate of 4,570,166 shares of our Series B convertible preferred stock.  The exchange value was based on the cashless exercise value of the exchanged warrants.  Following the consummation of the 2009 warrant exchange, we had no further Series A, Series B or Series C warrants outstanding.

Strategic Acquisition Subsidiary – Juhl Renewable Assets

We formed a wholly-owned subsidiary, Juhl Renewable Assets,  which is our vehicle for strategic acquisitions that supplement our core business, to take advantage of the growth occurring in the community wind industry.  Our strategic acquisition plan actively focuses on the following: (i) acquisition of additional wind service businesses, including other operation and maintenance providers and wind consulting providers; (ii) acquisition of ownership of existing wind farms that fit our distributed generation model and the size range of projects we typically develop; and (iii) acquire or joint venture with other industry partners on specific projects, where we can share the various elements of fees and profits, including development fees, general construction, management, and operations and maintenance.  To date, we have acquired significant interests, through Juhl Renewable Assets, in Woodstock Hills, Winona, and Valley View wind farm projects.

On April 28, 2011, Juhl Wind paid $400,000 to acquire a 99.9% ownership interest in a 10.2 megawatt wind farm, Woodstock Hills, located in Woodstock, Minnesota. The Woodstock Hills wind farm has been operating as a wind energy generation facility since 1999 and had been originally developed by the Company’s CEO, who remains the .1% minority interest member. On May 6, 2011, Juhl Wind transferred its entire interest in Woodstock Hills to Juhl Renewable Assets, pursuant to a transfer and assignment agreement.

On October 13, 2011, the individual project owners of the Winona Wind Holdings, LLC, which owns 100% of Winona County Wind, LLC, the operator of a 1.5 megawatt wind-powered electric generating facility in Winona County, Minnesota, sold their 100% ownership interest to our subsidiary, Juhl Energy Development, for $5,000. Subsequently on December 31, 2011, Juhl Energy Development transferred its interest in the Winona wind farm to Juhl Renewable Assets and increased its equity investment to approximately $100,000.

On November 29, 2011, Juhl Renewable Assets purchased interests in Juhl Valley View, LLC (“Juhl Valley View”). As a result of the investment, Juhl Renewable Assets has a 36.6% voting interest in Juhl Valley View, and has an additional 13.9% voting power through a voting trust arrangement with three other investors. Pursuant to a subscription agreement, Juhl Valley View agreed to invest all subscription amounts received as part of the offering into Valley View Wind Investors, LLC which owns 99% financial rights and 49% governing rights of Valley View Transmission, LLC, which operates the 10 MW Valley View wind farm.

Acquisition of Power Engineers Collaborative

On April 30, 2012, we became the sole equity owner in Power Engineers Collaborative, LLC, an Illinois limited liability company, which provides engineering services to client in the energy, industry and building systems markets.

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the positions held by our board of directors and executive officers, and their ages as of September 14, 2012:

Name	Age	Position
Daniel J. Juhl	61	Chairman of the Board of Directors and Principal Executive Officer
John P. Mitola	47	President and Director
John J. Brand	56	Principal Financial Officer
Edward C. Hurley	58	Director
General Wesley K. Clark (ret.)	67	Director
James W. Beck	68	Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Daniel J. Juhl became our Chairman of the Board and Principal Executive Officer on June 24, 2008, and had served as President of Juhl Energy Development since September 2007 and Juhl Energy Services, since January 1989. Mr. Juhl has been involved in the wind power industry for more than 30 years. He has experience in the design, manufacture, maintenance and sale of wind turbines. He also provides consulting services in the wind power industry helping farmers develop wind projects that qualify for Minnesota’s renewable energy production incentives. Mr. Juhl has been involved in the development of about 1,500 megawatts of wind generation in his 30+ years of experience in the field. He has served as the principal technology officer of Next Generation Power Systems, Inc. from October 2005 until the present. He has been the principal consultant for wind energy projects to Edison Capital, John Deere Capital, Vestas, EWT, Suzlon Turbine Manufacturing, and various public and private utilities throughout the United States and Canada. He has appeared before numerous state and federal governmental bodies advocating wind power and community-based energy development on behalf of landowners, farmers and ranchers. Mr. Juhl wrote the popular wind energy reference guidebook, “Harvesting Wind Energy as a Cash Crop.”

Mr. Juhl’s extensive experience in the wind power industry and his specific experience as founder of Juhl Energy Development and Juhl Energy Services, the related companies which are now our wholly-owned subsidiaries, provide the Company with a solid foundation of knowledge about the industry, lends stability to the Company’s position in the industry and makes Mr. Juhl uniquely qualified to serve as CEO and a director of the Company.

John P. Mitola became our President and a member of our board of directors on June 24, 2008, and had served in similar positions with Juhl Energy Development since April 2008. Mr. Mitola has more than 20 years of experience in the energy and environmental industries, real estate development, venture capital, engineering and construction. He was a managing partner with Kingsdale Capital International, a private equity and capital advisory firm that specialized in merchant banking, leveraged buyouts and corporate finance, since August 2006. From 2003 to 2009 Mr. Mitola served as Chairman of the Illinois Toll Highway Authority, one of the largest agencies in Illinois and one of the largest transportation agencies in North America with a $600 million annual operating budget and a $6.3 billion capital program, operating over 274 miles of roadway serving the Chicago metro region.

Most recently, Mr. Mitola was Chief Executive Officer and a director of Electric City Corp., a publicly-held company that specialized in energy efficiency systems, where he served from January 2000 to February 2006. Prior to his role at Electric City, Mr. Mitola was vice president and general manager of Exelon Thermal Technologies, a subsidiary of Exelon Corp. that designed and built alternative energy systems, from March 1997 to December 1999. Prior to serving as its general manager, Mr. Mitola served in various leadership roles at Exelon Thermal Technologies from January 1990 until his move to Electric City Corp. in January 2000. Mr. Mitola is also a member of the board of directors of another publicly-traded company, IDO Security Inc. He is a member of the American Society of Heating, Refrigerating and Air-Conditioning Engineers, and the Association of Energy Engineers. His community affiliations include membership in the Economic Club of Chicago, City Club of Chicago, Union League Club and the governing board of the Christopher House Board of Directors. He is also a member of the board of the Illinois Council Against Handgun Violence. Mr. Mitola received his B.S. degree in engineering from the University of Illinois at Urbana-Champaign and J.D. degree from DePaul University College of Law.

Mr. Mitola’s varied experience in energy-related businesses, his public company experience and the administrative skills he has acquired over his career make him particularly capable to lead the Company’s management team and serve as one of its directors.

John J. Brand became our Chief Financial Officer on January 26, 2009. Mr. Brand is a former certified public accountant with 14 years of audit, tax and consulting experience in public accounting firms, including Grant Thornton. He has significant experience in the financial management of both public and early stage high growth technology companies, as well as a record of achievement in assisting the growth of emerging companies. Immediately prior to joining Juhl Wind, and since 2002, Mr. Brand served as the Chief Financial Officer of CMS Direct, Inc. (now CognitiveDATA, Inc., a subsidiary of Merkle, Inc. subsequent to acquisition), a marketing services and database technology firm serving predominantly the retail industry. From 1993-1999, he served as Chief Financial Officer of MTI Group, a start-up computer network technology services firm that grew to $60 million revenue until its acquisition by Comdisco (a $2B leasing and services firm on NYSE), where he acted as Division Controller in the Network Services Division. From 1999- 2002, Mr. Brand held Chief Financial Officer positions in two start-up business enterprises, a search engine software development endeavor for Subjex Corporation and a energy storage device manufacturer, Powerbanc Corporation. Mr. Brand received his B.S. degree in Accounting from St. Cloud State University.

Edward C. Hurley became a director of our Company in July 2008 following our reverse public offering transaction and is a member of our audit committee as of November 2009. Mr. Hurley also serves on the nominations and governance committee and chairs our compensation committee. Mr. Hurley is a partner with Foley & Lardner LLP where he is a member of the Energy Industry Team, focusing his practice on public utility regulation, a position he has held since May 2010.

Mr. Hurley dedicated over 16 years of his career at the Illinois Commerce Commission ("ICC") where he served as the agency's chairman, as well as a commissioner and an administrative law judge. During his tenure at the ICC, Mr. Hurley was involved in resolving complex issues impacting Illinois businesses governed by the ICC, including the deregulation of the electric energy markets, the process for procurement of electricity by electric utilities, and mergers and acquisitions of telecommunications, electric, and natural gas utilities. He also served as the Special Director of the Office of Emergency Energy Assistance for the State of Illinois, being responsible for the successful implementation of the "Keep Warm Illinois" and "Keep Cool Illinois" Campaigns that were driven by anticipated increases in the costs of natural gas and electricity.

Mr. Hurley also has been involved in regulatory issues at a national level. While at the ICC, Mr. Hurley was active in the National Association of Regulatory Utility Commissioners, where he served on the board of directors as well as the Water Committee. In these roles, Mr. Hurley gained a national perspective regarding the regulatory requirements imposed upon utilities operating in newly competitive markets. He continues to be an active participant, as well as a guest speaker, at numerous conferences relating to issues impacting businesses that operate in regulated industries, including energy, telecommunications and investor-owned water systems. Also, Mr. Hurley has been a member of the National Coal Council since 2004. Prior to joining Foley, Mr. Hurley was of counsel with Chico & Nunes, P.C. He began his career representing clients in litigation in private practice and as an Illinois Assistant Attorney General. Mr. Hurley received his J.D. from John Marshall Law School in 1980 and his B.S.B.A. from Marquette University in 1976.

The Company believes that Mr. Hurley’s significant experience in his leadership role at a large public agency in the energy arena adds valuable depth to the Company’s board of directors.

General Wesley K. Clark (ret.) became a director of our Company in January 2009, and is a member of our audit committee as of November 2009.   He is also a member of our compensation committee and our nominations and corporate governance committee.   Wesley K. Clark is a businessman, educator, writer and commentator.

General Clark serves as Chairman and CEO of Wesley K. Clark & Associates, a strategic consulting firm; Co-Chairman of Growth Energy; senior fellow at UCLA's Burkle Center for International Relations; Chairman of Clean Terra, Inc.; Director of International Crisis Group; Chairman of City Year Little Rock; as well as numerous corporate boards. General Clark has authored three books and serves as a member of the Clinton Global Initiative's Energy & Climate Change Advisory Board and ACORE's Advisory Board.

Clark retired a four star general after 38 years in the United States Army. He graduated first in his class at West Point and completed degrees in Philosophy, Politics and Economics at Oxford University (B.A. and M.A.) as a Rhodes Scholar. While serving in Vietnam, he commanded an infantry company in combat, where he was severely wounded and evacuated home on a stretcher. He later commanded at the battalion, brigade and division level, and served in a number of significant staff positions, including service as the Director Strategic Plans and Policy (J-5). In his last assignment as Supreme Allied Commander Europe, he led NATO forces to victory in Operation Allied Force, saving 1.5 million Albanians from ethnic cleansing.

His awards include the Presidential Medal of Freedom, Defense Distinguished Service Medal (five awards), Silver star, Bronze star, Purple Heart, honorary knighthoods from the British and Dutch governments, and numerous other awards from other governments, including award of Commander of the Legion of Honor (France).

The Company believes that the exceptional leadership skills developed by General Clark during his illustrious career and his prominence as a spokesman for energy-related issues lend perspective to the Board and provide opportunities for growth of the Company.

James W. Beck became a director of our Company in November 2009, and is a member of our audit committee as of November 2009 of which he currently serves as chair. He is also a member of our compensation committee and our nominations and corporate governance committee. Mr. Beck is a major shareholder of Intepro, a company engaged in the development of software for vertical markets having to meet requirements for regulatory compliance, and is a co-owner of EMCllc, a firm engaged in the engineering, design and implementation of energy efficient lighting systems in industrial and commercial applications throughout North America for new construction and retrofit markets. Mr. Beck has previously been involved with companies engaged in the evaluation and implementation of energy usage, alternative energy sources, electrical continuation, and energy conservation. Mr. Beck earned a B.S. degree in business from the University of Minnesota. Mr. Beck serves as a member of the Board of Directors of AIA Insurance Services in Lewiston, Idaho, serves as a member of the Advisory Committee of Summit Academy in Minneapolis, Minnesota and is involved in various other community and civic activities.

The Company’s addition of Mr. Beck as a director was founded upon his expertise in the areas of energy usage and conventional and alternative energy and his practical experience in the application of that knowledge to commercial markets which the Company believes will be a valuable asset to its Board.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Independent Directors

Mr. Ed Hurley, Mr. James Beck and General Wesley Clark serve on our board of directors as an “independent director” defined under NASDAQ rules and by the regulations of the Securities Exchange Act of 1934.

In June 2008, we agreed with Vision Opportunity Master Fund, the lead investor in the private placement, to nominate to our board of directors an independent and industry-qualified director selected by it, and reasonably acceptable to us, to serve as a director for at least three years after the closing of the exchange transaction and private placement. We also agreed to cause such director to be appointed to the audit or compensation committee of our board, when established. In fulfillment of that agreement, Mr. Hurley was appointed as such director, and is also a member of both our audit and compensation committee.

Board Composition and Meetings of Board of Directors

The Board of Directors is currently composed of five members. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. In 2011, our Board of Directors met in person two times and acted by written consent four times.

Board Committees

The Company has established an audit committee and has created a compensation committee and a nominations and governance committee, in compliance with established corporate governance requirements. Currently, Mr. Hurley, General Clark and Mr. Beck are our only “independent” directors, as that term is defined under NASDAQ rules and by the regulations of the Securities Exchange Act of 1934.

Audit Committee. The Board of Directors of the Company established an Audit Committee at its meeting on November 24, 2009. At this meeting, Mr. Beck was appointed Audit Committee Chairman, and Mr. Hurley and General Clark were appointed as members of the Audit Committee. As a result, the Audit Committee is comprised of our "independent" directors as defined in NASDAQ Marketplace Rule 5605(a)(2). Further, the Board of Directors of the Company adopted an Audit Committee Charter at its meeting on April 8, 2010. The Audit Committee reviews the results and scope of the audit and the financial recommendations provided by our independent registered public accounting firm. Further, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.

The Company does not have a member of its audit committee who qualifies as a “financial expert” at this time. The Company believes that the relevant business experience of its current board of directors and audit committee members provides adequate oversight of accounting and financial reporting and internal controls. The Company expects, however, to consider the addition of an audit committee financial expert in the future as may be required by a national stock exchange.

Compensation Committee. The Board of Directors of the Company established a Compensation Committee at its April 8, 2010 meeting. The Compensation Committee is comprised of our “independent” directors as defined in NASDAQ Marketplace Rule 5605(a)(2). The Compensation Committee reviews and approves our salary and benefit policies, including compensation of executive officers. Further, the Compensation Committee administers our Incentive Compensation Plan, and recommends and approves grants of stock options, restricted stock and other awards under that plan.

Nominations and Governance Committee. The Board of Directors of the Company established a Nominations and Governance Committee at its April 8, 2010 meeting. The Nominations and Governance Committee is comprised of our “independent” directors as defined in NASDAQ Marketplace Rule 5605(a)(2). The Nominations and Governance Committee reviews the qualifications of prospective directors for consideration by the board of directors as management’s nominees for directors. The purpose of the Nominations and Governance Committee is to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The Nominations and Governance Committee’s duties also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

We will consider nominations for directors submitted by stockholders. Stockholder nominations for election to the board of directors must be made by written notification received by us not later than sixty days prior to the next annual meeting of stockholders. Such notification shall contain, at a minimum, the following information:

1.	The name and residential address of the proposed nominee and of each notifying stockholder;

2.	The principal occupation of the proposed nominee;

3.	A representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

4.	The total number of our shares owned by the notifying stockholder;

5.
A description of all arrangements or understandings between the notifying stockholder and the proposed nominee and any other person or persons pursuant to which the nomination is to be made by the notifying stockholder;

6.	Any other information regarding the nominee that would be required to be included in a proxy statement filed with the SEC; and

7.	The consent of the nominee to serve as one of our directors, if elected.

The Nominations and Governance Committee will return, without consideration, any notice of proposed nomination which does not contain the foregoing information.

The Nominations and Governance Committee has not established specific criteria or minimum qualifications that must be met by committee-nominated or shareholder-nominated nominees for director. Regardless of the source of a given nominee’s nomination, the Nominations and Governance Committee evaluates each nominee based solely upon his/her educational attainments, relevant experience and professional stature. The Nominations and Governance Committee primarily seeks nominations for director from institutional security holders, members of the investment banking community and current directors.

Code of Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees. Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-K.

Our code of ethics is posted on our Internet website at www.juhlwind.com. We will provide our code of ethics in print without charge to any stockholder who makes a written request to us at Juhl Wind, Inc., 1502 17th St SE, Pipestone, Minnesota 56164. Any waivers of the application, of and any amendments to, our code of ethics must be made by our board of directors. Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website, www.juhlwind.com.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Legal Proceedings

As of the date of this report, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

EXECUTIVE COMPENSATION

The following table sets forth, for the most recent two fiscal years, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Principal Executive Officer and four other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer as at December 31, 2011:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary $	Bonus1 $	Stock Awards $	Option Awards2 $	Non-Equity Incentive Plan Compen- sation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Totals $
Daniel J. Juhl Chairman and Principal Executive Officer	2011 2010	214,585 200,004	60,000 100,000	- -	- -	- -	- -	82,2273 9,7004	356,812 309,704
John P. Mitola President	2011 2010	214,585 200,004	50,000 100,000	- -	- 170,000	- -	- -	82,2273 9,7004	346,812 479,704
John Brand Principal Financial Officer	2011 2010	150,000 134,940	45,000 90,000	- -	- 79,333	- -	- -	41,9455 9,7004	236,945 313,973

1 2010 bonus payments were actually paid to Company executives in 2011 based upon accruals made by management as of December 31, 2010 and included in compensation figures reported for 2010.

2The determination of value of option awards is based upon the Black-Scholes Option pricing model, details and assumptions of which are set out in our financial statements included in this annual report. The amounts represent annual amortization of fair value of stock options granted to the named executive officer.

3Represents Car Allowance, Health Savings Account contribution PTO and salary catch-up

4Represents Car Allowance and Health Savings Account contribution

5Represents Car Allowance, Health Savings Account contribution and PTO

The aggregate amount of benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)1		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John P. Mitola	510,000	-	-	$1.00	06/24/2018	-	-		-	-
John J. Brand	100,000	-	-	$1.95	01/26/2019	-	-		-	-
John J. Brand	112,500	37,500	-	$2.11	08/13/2019	37,500	31,875	1	-	-

1 The market value of shares with respect to options that have not vested are valued using $0.85 per share, the closing price per share of common stock at December 30, 2011.

Compensation of Directors

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees on which they serve. We compensate directors through stock options granted under our 2008 Incentive Compensation Plan and an annual cash stipend.

In July of 2008, Edward C. Hurley was appointed as a director of the Company. In connection with his appointment, we granted Mr. Hurley stock options to purchase 10,000 shares of Company common stock at $1.00 per share over a two-year vesting period. Mr. Hurley also receives cash compensation of $4,000 per quarter, $700 per quarter as Chair of the Compensation Committee and $500 for attendance at any Board committee meeting. On June 1, 2011 we granted Mr. Hurley stock options to purchase 10,000 shares of common stock at $1.15 per share which vested on December 31, 2011.

On January 14, 2009, General Wesley K. Clark was appointed as a director of the Company to serve under the terms of a letter agreement between the Company and General Clark dated January 13, 2009, a copy of which is attached as an exhibit to this Report.  In January 2009, we granted General Clark stock options to purchase 10,000 shares of common stock at $2.11 per share.  In addition, on June 29, 2009, we granted General Clark stock options to purchase 500,000 shares of our common stock outside of our 2008 Incentive Compensation Plan at $2.00 per share, with 166,666 shares immediately exercisable, 166,667 options vesting on June 29, 2010 and 166,667 options vesting on June 29, 2011. General Clark also receives cash compensation of $4,000 per quarter, $700 per quarter as Chair of the Nominations and Governance Committee and $500 for attendance at any Board committee meeting. On June 1, 2011 we granted General Clark stock options to purchase 10,000 shares of common stock at $1.15 per share which vested on December 31, 2011.

On November 24, 2009, James W. Beck was appointed as a director of the Company.  In connection with his election, we granted Mr. Beck stock options to purchase 10,000 shares of Company common stock at $1.89 per share over a two year vesting period.  Mr. Beck also receives cash compensation of $4,000 per quarter, $1,000 per quarter as Chair of the Audit Committee and $500 per quarter for attendance at any Board committee meeting. On June 1, 2011 we granted Mr. Beck stock options to purchase 10,000 shares of common stock at $1.15 per share which vested on December 31, 2011.

The table below summarizes the compensation that we paid to non-management directors for the fiscal year ended December 31, 2011.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards1 ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward C. Hurley	16,633	-	6,4002	-	-	-	23,033
General Wesley Clark	16,133	-	6,4002	-	-	-	22,533
James Beck	17,333	-	6,4002	-	-	-	23,733

1 Amounts in this column are calculated utilizing the provisions of ASC Topic No. 718, “Share-based Payments.” See Note 19, “Stock-Based Compensation” of the financial statements for the year ended December 31, 2011 included in this Report for a discussion of the assumptions underlying the valuation of our equity awards. The amounts do not reflect whether the recipient has actually realized a financial gain from these awards (such as by exercising stock options).

2 The amount reflects the fair value of 10,000 options granted on June 1, 2011 at a price of $1.15 per option, as determined using a Black-Scholes option pricing model. All options remain outstanding.

Employment Agreements

Daniel J. Juhl has been employed by the Company since the closing of the share exchange transaction on June 24, 2008. Effective January 1, 2012 we entered into an Executive Employment Agreement with Mr. Juhl under which we employ Mr. Juhl as Chief Executive Officer for a five-year term ending on December 31, 2016. During the first year of the term, Mr. Juhl’s monthly salary is $19,687.50, and Mr. Juhl’s monthly salary will be increased by five percent (5%) during each remaining year of the term. We are obligated to pay Mr. Juhl an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. The performance bonus is conditioned upon (a) profitable operations of our company for the full year for which the bonus is to be paid and (b) minimum revenue growth during the year for which the bonus is to be paid as established by the board of directors. Mr. Juhl is entitled to be granted options to purchase 1,000,000 shares of common stock of the Company, subject to approval by the board of directors and any additional required approvals. Mr. Juhl receives an automobile allowance of $750 per month, 20 days of paid annual vacation and other employee benefits provided to similarly-situated employees. Mr. Juhl is entitled to severance compensation in an amount equal to 90 days’ pay in the event he terminates his employment for good reason.

John P. Mitola has been employed by the Company since the closing of the share exchange transaction on June 24, 2008. Effective January 1, 2012 we entered into an Executive Employment Agreement with Mr. Mitola under which we employ Mr. Mitola as President for a five-year term ending on December 31, 2016. During the first year of the term, Mr. Mitola’s monthly salary is $19,687.50, and Mr. Mitola’s monthly salary will be increased by five percent (5%) during each remaining year of the term. We are obligated to pay Mr. Mitola an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. The performance bonus is conditioned upon (a) profitable operations of our company for the full year for which the bonus is to be paid and (b) minimum revenue growth during the year for which the bonus is to be paid as established by the board of directors. Mr. Mitola is entitled to be granted options to purchase 1,000,000 shares of common stock of the Company, subject to approval by the board of directors and any additional required approvals. Mr. Mitola receives an automobile allowance of $750 per month, 20 days of paid annual vacation and other employee benefits provided to similarly-situated employees. Mr. Mitola is entitled to severance compensation in an amount equal to 90 days’ pay in the event he terminates his employment for good reason.

On January 26, 2009, our board of directors appointed John J. Brand as our Chief Financial Officer.  Effective January 1, 2012 we entered into an Executive Employment Agreement with Mr. Brand under which we employ Mr. Brand as Chief Financial Officer for a five-year term ending on December 31, 2016. During the first year of the term, Mr. Brand’s monthly salary is $15,000, and Mr. Brand’s monthly salary will be increased in the range of three percent (3%) to five percent (5%) annually based on the judgment of the board of directors as recommended by the Compensation Committee based on the balance sheet health of the Company and other relevant factors. We are obligated to pay Mr. Brand an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. Mr. Brand is entitled to be granted options to purchase 750,000 shares of common stock of the Company, subject to approval by the board of directors and any additional required approvals. Mr. Brand receives an automobile allowance of $750 per month, 20 days of paid annual vacation and other employee benefits provided to similarly-situated employees. Mr. Brand is entitled to severance compensation in an amount equal to 90 days’ pay in the event he terminates his employment for good reason.

2008 Incentive Compensation Plan

On June 16, 2008, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved a new 2008 Incentive Compensation Plan, which our board ratified on June 24, 2008. The purpose of our Incentive Compensation Plan is to provide stock options, stock issuances and other equity interests to employees, officers, directors, consultants, independent contractors, advisors and other persons who have made or are expected to make contributions to our company.

Administration. Our Incentive Compensation Plan is to be administered by our Compensation Committee, provided, however, that except as otherwise expressly provided in the plan, the committee may delegate some or all of its power or authority to our President, Principal Executive Officer or other executive officer. Subject to the terms of our plan, the committee is authorized to construe and determine the stock option agreements, other agreements, awards and the plan, prescribe, amend and rescind rules and regulations relating to the plan and awards, determine acceleration of vesting schedules or award payments and forfeitures, determine terms and provisions of stock options agreements (which need not be identical), grant awards for performance goals and option awards and stock appreciation rights based upon a vesting schedule and correct defects, supply omissions or reconcile inconsistencies in the plan or any award thereunder, and make all other determinations as the committee may deem necessary or desirable for the administration and interpretation of our plan.

Eligibility. The persons eligible to receive awards under our Incentive Compensation Plan are the employee, officers, directors, consultants, independent contractors and advisors of our company or any parent or subsidiary of our company and other persons who have made or are expected to make contributions to our company.

Types of Awards. Our Incentive Compensation Plan provides for the issuance of stock options, incentive stock options, restricted compensation shares, restricted compensation share units, stock appreciation rights (or SARs), performance shares, award shares and other stock-based awards. Performance share awards entitle recipients to acquire shares of common stock upon the attainment of specified performance goals within a specified performance period, as determined by the committee.

Shares Available for Awards. Subject to certain recapitalization events described in our plan, the aggregate number of shares of common stock that may be issued pursuant to our Incentive Compensation Plan at any time during the term of such plan is 2,897,111 shares, and as of December 31, 2011, there were a total of 1,260,000 shares issued under such plan. If any award expires, or is terminated, surrendered or forfeited, the common stock covered by such award will again be available for the grant of awards under our plan.

Stock Options and Stock Appreciation Rights. The committee is authorized to grant stock options, including both incentive stock options (or ISOs) and non-qualified stock options, restricted compensation shares, restricted compensation share units, stock appreciation rights, performance shares and award shares. The terms and conditions of awards under the plan including number of shares covered, exercise price per share and term are determined by the committee, but in the case of an ISO, the exercise price must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Incentive Compensation Plan, if at the time of a grant, our company’s common stock is publicly traded, the term “fair market value” means (i) if listed on an established stock exchange or national market system, the last reported sales price or the closing bid if no sales were reported on such exchange or system, or (ii) the average of the closing bid and asked prices last quoted by an established quotation service for over-the-counter securities if the common stock is not reported on a national market system. In the absence of an established market for our common stock, the fair market value shall be determined in good faith by the committee. The number of shares covered by each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years. The committee also determines the terms and conditions of restricted compensation shares, restricted compensation share units, performance shares, award shares and other stock-based awards under our plan.

Restricted Compensation Shares and Restricted Compensation Share Units. The committee is authorized to grant restricted compensation shares and restricted compensation shares units. An award of restricted compensation shares is a grant which entitles recipients to acquire shares of common stock subject to restrictions on transfer and which may be forfeited if all specified employment, vesting and/or performance conditions as determined by the committee are not met. An award of restricted compensation share units confers upon a recipient the right to acquire, at some time in the future, restricted compensation shares, subject to forfeiture if all specified award conditions as determined by the committee are not met.

Performance Shares and Award Shares. The committee is authorized to grant awards entitling recipients to acquire shares of common stock upon the attainment of specified performance goals and grant awards entitling recipients to acquire shares of common stock subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment needs as determined by the committee, subject to such other terms as the committee may specify.

Other Stock-Based Awards. The committee is authorized to grant other awards based upon the common stock having such terms and conditions as the committee may determine including, without limitation, the grant of securities convertible into common stock and the grant of phantom stock awards or stock units.

Performance Goals and Other Criteria. The committee shall establish objective performance goals for participants or groups of participants for performance-based awards under the plan excluding options and stock appreciation rights. With respect to participants who are “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended), an award other than an option or a stock appreciation right may be based only on performance factors that are compliant with applicable regulations.

Other Terms of Awards. Options may be exercised by written notice of exercise to us by way of cashless exercise, settlement of which shall be made solely in cash. Unless otherwise determined by the committee, awards may not be transferred except by will or the laws of descent and distribution and, during the life of the participant, may be exercisable only by the participant. However, except as the committee may otherwise determine, nonstatutory options and restricted compensation shares may be transferred pursuant to a qualified domestic relations order (as defined by ERISA) or pursuant to certain estate-planning vehicles. To the extent not inconsistent with the plan or applicable law, the committee may include additional provisions in awards such as, among other things, restrictions on transfer, commitments to pay cash bonuses and guaranty loans. The committee shall determine the effect on awards of disability, death, retirement, leave of absence or other change in participant status. We have the right to deduct applicable taxes from payments to award recipients. Participants have no right to continued employment or other relationship with us, and subject to award provisions, participants have no rights as stockholders of our company until becoming record stockholders.

Acceleration or Extension of Vesting; Change in Control. The committee may, in its discretion, accelerate the dates on which all or any particular option or award under the plan may be exercised and may extend the dates during which all or any particular option or award under the plan may be exercised or vest. In the case of a “change in control” of our company, as defined in our Incentive Compensation Plan, we will take one or a combination of the following actions: (a) make appropriate provision for the continuation or assumption of the awards; (b) acceleration of exercise or vesting of the awards; (c) exchange of the awards for the right to participate in a benefit plan of a successor; (d) repurchase of awards; or (e) termination of awards immediately prior to a change in control.

Amendment and Termination. The board of directors may amend, suspend or terminate our Incentive Compensation Plan provided, however, that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable law, rules or regulations. Our plan became effective upon the date it was adopted by the committee and approved by our stockholders, and no awards may be granted under the plan after the completion of ten years thereafter. Awards previously granted may extend beyond that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Equity Compensation Plan Information

There are 2,897,111 shares of common stock reserved for issuance under our 2008 Incentive Compensation Plan. We adopted our 2008 Incentive Compensation Plan on June 16, 2008, and prior to that date, we did not have in place any equity compensation plan.

The following table provides information as of December 31, 2011, with respect to the shares of common stock that may be issued under our existing equity compensation plan.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,260,000	$1.56	1,637,111

Equity compensation plans not approved by security holders	650,000	$2.39	-

Total	1,910,000	$1.84	1,637,111

The material provisions of the 2008 Incentive Compensation Plan approved by security holders are described herein. A copy of the 2008 Incentive Compensation Plan and a copy of the form of option agreement thereunder are included as Exhibits 10.1 and 10.2, respectively, to this registration statement.

The 650,000 options and warrants granted under equity compensation plans not approved by security holders include the following:

•
Options granted June 29, 2009 as compensation to our director, General Wesley Clark, to purchase 500,000 shares of common stock at $2.00 per share, with 166,666 shares immediately exercisable, 166,667 options vesting on June 29, 2010 and 166,667 options vesting on June 29, 2011. The options expire June 29, 2019. The form of this option agreement is included as Exhibit 10.11 to this registration statement.

•
Warrants granted December 19, 2008 as compensation to a consultant to purchase 25,000 shares of common stock at $7.00 per share, which warrants expire June 19, 2013. The form of this Warrant Agreement is attached as Exhibit 10.5 to this registration statement.

•
Warrants granted December 19, 2008 as compensation to a consultant to purchase 25,000 shares of common stock at $10.00 per share, which warrants expire June 19, 2013. The form of this Warrant Agreement is attached as Exhibit 10.6 to this registration statement.

•
Warrants granted December 31, 2009 as compensation to two consultants each to purchase 50,000 shares of common stock at $1.25 per share, which warrants expire December 31, 2014. The form of these warrant agreements is attached as Exhibit 10.16 to this registration statement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on September 14, 2012 by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name (1)	Number of Shares Beneficially Owned (2)		Percentage of Shares Beneficially Owned (3)
5% Stockholders:
Vision Opportunity Master Fund, Ltd.	12,104,330	(4,13)	36.33%
Greenview Capital, LLC	1,640,318	(5,13)	6.71%
Daybreak Special Situations Master Fund, Ltd.	1,640,318	(6,13)	6.71%
Executive Officers and Directors:
Daniel J. Juhl	14,000,000	(7)	61.09%
John P. Mitola	1,760,000	(8)	7.51%
John J. Brand	250,000	(9)	1.08%
Edward C. Hurley	20,000	(10)	*
General Wesley Clark	525,300	(11)	2.24%
James Beck	20,000	(12)	*
All executive officers and directors as a group (6 persons)	16,575,300		68.39%

*	Represents less than 1%.

1 Other than the 5% Stockholders listed above, the address of each person is c/o Juhl Wind, Inc., 1502 17th Street SE, Pipestone, Minnesota 56164.

2 Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after September 14, 2012, by the exercise or conversion of any warrant, stock option or convertible preferred stock. Unless otherwise noted, shares are owned of record and beneficially by the named person.

3 The calculation in this column is based upon 22,915,849 shares of common stock outstanding on September 14, 2012. The shares of common stock underlying warrants, stock options and convertible preferred stock are deemed outstanding for purposes of computing the percentage of the person holding them but are not deemed outstanding for the purpose of computing the percentage of any other person.

4 Consists of (a) 1,705,580 shares of common stock currently held by Vision Opportunity Master Fund, (b) 4,560,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock and (c) 5,838,750 shares of common stock issuable upon the conversion of Series B convertible preferred stock. Adam Benowitz is the Portfolio Manager of Vision Capital Advisors, LLC, the investment manager of Vision Opportunity Master Fund, Ltd., which is the registered holder of the securities. Mr. Benowitz, as the Managing Member of Vision Capital Advisors, LLC and the Director of Vision Opportunity Master Fund, has voting and dispositive power over the securities owned by Vision Opportunity Master Fund. The preferred stock is subject to the ownership limitation detailed in Note 13 below. The address for Vision Opportunity Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, P.O. Box 1234, 113 South Church Street, Queensgate House, Grand Cayman KY1-1108, Cayman Islands.

5 Consists of (a) 1,252,314 shares of common stock owned by Greenview Capital, LLC and its individual members John Prinz and Gene Maher), (b) 128,004 shares of common stock currently held by Daybreak Special Situations Master Fund, an affiliate of Greenview Capital, LLC, and (c) 260,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by Daybreak Special Situations Master Fund. The preferred stock is subject to the ownership limitation detailed in Note 13 below. Larry Butz as Managing Partner of Daybreak Capital Management LLC, the investment advisor to Daybreak Special Situations Master Fund, Ltd., has voting and dispositive power over the shares held by Daybreak Special Situations Master Fund, Ltd. Mr. Butz, as Managing Partner of Daybreak Capital Management LLC, may be deemed to beneficially own the shares of common stock held by Daybreak Special Situations Master Fund, Ltd. Each of Daybreak Capital Management LLC and Mr. Butz disclaim beneficial ownership of such shares. Daybreak Capital Management LLC is an affiliate of Greenview Capital LLC, and the beneficial ownership figures, before and after the offering, includes shares beneficially owned by Greenview Capital. The address for Greenview Capital, LLC is 303 Broadway Street, Libertyville, Illinois 60048.

6 Consists of (a) 128,004 shares of common stock owned by Daybreak Special Situations Master Fund, (b) 1,252,314 beneficially owned by Greenview Capital, LLC, an affiliate of Daybreak Special Situations Master Fund, and its individual members (John Prinz and Gene Maher), and (c) 260,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock. The preferred stock is subject to the ownership limitation detailed in Note 13 below. The address for Daybreak Special Situations Master Fund, Ltd. is 143 E. Main St Suite 150 Lake Zurich, IL 60047.

7 Includes (a) 3,500,000 shares of common stock held by Mr. Juhl (b) 3,500,000 shares of common stock held by Mary Juhl, Mr. Juhl’s spouse, and (c) 7,000,000 shares of common stock held by the Juhl Family Limited Partnership, a Delaware limited partnership in which Mr. Juhl is the general partner.

8 Includes (a) 1,125,000 shares of common stock held by Mr. Mitola, (b) 125,000 shares of common stock held by the Mitola Family Limited Partnership, a Delaware limited partnership in which Mr. Mitola is the general partner and (c) 510,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

9 Consists of 250,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

10 Consists of 20,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

11 Consists of (a) 5,300 shares of common stock held by General Clark and (b) 520,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

12 Consists of 20,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

13 Vision Opportunity Master Fund holds shares of Series A preferred stock and Series B preferred stock that are convertible into shares of common stock. Daybreak Special Situations Master Fund holds shares of Series A preferred stock that are convertible into shares of common stock. The agreement with respect to which these stockholders purchased the preferred stock contains a limitation of 9.9% (a so-called “blocker”) on the number of shares such stockholders may beneficially own at any time. The 9.9% ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares. In this way, a stockholder could sell more than the 9.9% ownership limitation while never holding more than this limit. These numbers do not reflect the 9.9% ownership limitation.

THE LINCOLN PARK TRANSACTION
General

On June 15, 2012, we entered into the Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Lincoln Park is committed to purchase up to an aggregate of $10,000,000 of our shares of common stock over the term of the Purchase Agreement.

As of September 14, 2012, there were 22,915,849 shares of common stock outstanding, of which 7,253,217 shares were held by non-affiliates (which for purposes hereof such non-affiliate number does not include the 407,332 shares already issued to Lincoln Park). If all of the 2,393,000 shares offered by Lincoln Park were issued and outstanding as of the date hereof, such shares would represent 9.61% of the total common stock outstanding, or 24.81% of the non-affiliates’ shares outstanding. The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement. If we elect to issue more than the 2,393,000 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act the resale by Lincoln Park of any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

Pursuant to the Purchase Agreement, we filed a registration statement, of which this prospectus is a part, with regard to the sale by Lincoln Park of the common stock issuable under the Purchase Agreement. We do not have the right to commence any sales of our shares to Lincoln Park until the SEC has declared the registration statement effective. Thereafter, over 30 months, and subject to certain terms and conditions in the Purchase Agreement, we have the right to direct Lincoln Park to make periodic purchases of up to 500,000 shares of our common stock per sale depending on certain conditions as set forth in the Purchase Agreement as often as every two business days up to the aggregate commitment of $10,000,000.

The purchase price of the shares will be based on the market prices of our shares immediately prior to the time of sale as computed under the Purchase Agreement without any fixed discount. In no event, however, will Lincoln Park be obligated to purchase shares of our common stock under the Purchase Agreement at a price of less than $.65 per share. We may, at any time, and in our sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to Lincoln Park. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement. There are no trading volume requirements, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Lincoln Park has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. We can also accelerate the amount of common stock to be purchased under certain circumstances. There are no limitations on use of proceeds, financial or business covenants,  rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any trading day selected by us, we may sell to Lincoln Park up to 100,000 shares of common stock by delivering a purchase notice to Lincoln Park. The Purchase Price of such shares is equal to the lesser of: (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive business days ending on the business day immediately preceding the purchase date. In addition, we may direct that Lincoln Park purchase (a) up to 200,000 shares of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $1.00 per share on such day, (b) up to 300,000 shares of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $2.00 per share on such day, and (c) up to 500,000 shares of our common stock by delivering a purchase notice provided that the closing price of our stock is not below $3.50 per share on such day.  In no event shall the purchase amount of a regular purchase exceed $2,000,000 per regular purchase. The Company may deliver multiple purchase notices to Lincoln Park so long as at least two (2) Business Days have passed since the most recent purchase was completed.

In consideration for entering into the Purchase Agreement, we issued to Lincoln Park 407,332 shares of common stock (included in this offering) as initial commitment shares.

If we elect to issue more than the 2,393,000 shares of common stock offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares, which could cause substantial dilution to our shareholders.

Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $.65 per share. Lincoln Park will not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price per share would be less than the floor price.

Events of Default

The Purchase Agreement contains a number of events constituting “Events of Default”, including: while any registration statement is required to be maintained effective pursuant to the terms of the registration rights agreement between us and Lincoln Park, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable for sale of our shares of common stock in accordance with the terms of the registration rights agreement, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period; the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days; the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market or NYSE Amex; our transfer agent’s failure to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date; any breach by us of the representations, warranties, covenants, terms or conditions contained in the Purchase Agreement or any related agreements if such breach could have a material adverse effect subject to a cure period of five business days; if any person commences a proceeding against us under any bankruptcy law; or if we pursuant to or within the meaning of any bankruptcy law (a) commence a voluntary case, (b) consent to the entry of an order for relief against us in an involuntary case, (c) consent to the appointment of a custodian of us or for all or substantially all of our property, (d) make a general assignment for the benefit of our creditors or are generally unable to pay our debts as the same become due; a court of competent jurisdiction enters an order or decree under any bankruptcy law that (x) is for relief against us in an involuntary case, (y) appoints a Custodian of us or for all or substantially all of our property, or (z) orders the liquidation of us or any subsidiary; or if at any time the Company is not eligible to transfer its common stock electronically via the DTC FAST System.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any cost to us.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 2,393,000 shares of common stock that are registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately acquire all, some or none of the shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares.

Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to Lincoln Park of up to $10,000,000 of our common stock exclusive of the 407,332 commitment shares previously issued and part of this offering. The number of shares of common stock ultimately offered for sale by Lincoln Park under this prospectus is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement. In the event we elect to issue more than the 2,393,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. The following table sets forth the amount of proceeds we would receive from Lincoln Park from the sale of shares at varying purchase prices:

Assumed Average Purchase Price ($)	Number of Registered Shares To be Issued if Full Purchase (1) (2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (3)	Additional Proceeds from the Sale of Registered Shares to Lincoln Park Under the Purchase Agreement ($)
$.65(4)	1,985,668	9.61%	$1,290,684
$1.00	1,985,668	9.61%	$1,985,668
$2.00	1,985,668	9.61%	$3,971,336
$3.50	1,985,668	9.61%	$6,949,838

(1)           Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 2,393,000 shares to be purchased thereunder, which may or may not cover all such shares purchased by them under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares which are registered in this offering.

(2)           The number of registered shares to be issued includes a number of shares to be purchased at the applicable price (but not the 407,332 initial commitment shares).

(3)           The denominator is based on 22,915,849 shares outstanding, and includes the 407,332 shares already owned by Lincoln Park and included in this offering, and the number of shares set forth in the adjacent column which includes the commitment fee issued pro rata up to the $10,000,000 of our stock if purchased by Lincoln Park. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column and the 407,332 shares already issued to Lincoln Park and included in this offering.

(4)           Under the Purchase Agreement, we may not sell and Lincoln Park cannot purchase any shares in the event the price of our stock is below $.65 per share.

SELLING SHAREHOLDER

The shares of common stock being offered by the selling shareholder are those to be issued to Lincoln Park under the Purchase Agreement. We are registering the shares of common stock in order to permit Lincoln Park to offer the shares for resale from time to time. Lincoln Park is not a licensed broker-dealer or an affiliate of a licensed broker-dealer. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us within the past three years.

We do not know when or in what amounts Lincoln Park may offer shares for sale. Lincoln Park may elect not to sell any or all of the shares offered by this prospectus. Because Lincoln Park may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Lincoln Park after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Lincoln Park.

The following table presents information regarding Lincoln Park. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Lincoln Park and is dated as of September 14, 2012. Beneficial ownership has been calculated in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of September 14, 2012.

Selling Shareholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming the Company Issues Maximum No. of Shares in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering

Lincoln Park Capital Fund, LLC (1)	407,332 (2)	1.78%	2,393,000 (3)	*(4)

(1)           Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)           407,332 shares of our common stock are already owned by Lincoln Park. We may at our discretion elect to issue to Lincoln Park up to an additional 1,985,668 shares of our common stock under the Purchase Agreement, subject to the terms and provisions of such agreement, but Lincoln Park does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.

(3)           Although the Purchase Agreement provides what we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 2,393,000 shares issuable under the Purchase Agreement on this registration statement. If we elect to issue more than the 2,393,000 shares offered by this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

(4)           Less than 1%.  We have no assurance that the selling stockholder will sell any of the common stock being registered for sale.  For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares covered by this prospectus upon completion of the offering, including such shares issuable upon the delivery of purchase notices pursuant to the terms of the Purchase Agreement.

 Certain Relationships, Related Party Transactions

Acquisition of Woodstock Hills Wind Farm

On April 28, 2011, Juhl Wind agreed to purchase 99.9% of the existing ownership interests of Woodstock Hills LLC, a 10 MW wind farm in located near Woodstock, MN, for $400,000 in cash.  The previous holders of these ownership interests are unrelated to Juhl Wind. The remaining .1% minority interest continues to be owned by Juhl Wind’s CEO, Dan Juhl.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 120,000,000 shares, of which 100,000,000 shares are designated as common stock and 20,000,000 shares are designated as preferred stock. Of the preferred stock, 5,160,000 shares have been classified as Series A convertible preferred stock, and 6,607,006 have been classified as Series B convertible preferred stock. As of September 14, 2012, there were issued and outstanding:

•	22,915,849 shares of common stock,

•	4,820,000 shares of Series A convertible preferred stock, convertible at any time into 4,820,000 shares of common stock,

•	5,966,792 shares of Series B convertible preferred stock, convertible at any time into 5,966,792 shares of common stock,

•	warrants to purchase 150,000 shares of common stock at an average per share exercise price of $3.67, and

•	stock options to purchase 2,010,000 shares of common stock at an exercise price per share ranging from $0.77 to $2.11 per share.

The following summary of the material provisions of our common stock, preferred stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of our stock options or warrants, or conversion of our Series A convertible preferred stock, will be, when issued, fully-paid and non-assessable. The transfer agent and registrar for our Common Stock is Empire Stock Transfer, Henderson, Nevada.

Holders

As of September 14, 2012, there were 22,915,849 shares of our common stock outstanding and approximately 43 holders of record of our common stock.  However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street name.”

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation.  We intend to retain any earnings for use in our operations and the expansion of our business.  Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares each such series. The transfer agent, registrar and dividend disbursing agent for all series of Preferred Stock is Empire Stock Transfer, Henderson, Nevada.

Series A Convertible Preferred Stock

General. We are currently authorized to issue up to 5,160,000 shares of Series A convertible preferred stock, par value $.0001 per share, 4,820,000 are currently issued and outstanding. As of September 14, 2012, 340,000 shares of Series A convertible preferred stock had been converted to common stock and are no longer designated as Series A convertible preferred stock.

Conversion. Holders of Series A convertible preferred stock will be entitled at any time to convert their shares of Series A convertible preferred stock into our common stock, without any further payment therefor. Each share of Series A convertible preferred stock is initially convertible into one share of our common stock. The number of shares of common stock issuable upon conversion of the Series A convertible preferred stock is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company. Additionally, through June 24, 2010, the holders of Series A convertible preferred stock had “full-ratchet” anti-dilution price protection (which means that, upon the issuance of any additional securities at a purchase price less than the conversion price, that conversion price would be reduced to the price at which the new securities were issued), with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner pre-approved by the holders on a case-by-case basis. After June 24, 2010, the holders of Series A convertible preferred stock have “weighted average” anti-dilution price protection (which takes into consideration the actual number of additional securities issued by us).

Voting Rights. Holders of Series A convertible preferred stock are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate series. Holders of Series A convertible preferred stock shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series A convertible preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock or any other series of our preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends.

Redemption. The Series A convertible preferred stock may not be redeemed by us or the shareholders at any time.

Dividends. Holders of Series A convertible preferred stock are entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of our common stock (except that in 2009, the dividends were only be payable in shares of our common stock) .

Covenants. The certificate of designation governing the terms of the Series A convertible preferred stock contain certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of our outstanding shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of the Series A convertible preferred stock, and certain affirmative covenants such as our engagement of an investor relations firm reasonably acceptable to the holders, and maintenance of directors and officers liability insurance and key-man life insurance for our benefit on the lives of each of Daniel J. Juhl and John P. Mitola in the respective amounts of $3,000,00 and $2,000,000. All covenants expire if the Series A convertible preferred stock position held by Vision Opportunity Master Fund falls below 20% of the original Series A convertible preferred stock position held by it immediately following the closing of the 2008 private placement.

Series B Convertible Preferred Stock

General. We are currently authorized to issue up to 6,607,006 shares of Series B convertible preferred stock, par value $.0001 per share, of which 5,966,792 are issued and outstanding. As of September 14, 2012, 640,214 shares of Series B convertible preferred stock had been converted to common stock and are no longer designated as Series B convertible preferred stock.

Conversion. Holders of Series B convertible preferred stock will be entitled at any time to convert their shares of Series B convertible preferred stock into our common stock without any further payment therefor. Each share of Series B convertible preferred stock is initially convertible into one share of our common stock. The number of shares of common stock issuable upon conversion of the Series B convertible preferred stock is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company.

Subsequent Rights Offerings. We will not, at any time that at least 25% of the original (in number of shares) shares of the Series B convertible preferred stock are outstanding, issue rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the volume weighted average price ("VWAP") on the date of the securities exchange agreement, without issuing the same rights, options or warrants to all holders on an as-converted to common stock basis.

Pro Rata Distributions. We will not, at any time that at least 25% of the original (in number of shares) shares of the Series B convertible preferred stock are outstanding, distribute to all holders of common stock (and not to holders of Series B convertible preferred stock) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than common stock, which shall be subject to the performance rights adjustment described above) without distributing evidences of such indebtedness or assets or rights or warrants to holders of Series B convertible preferred stock on an as-converted to common stock basis.

Voting Rights. Holders of Series B convertible preferred stock are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate series. Holders of Series B convertible preferred stock shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series B convertible preferred stock will be entitled to receive a priority return in liquidation of the assets of ours, whether capital or surplus, legally available for distribution to our shareholders in a pro rata manner in accordance with the number of shares of common stock issuable upon conversion on a pari passu basis with the Series B convertible preferred stock.

Redemption. The Series B convertible preferred stock may not be redeemed by us or the shareholders at any time.

Dividends. Holders of Preferred Stock are not entitled to receive any dividends on their shares of Series B convertible preferred stock but will participate in any dividends declared and paid by us on our common stock on an as-converted basis (without giving effect to any limitations on conversion).

Warrants

Investor Relations Warrant

During the quarter ended June 30, 2008, we issued warrants to purchase 50,000 shares of our common stock to an investor relations consulting firm. The warrants vested in December 2008 and allow the holder to purchase common stock at an exercise price per share of $7.00 for 25,000 shares and $10.00 for the other 25,000 shares. The warrants expire on June 19, 2013.

Warrant Issuance to Consultant

On October 1, 2009, we issued warrants to purchase 100,000 shares of common stock to consultants in exchange for consulting services in the areas of business management, business development, corporate strategy and capital funds for operating companies and emerging growth enterprises provided to us. The warrants allow the holders to purchase common stock at an exercise price per share of $1.25 for 100,000 shares of common stock. The warrants expire on December 31, 2014.

Anti-Takeover Law, Limitations of Liability and Indemnification

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to us, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SHARES ELIGIBLE FOR FUTURE SALE

Common Stock

As of September 14, 2012, we had 22,915,849 shares of common stock outstanding, not including shares issuable upon conversion of our Series A convertible preferred stock or Series B convertible preferred stock or shares issuable upon exercise of our warrants.  All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares of common stock 15,255,300 shares are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of July 16, 2012).  The remaining 7,253,217 shares constitute our public float. For purposes of this registration statement, we are not including the 407,332 shares of common stock in the public float that have been issued to Lincoln Park.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of prior owners other than affiliates, is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled approximately 229,158 shares as of September 14, 2012, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.  In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.  We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of September 14, 2012, approximately 7,253,217 shares of our common stock were available for sale by non-affiliates of ours under Rule 144.  For purposes of this registration statement, we are not including the 407,332 shares of common stock in the public float that have been issued to Lincoln Park.

Registration Rights

We agreed to file an initial registration statement, and subsequent registration statements as necessary, on Form S-1 (or any other applicable form) covering, (a) on a pro rata basis, all the shares of common stock underlying the Series A convertible preferred stock, (b) on a pro rata basis, the shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on Series A convertible preferred stock (if such dividends are not otherwise paid in cash), and (c) the shares of common stock owned by Greenview Capital, LLC, subject to SEC Rule 415 restrictions.  In relation to registration rights under (a), (b) and (c), the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission which became effective in September 2009 providing for the sale of up to 1,700,000 shares of our common stock underlying our Series B Preferred Stock, in accordance with the terms set forth therein, by selling stockholders as listed therein.  The registration statement included  up to 1,700,000 shares of the Company’s common stock consisting of (a) 247,900 outstanding shares of the Company’s common stock previously included under the Existing Registration Statement and (b) 1,452,100 shares of the Company’s common stock issuable upon conversion of the Company’s Series B convertible preferred stock.

Under the securities exchange agreement, we granted the holders of the Series B convertible preferred stock “piggy-back” registration rights with respect to the shares of common stock underlying the Series B convertible preferred stock.  However, we are not obligated to register any shares of common stock thereunder that are eligible for resale pursuant to Rule 144, including without limitation on volume or manner of sale restrictions, or that are the subject of a then effective registration statement.

This registration statement relates only to shares under the Lincoln Park purchase arrangement and does not include registration of any portion of the shares in relation to items (a), (b) and (c) noted above.

Lock-Up Agreements

Beginning 14 months after the closing of the 2008 share exchange transaction, if all the Warrants have been registered, each of Daniel J. Juhl and John P. Mitola will be permitted to sell their holdings as follows: (a) up to 1,000,000 shares at prices greater than $3.00 per share if the trailing 30-day average daily trading volume is greater than 100,000 shares or (b) an unrestricted number of shares of common stock at prices greater than $5.00 per share if the trailing 30-day average daily trading volume is greater than 200,000 shares per day for the same trailing 30-day period.

For the period beginning after the initial registration statement is declared effective and for the 18 months thereafter, Greenview Capital and its affiliates will be allowed to sell their holdings only as follows: (a) at prices greater than $2.00 per share and up to 10% of the daily trading volume or (b) at prices greater than $3.00 per share with no volume restrictions. For the period beginning 18 months after the initial registration statement is declared effective, Greenview Capital and its affiliates will be allowed to sell up to 1/6 of their holdings every month at prices greater than $1.25 per share. For the period beginning 30 months after the closing, Greenview Capital will be allowed to sell shares on an unrestricted basis at prices greater than $1.75 per share. All lock-up restrictions of management and Greenview Capital will be removed after 36 months. Daybreak Special Situations Master Fund, Ltd., an affiliate of Greenview Capital, is not subject to the restrictions of this lock up agreement.

Transfer Agent

The transfer agent and registrar for our common stock and preferred stock is Empire Stock Transfer and its address is 1859 Whitney Mesa Drive, Henderson, NV 89014.  We serve as warrant agent for our warrants.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park, the selling shareholder. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods: ordinary brokers’ transactions; transactions involving cross or block trades; through brokers, dealers, or underwriters who may act solely as agents; “at the market” into an existing market for the common stock; in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents; in privately negotiated transactions; or any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Lincoln Park is an “underwriter” within the meaning of the Securities Act.

Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Lincoln Park and related persons against specified liabilities, including liabilities under the Securities Act.

Lincoln Park and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Lincoln Park that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park or may be resold by Lincoln Park without restriction under Rule 144(b)(1)(i) under the Securities Act.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon by Synergy Law Group, LLC, Chicago, Illinois.

EXPERTS

The audited consolidated financial statements as of December 31, 2011 and 2010 have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Provisions of the Delaware General Corporation Law empower us, and our bylaws provide that we shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, our best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in our right, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Juhl Wind, Inc. and Subsidiaries
Pipestone, Minnesota

We have audited the accompanying consolidated balance sheets of Juhl Wind, Inc. and Subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011. Juhl Wind, Inc. and Subsidiaries’ management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor  were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juhl Wind, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

   Certified Public Accountants

Minneapolis, Minnesota
March 30, 2012

JUHL WIND, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	DECEMBER 31,	DECEMBER 31,
	2011	2010

ASSETS

CURRENT ASSETS
Cash	$5,251,148	$645,596
Restricted cash	335,793	110,016
Short-term investments and accrued interest receivable	564,927	626,879
Short-term investments - restricted	382,269	418,654
Accounts receivable	2,064,939	3,198,632
Grant receivable- U.S. Treasury 1603 cash grant	6,284,476	-
Promissory note receivable, including interest	-	5,264,093
Inventory	270,873	1,636,234
Reimbursable project costs	-	415,029
Costs and estimated profits in excess of billings	-	661,418
Other current assets	664,955	138,971
Current deferred income taxes	108,000	1,289,000
Total current assets	15,927,380	14,404,522

PROPERTY AND EQUIPMENT, Net	25,846,403	488,889

OTHER ASSETS
Deferred income tax asset	-	348,000
Investment, at cost	400,000	-
Escrow cash reserves for contractual commitments	900,870	-
Loan financing costs, net	13,607	-
Project development costs	283,141	2,851,450
Total other assets	1,597,618	3,199,450

TOTAL ASSETS	$43,371,401	$18,092,861

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$3,828,276	$1,105,360
Short-term notes payable	2,964,703	411,167
Accrued liabilities	1,097,338	519,252
Customer deposits	68,448	26,940
Income taxes payable	90,000	-
Deferred revenue - license arrangement and other	628,833	275,571
Promissory notes payable, including interest	4,576,063	10,328,008
Derivative liabilities- interest rate swap	199,946	-
Current portion of nonrecourse debt	737,167	-
Total current liabilities	14,190,774	12,666,298

LONG-TERM LIABILITIES
Nonrecourse debt, net of current portion	10,650,328	-
Derivative liabilities- interest rate swap	812,553	-
Deferred revenue - license arrangement and 1603 Grant, net of current portion	2,186,089	879,000
Deferred revenue - power purchase contract	3,720,373	-
Deferred income taxes	157,000	-
Total long-term liabilities	17,526,343	879,000

REDEEMABLE PREFERRED MEMBERSHIP INTERESTS	2,543,635	-

CUMULATIVE PREFERRED STOCK OF SUBSIDIARY	180,000	-

STOCKHOLDERS' EQUITY
Controlling interest in equity:
Preferred Stock, 20,000,000 shares authorized Series A convertible preferred stock - $.0001 par value, 4,820,000 issued and outstanding as of December 31, 2011 and 2010	2,527,731	2,527,731
Series B convertible preferred stock - $.0001 par value, 5,966,792 and 6,567,006 issued and outstanding at December 31, 2011 and 2010, respectively	11,392,403	12,819,116
Common Stock - $.0001 par value; 100,000,000 shares authorized, 22,059,803 and 21,235,485 issued and 21,870,199 and 21,177,505 outstanding December 31, 2011 and 2010, respectively	2,206	2,123
Additional paid-in capital	8,550,435	6,679,294
Treasury stock, 189,604 and 57,980 shares held by the Company at December 31, 2011 and 2010, respectively	(218,965)	(73,926)
Accumulated deficit	(14,650,814)	(17,475,835)
Noncontrolling interest in equity	1,327,653	69,150
Total stockholders' equity	8,930,649	4,547,563

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$43,371,401	$18,092,861

The accompanying notes to the Consolidated Financial Statements are an integral part of this statement.

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011		2010

REVENUE	$15,577,657	100.0%	$6,268,143	100.0%

COST OF GOODS SOLD	6,017,327	38.6	4,894,481	78.1

GROSS PROFIT	9,560,330	61.4	1,373,662	21.9

OPERATING EXPENSES
General and administrative expenses	2,130,167	13.7	1,609,871	25.7
Payroll and employee benefits	2,274,497	14.6	2,426,817	38.7
Wind farm administration expenses	267,783	1.7	83,583	1.3
Total operating expenses	4,672,447	30.0	4,120,271	65.7

OPERATING INCOME (LOSS)	4,887,883	31.4	(2,746,609)	(43.8)

OTHER INCOME (EXPENSE)
Interest income	422,396	2.7	655,468	10.5
Interest expense	(486,908)	(3.1)	(687,024)	(11.0)
Loss in fair value of interest rate swap	(5,214)	(0.0)	-	0.0
Loss from equity method investment	(320,166)	(2.1)	-	0.0
Gain on previously held equity interest	320,014	2.1	-	0.0
Total other expense, net	(69,878)	(0.4)	(31,556)	(0.5)
Investment
INCOME (LOSS) BEFORE INCOME TAXES	4,818,005	31.0	(2,778,165)	(44.3)

INCOME TAX BENEFIT (EXPENSE)	(1,776,000)	(11.4)	978,000	15.6

NET INCOME (LOSS)	3,042,005	19.6	(1,800,165)	(28.7)

LESS NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	7,897	-	(16,978)	(0.3)

NET INCOME (LOSS) ATTRIBUTED TO JUHL WIND, INC.	$3,034,108	19.6%	$(1,783,187)	(29.0	) %

PREFERRED DIVIDENDS	416,629		390,955

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,617,479		$(2,174,142)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	21,658,433		21,132,144

NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED	$0.12		$(0.10)

The accompanying notes to the Consolidated Financial Statements are an integral part of this statement.

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Convertible		Convertible					Total
			Preferred Stock		Preferred Stock		Additional			Stockholders'	Non-	Total
	Common Stock		Series A		Series B		Paid-In	Treasury	Accumulated	Equity-	Controlling	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Juhl Wind	Interest	Equity

BALANCE December 31, 2009	20,982,860	$2,098	4,820,000	$2,527,731	6,567,006	$12,819,116	$6,089,361	$-	$(15,692,648)	$5,745,658	$-	5,745,658

Net loss	-	-	-	-	-	-	-	-	(1,783,187)	(1,783,187)	(16,978)	(1,800,165)

Stock-based compensation	-	-	-	-	-	-	589,868	-	-	589,868		589,868

Series A preferred stock dividend paid in common stock	252,625	25	-	(390,955)	-	-	390,930	-	-	-		-

Series A Preferred dividends	-	-	-	390,955	-	-	(390,955)	-	-	-	-	-

Minority interest in Winona County	-	-	-	-	-	-	-	-	-	-	86,128	86,128

Common stock purchased pursuant to Stock Repurchase Plan	-	-	-	-	-	-	-	(73,926)	-	(73,926)	-	(73,926)

BALANCE - December 31, 2010	21,235,485	2,123	4,820,000	2,527,731	6,567,006	12,819,116	6,679,204	(73,926)	(17,475,835)	4,478,413	69,150	4,547,563

Net income	-	-	-	-	-	-	-	-	3,034,108	3,034,108	7,897	3,042,005

Stock-based compensation	-	-	-	-	-	-	375,451	-	-	375,451		375,451

Series A preferred stock dividend paid in common stock	224,104	23	-	(207,542)	-	-	207,519	-	-	-		-

Series A preferred stock dividend paid in cash			-	(183,413)	-	-		-	-	(183,413)		(183,413)

Issuance of common stock upon conversion of Series B Preferred Stock	600,214	60	-	-	(600,214)	(1,426,713)	1,426,653	-	-	-		-

Series A preferred dividends	-	-	-	390,955	-	-	(207,542)	-	(183,413)	-	-	-

Dividends on subsidiary preferred stock paid in cash	-	-	-	-	-	-	-	-	(490)	(490)		(490)

Dividends paid on preferred membership interests in wind farms	-	-	-	-	-	-	-	-	(25,184)	(25,184)		(25,184)

Capital contributions to consolidated entities by noncontrolling interests	-	-	-	-	-	-	-	-	-	-	1,319,756	1,319,756

Reclassification of prior noncontrolling interest due to acquisition	-	-	-	-	-	-	69,150	-	-	69,150	(69,150)	-

Common stock purchased pursuant to stock repurchase plan	-	-	-	-	-	-	-	(145,039)	-	(145,039)	-	(145,039)

BALANCE -December 31, 2011	22,059,803	$2,206	4,820,000	$2,527,731	5,966,792	$11,392,403	$8,550,435	$(218,965)	$(14,650,814)	$7,602,996	$1,327,653	$8,930,649

The accompanying notes to the Consolidated Financial Statements are an integral part of this statement.

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,042,005	$(1,800,165)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	411,442	54,405
Loss on impairment of project development costs	79,641	-
Stock-based compensation	375,451	589,868
Loss from equity method investment	320,166	-
Gain on previously held equity interest	(320,014)	-
Loss on fair value of interest rate swap	5,214	-
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,724,962)	(1,580,658)
Promissory notes receivable	50,198	-
Unbilled receivable	-	49,002
Inventory	29,340	29,573
Reimbursable project costs	407,070	182,339
Costs and estimated earnings in excess of billings	661,418	107,652
Other current assets	106,461	(15,814)
Accounts payable	507,467	1,316,662
Promissory notes payable	(765,221)	-
Accrued expenses	(76,097)	400,681
Income taxes payable	90,000	-
Deferred income taxes	1,686,000	(978,000)
Customer deposits	41,508	(175,371)
Deferred revenue	548,267	199,825
Net cash provided by (used in) operating activities	5,475,354	(1,620,001)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from short-term investments	347,903	706,711
Purchases of short-term investments	(249,566)	-
Proceeds from cash grant	1,413,461	-
Acquisition of wind farms, net of cash acquired	(219,340)	-
Payment for investment	(280,000)	-
Payments for project development costs	(1,098,603)	(1,143,656)
Payments for property and equipment	(205,295)	(113,255)
Net cash provided by (used in) investing activities	(291,440)	(550,200)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash	(7,291)	93,107
Escrowed cash reserves for contractual commitments	(806,821)	-
Cash dividends paid	(183,902)	-
Proceeds from sale of preferred stock of subsidiary	180,000	2,625,847
Payments on the promissory note payable	-	(2,625,847)
Proceeds from nonrecourse loan	704,405	-
Principal payments on bank notes payable	(319,714)	(5,686)
Payments for treasury stock	(145,039)	(73,926)
Net cash provided by (used in) financing activities	(578,362)	13,495

NET INCREASE (DECREASE) IN CASH	4,605,552	(2,156,706)

CASH BEGINNING OF THE PERIOD	645,596	2,802,302

CASH END OF THE PERIOD	$5,251,148	$645,596

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$440,663	$17,468

NONCASH INVESTING AND FINANCING ACTIVITIES
Series A preferred stock dividend	$390,955	$390,955
Series A dividend payment in common stock	$207,519	$-
Promissory note receivable received upon issuance of promissory note payable	$5,264,093	$1,375,186
Promissory note receivable and payable reduction for collectability	$-	$635,158
Project development costs converted to equity investment in wind farm	$(293,031)	$-
Conversion of note receivable to equity investment in wind farm	$(1,557,969)	$-
Conversion of Series B Preferred stock to common stock	$1,313,396	$-
Inventory costs converted to project development costs	$1,393,333	$-
Non-controlling interest capital asset contribution	$-	$86,128
Promissory note payable issued for construction financing	$-	$(1,375,186)
Promissory note issued as payment on accounts payable for construction financing	$-	$(2,435,852)
Promissory note issued for turbine inventory financing	$-	$(1,313,397)
Promissory note issued for project development costs	$-	$(1,314,666)
Promissory note issued for accounts receivable	$(3,217,676)	$-
Project development costs transferred to property and equipment	$(4,419,440)	$-
Other	$(9,928)	$-

The accompanying notes to the Consolidated Financial Statements are an integral part of this statement.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

  1.       ORGANIZATION

Juhl Wind, Inc. is an established leader in community wind power development and management, focused on wind farm projects throughout the United States.  The Company handles all aspects of wind project development, through our operating subsidiaries, including full development and ownership of wind farms, general consultation on wind projects, construction management of wind farm projects and system operations and maintenance for completed wind farms.

Juhl Wind, Inc. (“Juhl Wind” or “the Company”) conducts business under five subsidiaries, Juhl Energy Services, Inc. (formerly DanMar and Associates, Inc.) (“JES”), Juhl Energy Development, Inc. (“JEDI”), Juhl Renewable Assets, Inc. (“JRA”), Next Generation Power Systems, Inc. (“NextGen”), and ownership and operational duties over the following  three operating wind farms--Woodstock Hills LLC (“Woodstock Hills”), Winona County Wind (“Winona”) and Valley View Transmission, LLC (“Valley View”).  All intercompany balances and transactions are eliminated in consolidation.

Juhl Wind, Inc. was incorporated in the state of Delaware in January 2006 as Help-U-Drive Incorporated. In September 2006, the Company amended its articles of incorporation and changed its name to MH&SC Incorporated. On June 24, 2008, the owners of Juhl Energy Services, Inc. and Juhl Energy Development, Inc., both privately held companies under common control, exchanged all of their outstanding shares of common stock in the companies for 15,250,000 shares of common stock of MH&SC Incorporated, representing approximately 86% of the Company’s common stock outstanding after the exchange transaction.  The exchange transaction was accounted for as a recapitalization where JEDI was considered the acquirer for accounting purposes and treated the transaction as a reverse acquisition, since at the time of the transaction, MH & SC, Inc. was a company with no or nominal operations, assets and liabilities. Upon the exchange transaction, MH&SC, Inc. changed its name to Juhl Wind, Inc.

Generally accepted accounting principles require certain variable interest entities (“VIE”s) to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have sufficient powers, obligations, or rights or if the entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties.

Juhl Wind initially determined that its Winona County wind farm project was a VIE requiring consolidation of financial statements at December 31, 2010 and through the first three quarters of 2011.  Accordingly, the Company’s consolidated financial statements included the accounts of Winona County for those periods. During the fourth quarter of 2011, Juhl Wind acquired 100% of the ownership interest and accounting for this acquisition under the “common control” rules of ASC 805.  See Note 26 for further discussion.

As a result of a transaction that occurred during the fourth quarter of 2011, Juhl Wind determined that the Valley View wind farm project is now considered a VIE requiring consolidation by the Company. Accordingly, the Company’s consolidated financial statements include the accounts of Valley View effective November 30, 2011. Previous to the transaction, the Company accounted for this investment under the equity method of accounting. See Note 26 for further discussion.

All significant intercompany investments, balances, and transactions have been eliminated.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH
The Company maintains cash balances at various financial institutions.  Accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.  At times throughout the year cash balances may exceed the FDIC insurance limits.  In August 2008, the Company obtained an excess deposit insurance bond to insure deposits up to an additional $2.4 million beyond the FDIC coverage. The bond was effective August 2008 through February 2010, and subsequently was replaced in February 2010 with a $1.7 million irrevocable letter of credit. This letter of credit was subsequently reduced to $1.5 million in November 2011. The Company monitors its cash balances to ensure adequacy of collateral for depository balances at financial institutions that exceed FDIC insured amounts.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

RESTRICTED CASH
Restricted cash and escrow reserves for lender includes deposits held in bank accounts under the control by the lender or the  power purchaser for which the use of funds, as required by financing agreements, is restricted to meet specific project  obligations and debt service requirements.

SHORT TERM INVESTMENTS
Short-term investments include certificates of deposits maintained at various financial institutions. The certificates are intended to be held for investment purposes through their maturity dates that occur at various times throughout the next 12 months.  At December 31, 2011 and 2010, the Company’s short-term investments totaled approximately $565,000 and $627,000, respectively, which included accrued interest receivable.

RESTRICTED SHORT TERM INVESTMENTS
Restricted short-term investments include certificates of deposits maintained at various financial institutions and totaled approximately $382,000 and $419,000 at December 31, 2011 and 2010, respectively. These restricted investments included accrued interest receivable. The certificates are intended to be held for investment purposes through their maturity dates that occur at various times throughout the next twelve months.  These investments are classified as restricted as they being held as collateral against a note payable to a bank.

ACCOUNTS RECEIVABLE
Credit terms are extended to customers in the normal course of business.  The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Trade accounts receivable are recorded at their estimated net realizable value. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms. Accounts considered uncollectible are written off. The Company follows a policy of providing an allowance for doubtful accounts, however, based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts will be collectible in all material respects and thus an allowance was not considered necessary at December 31, 2011 or December 31, 2010.

SECTION 1603 GRANTS
Section 1603 of the American Recovery and Reinvestment Act of 2009 allows the Treasury to provide a grant in lieu of Investment Tax Credits (a “Section 1603 grant”) for renewable generation property. The grant is approximately 30% of the allowed tax basis capital expenditures for the wind farm. Earned Section 1603 grants are deferred on the balance sheet as deferred revenue. Amortization of the deferred revenue is recognized over the estimated useful life of the wind turbines and recorded as a reduction to depreciation expense.

INVENTORIES
Inventories, consisting primarily of parts and materials relating to the production of small scale wind turbines and large scale turbines purchased for, but not yet allocated to, various construction projects, are stated at the lower of cost or market value.

REIMBURSABLE PROJECT COSTS
Reimbursable project costs represent advances made on behalf of wind farm entities to assist them in the legal, preconstruction project costs, or other advances made prior to construction.

PROJECT DEVELOPMENT COSTS
Project development costs represent amounts paid by the Company for projects that Juhl Wind is either: (1) the wind farm developer and project owner, (2) a partial project owner, or (3) is the primary beneficiary of the project. Project development costs are carried as a long-term asset until such time that the Company receives a reimbursement as a part of the permanent debt or equity financing of a commissioned wind farm project, or alternatively, the Company may convert these costs into an investment in the project.

At December 31, 2011 and 2010, respectively, -0- and $2,228,332 of the project development costs were  related to a consolidated VIE and generally not available to the Company.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently.
Property and equipment are being depreciated over their estimated useful lives using the straight-line method.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Major categories of property and equipment and their depreciable lives are as follows:

Building and Improvements	7-39 Years
Vehicles	5 Years
Machinery and Shop Equipment	5-7 Years
Wind Turbines and Substation	13-25 Years

LONG-LIVED ASSETS
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals.

ESCROW CASH RESERVES FOR CONTRACTUAL COMMITMENTS
 Cash amounts that have been deposited into reserve funds in connection with note or line of credit arrangements   are considered to be non-current assets.

STOCK OPTION PLANS
Upon issuance of employee stock options on June 24, 2008 (plan inception date), the Company adopted authoritative guidance relating to “Share-Based Payments.” This guidance requires that all stock-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense to employees based on the estimated grant date fair value using the Black-Scholes option-pricing model.

The Company accounts for stock-based instruments granted to nonemployees under the fair value method. Stock-based instruments usually are recorded at their underlying fair value.  In certain instances, the fair value of the goods or services is used to determine the value of the equity instrument as it is a better measure of fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company's accounting for fair value measurements of assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis adhere to the Financial Accounting Standards Board (FASB) fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The Company has adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in our balance sheets, the Company has elected not to record any other assets or liabilities at fair value. No events occurred during the year ended December 31, 2011 that required adjustment to the recognized balances of assets or liabilities, which are recorded at fair value on a nonrecurring basis.

The carrying value of cash, restricted cash, accounts receivable, accounts payable and accrued liabilities and other working capital accounts approximates fair value due to the short maturity of these instruments.

 DERIVATIVE FINANCIAL INSTRUMENTS
The Company has an interest rate swap agreement that effectively converts 75% of the borrowings on its long-term debt from a variable interest rate to a fixed interest rate. The fair value of the interest rate swap liability is recorded in the balance sheet, and changes in fair value of the interest rate swap agreement are recognized as other income in the statement of operations. Further information related to the interest rate swap is discussed in Note 17.

USE OF ESTIMATES
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recorded from the development agreements and construction contract revenue; realizability of accounts and promissory notes receivable; determination of the primary beneficiary of a variable interest entity; valuation of deferred tax assets, deferred power purchase revenue, stock-based compensation and warrants, asset retirement obligations, derivative instruments and other contingencies. Revenue from the development agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date.  Accordingly, actual revenue may differ from previously estimated amounts, and such differences may be material to the consolidated financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

REVENUE RECOGNITION
Turbine Sales and Service:
Turbine sales occur from small scale wind turbines that are internally re-manufactured and sold by the Company, or through purchase and resale of larger scale wind turbines to wind farm project owners. Revenue from the sale of small scale wind turbines are recognized upon shipment to the customer as transfer of ownership, risk of loss and risk of loss have been transferred to the customer.  Deposits received from customers are included as deferred revenue until shipment occurs. Revenues from the sale of larger scale wind turbines are generally recognized in conjunction with the construction services percentage of completion accounting discussed below. Commencement of revenue recognition is only after turbine erection activities have begun.

Turbine services include time-and-material arrangements related to existing installations of wind turbine equipment.  Revenue is recognized upon completion of the maintenance services.

Licensing Revenue
Revenues earned from licensing agreements are amortized using the straight-line method over the term of the agreement.

Wind Farm Consulting, Development and Management Services:
Consulting Services
Consulting services fees are primarily fixed fee arrangements of a short-term duration and are recognized as revenue on a completed contract basis.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Wind Farm Development Services
The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under authoritative guidance relating to “Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.

The development services fee revenue is recognized as follows:

•
Proceeds received upon the signing of a Development Services Agreement (generally 10% of the total expected development fee) are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted.

•
The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence (“VSOE”) of each item: 1) achievement of a signed Power Purchase Agreement (“PPA”) with an electrical utility, and 2) final commissioning of the wind farm turbines.  Management has determined that these deliverables have stand-alone value, and performance of the undelivered services are considered probable and in the control of the Company.

Wind Farm Management Services
Revenues earned from administrative, management and maintenance services agreements are recognized as the services are provided. The administrative and management services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments in advance are carried as deferred revenue and recognized monthly as services are performed. Maintenance services are generally billed on a time and materials basis. Revenues from services work are recognized when services are performed.

Wind Farm Construction Services
The Company recognizes revenue on construction contracts on the percentage of completion method with costs and estimated profits included in contract revenue as work is performed. Construction contracts generally provide that customers accept completion of progress to date and compensate the Company for services rendered measured in terms of units installed, hours expended or some other measure of progress. The Company recognizes revenue on both signed contracts and change orders. A discussion of the treatment of claims and unapproved change orders is described later in this section. Percentage of completion for construction contracts is measured principally by the percentage of costs incurred as part of the balance of plant contract (which excludes the wind turbines) and accrued to date for each contract to the estimated total cost for each contract at completion. The Company generally considers contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material (excluding wind turbines), labor and insurance costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company’s experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed which management estimates will be billed and collected within the next twelve months.  The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. Costs and estimated earnings in excess of billings on uncompleted contracts are amounts considered recoverable from customers based on different measures of performance, including achievement of specific milestones, or at the completion of the contract.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Electricity sales
Electricity sales by wind energy facilities to its utility purchaser are recognized as electrical energy is produced.   In accordance with generally accepted accounting principles, revenue levelization is required whenever there is a variable, de-escalating pricing arrangement such as the power purchase agreement (PPA) with Woodstock Hills.  This requires that the revenue be levelized over the term of the agreement.  The revenue recognized is the lesser of the amount billable under the contract, or the amount determined by the megawatt hours made available during the period multiplied by the average revenue per megawatt hour over the life of the PPA.

The Woodstock Hills wind farm is credited with producing Renewable Energy Credits (REC’s). These have a market value, and as REC’s are sold on the open market, the Company will recognize the proceeds as a reduction in the carrying amount of the deferred power purchase contract revenue.

EARNINGS (LOSS) PER SHARE
Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.  Diluted net income per share is computed by dividing net income (loss) by the weighted average number of shares and share equivalents outstanding during the period. For the year ended December 31, 2011, the Company had no share equivalents outstanding relating to outstanding stock options and warrants because their respective exercise prices were greater than the average closing market price of the Company’s common stock.  For the year ended December 31, 2010, the effects of the share equivalents were excluded from the computation of diluted shares outstanding as their effects would be anti-dilutive, due to the Company’s net loss attributable for common stockholders for those periods.

INCOME TAXES
Deferred income taxes are provided for timing differences between financial statements and income tax reporting, primarily from the use of accelerated depreciation methods for income tax purposes, stock based compensation, prepaid expenses, accrued liabilities, warranty costs, deferred revenue and net operating losses that are available to offset future taxable income.  The measurement of deferred tax assets and liabilities is based on provisions of the 1 benefits and liabilities when realization of the tax position is uncertain. The first step is to determine whether the tax positions meet the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%.

The Company recognizes in its consolidated financial statements only those tax positions that are "more-likely-than-not" of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company performed a comprehensive review of its material tax positions in accordance with recognition and measurement standards.  Based on this review, the Company has concluded that there are no significant uncertain tax positions that would require recognition or disclosure within the consolidated financial statements.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2008.  The Company's policy is to recognize interest and penalties related to uncertain tax benefits in income tax expense. The Company has no significant accrued interest or penalties related to uncertain tax positions as of December 31, 2011 or 2010 and such uncertain tax positions as of each date are insignificant.

COMPARATIVE DATA
Certain 2010 balance sheet line items have been reclassified to conform to the current year’s presentation. Deferred licensing revenue has been reclassified into short and long term portions in order to present the nature of the revenue to be recognized.  Series A preferred stock dividends for 2010 that were paid in the form of common stock have been reclassified as a reduction of additional paid-in capital rather than accumulated deficit.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

3.        PRIVATE PLACEMENT OF SERIES A 8% CONVERTIBLE PREFERRED STOCK AND COMMON STOCK WARRANTS

In June 2008, the Company completed a private placement consisting of shares of newly-created Series A 8% Convertible Preferred Stock (Series A), and detachable, five-year Class A, Class B and Class C warrants to purchase shares of common stock at an exercise price of $1.25 (Class A), $1.50 (Class B) and $1.75 (Class C) per share.  In total, the Company sold 5,160,000 shares of Series A (convertible at any time into a like number of shares of common stock) and Class A, Class B and Class C Warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock.  Such warrants were subsequently exercised or exchanged in June 2009 (see Note 4).  We also issued 2,250,000 shares of our common stock to Greenview Capital, LLC and unrelated designees at the closing of the transaction in consideration for merger advisory services.

Conversion Rights of Series A

At any time, each share of Series A is convertible into one share of common stock.  However, the number of shares of common stock issuable upon conversion of Series A is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of the common stock; an issuance of the Company’s common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of the Company. Additionally, until June 24, 2010, the holders of Series A had “full-ratchet” anti-dilution price protection, with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner preapproved by the holders on a case-by-case basis. After June 24, 2010, the holders of Preferred Stock have “weighted average” anti-dilution price protection.

Voting Rights of Series A

Holders of Series A are not entitled to vote their shares with the holders of common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series A shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights of Series A

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, including a merger or consolidation of the company with or into another company, or any transfer, sale or lease by us of substantially all of the assets, the holders of Series A will be entitled to receive out of the assets available for distribution to stockholders, before any distribution is made to holders of common stock or any other series of the preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends, which totaled $5,883,000 including dividends accrued of approximately $99,000 at December 31, 2011.

Redemption Rights of Series A

Series A may not be redeemed by the Company at any time.

Dividends Rights of Series A

Series A will be entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of common stock. The Company has accrued dividends to Series A totaling approximately $99,000 at December 31, 2011 and December 31, 2010.

Certain Covenant Rights and Registration Rights of Series A

Series A contains certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of the outstanding common equivalent shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of Series A, and certain other affirmative covenants.  All covenants expire if Series A position held by its majority original investor falls below 20% of the original Series A position held by it immediately following the closing of the original offering. The Company is also required to issue registered common shares upon conversion of Series A and exercise of the Class A, Class B and Class C warrants. If the underlying shares are not registered as required in the Series A offering document, the Corporation would be required to pay liquidated damages of 2% of the original purchase price per each 30 day period or part thereof for any registration default up to a maximum of 12%.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

4.        ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK

On June 29, 2009, the Company entered into a Warrant Amendment Agreement with the holders of the Company’s Class A, Class B and Class C warrants, whereby the holders and the Company agreed that such warrants would be exercisable solely for the Company’s new Series B Convertible Preferred Stock (Series B).  In conjunction with this agreement, the holders of all classes of warrants exchanged their warrants, cash of approximately $2,339,000 and a subscription receivable totaling approximately $197,000 for 6,607,006 shares of the Company’s Series B. The subscription receivable was paid in full on December 31, 2009.

Series B contains the following terms:

Conversion Rights of Series B

At any time, each share of Series B is convertible into one share of common stock.  However, the number of shares of common stock issuable upon conversion of Series B is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company.

Voting Rights of Series B

Holders of Series B are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series B shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights of Series B

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, the holders of Series B will be entitled to receive out of our assets available for distribution to stockholders, a pro rata liquidating distribution on a pari passu basis with holders of the Company’s common stock based on the number of shares convertible from the then outstanding Series B shares.  Liquidation does not include a change in control transaction or a merger or consolidation of the Company, any sale of all or substantially all of its assets in one transaction or series of related transactions, or any tender offer or exchange offer to which the holders of common stock are permitted to tender or exchange their shares for other securities, cash or property. Liquidation rights of our Series A is expressly senior to the rights of Series B.

Redemption Rights of Series B

Series B may not be redeemed by the Company at any time.

Dividends Rights of Series B

Series B has no cumulative preferred dividend provisions.  Series B shall participate in any dividends declared and paid by Juhl on its common stock on an as-converted basis.

Anti-Dilution Rights of Series B

Series B contains provisions whereby at any time at least 25% of the Series B is outstanding, the Company may not issue rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the volume weighted average price on the date of the Series B agreement without issuing the same rights, options or warrants to all holders on an as-converted to common stock basis.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

5.        CUMULATIVE PREFERRED STOCK OF SUBSIDIARY

In December 2011, the Company’s wholly-owned subsidiary, Juhl Renewable Assets, Inc. issued 180,000 shares of Cumulative Series A Preferred Stock at a stated price of $1.00 per share.  The subsidiary has designated 6,000,000 shares for this purpose. The Company expects to use the proceeds from the sale of preferred stock for investment in renewable energy projects or investments.  Holders of the Preferred stock will be entitled to receive, to the extent of legally available funds, a targeted dividend of 9% per annum, payable quarterly.  Dividends for the year ended December 31, 2011 were less than $1,000. The preferred shares carry no voting rights but have a liquidation preference over common stockholders of the subsidiary.  The Company has the call protection right whereby it has the right, but not an obligation, to redeem any outstanding shares subject to the provisions in the certificate of designation. The Company has treated the preferred stock as a liability based on the designations and rights offered to preferred stockholders.

6.        REDEEMABLE PREFERRED MEMBERSHIP INTERESTS

The Valley View wind farm, which is consolidated in the Company’s financial statements (see Note 26), includes membership interests that carry preferences that are not available to common members. At November 30, 2011, approximately $2,518,450 was contributed (or converted from common interests).  These membership interests include a put right at the option of the respective member, to request redemption of the membership interests after two years, or in the case of one member, after 10 years.   The put right is not under control of the Company and as such, these membership interests, together with accrued dividends of $25,185, are being carried outside of permanent equity on the consolidated balance sheet.

7.        PROMISSORY NOTE RECEIVABLE

Promissory notes receivable consists of the following:

	December 31, 2011	December 31, 2010

Note receivable from the Grant County wind farm, including interest at 8%; On March 9, 2011, the note balance was converted to a new note (see further discussion below)	$-	$5,264,093

Totals	-	5,264,093
Less: current maturities	-	(5,264,093)
Total long term receivables	$-	$-

On March 9, 2011, the Grant County Project sold 99% of new membership interests to a new equity investor. As a part of that transaction closing, proceeds of $750,000 were used to pay down the promissory note balance of $5,264,093, of which the  Company received approximately $242,000 directly in cash and in addition, a payment of $508,000 that was paid by agreement of the parties directly to our primary subcontractor holding the promissory note payable.  Also in conjunction with this equity investment, JEDI, along with the project turbine supplier and our primary subcontractor, simultaneously agreed to a new credit facility to act as temporary lenders to the project until a permanent take-out loan is completed.  The new credit facility terminated the previous vendor note financing structures that had been put in place in 2009 by the turbine supplier, JEDI and its primary subcontractor (the “Development Partners”).  In its place, new promissory notes were created for each of the Development Partners under the new credit agreement with the project company. The Company’s new note was $1,757,895, which was fully paid in September 2011.

8.        CONCENTRATIONS, RISKS AND UNCERTANTIES

The Company derived approximately 83% of its revenue for the year ended December 31, 2011 from six customers primarily as a result of the construction activities and wind farm development fees, and 79% of its revenue for the year ended December 31, 2010 was from sales to five customers. At December 31, 2011 and December 31, 2010, 79% and 97% of the Company's accounts receivable were due from one customer, respectively.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

9.        ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	December 31, 2011	December 31, 2010
Wind farm development/management	$253,928	$23,284
Electricity sales	321,619	-
Construction contracts	1,440,303	3,165,787
Turbine sales and service	49,089	9,561
Total	$2,064,939	$3,198,632

10.      INVENTORY

Inventory consists of the following:

	December 31, 2011	December 31, 2010
Materials and supplies	$270,873	$242,901
Wind turbines designated for construction contract	-	1,393,333
Work-in-progress	-	-
Total	$270,873	$1,636,234

11.      PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2011	December 31, 2010
Land and improvements	$60,158	$18,700
Building and improvements	294,590	288,218
Equipment, including vehicles	413,358	414,940
Turbines and improvements	25,633,493	-
Construction in process	65,284	58,903
Subtotal	26,466,883	780,761
Less accumulated depreciation	(620,480)	(291,872)
Total	$25,846,403	$488,889

12.      CONSTRUCTION CONTRACTS

The status of construction contracts is as follows:

	December 31, 2011	December 31, 2010
Costs incurred on uncompleted contracts	$-	$10,914,418
Estimated earnings recognized	-	751,164
Less: billings to-date	-	(11,004,164)
Totals	$-	$661,418

Included in the accompanying consolidated balance sheet under the following captions:
Costs and estimated earnings in excess of billings	$-	$661,418
Billings in excess of costs and estimated earnings	$-	$-

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

13.      INCOME TAXES

The Company files a consolidated tax return inclusive of each of its wholly-owned subsidiaries, JES (formerly DanMar), JEDI, JRA and NextGen.

The Company has recorded deferred tax assets and liabilities arising from the anticipated timing differences recorded in the financial statements and income tax returns for various accrued expenses, accounting methods used in computing depreciation and revenue recognition and benefits from net operating loss carryforwards.

The income tax provision (benefit) for the years ended December 31, 2011 and 2010 consists of the following components:

	2011	2010
Current	$90,000	$-
Deferred	1,686,000	(978,000)
Total income tax provision (benefit)	$1,776,000	$(978,000)

The components of the deferred income tax asset and liability as of December 31, 2011 and December 31, 2010 are as follows:

	2011	2010*
Current deferred income tax asset:
Accrued vacation and compensation	$111,000	$178,000
Reserves for warranty and other	51,000	18,000
Net operating loss carryforward	-	1,310,000
Total	$162,000	$1,506,000

Non-current deferred income tax asset:
Stock-based compensation expense	$818,000	$667,000
Deferred revenue/other	472,000	390,000
Net operating loss carryforward	1,672,000	-
1603 cash grant basis	562,000	-
State depreciation adjustments	358,000	-
Less valuation allowance	(818,000)	(681,000)
Total	$3,064,000	$376,000

Current deferred income tax liability:
Completed contract accounting	$-	$217,000
Prepaid expenses	54,000	-
Total	$54,000	$217,000

Non-current deferred income tax liability
Depreciation	$3,221,000	$28,000

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Deferred income taxes are presented on the consolidated balance sheet under the following captions at December 31, 2011 and 2010:

	2011	2010
Net current assets	$108,000	$1,289,000
Net non-current assets	-	348,000
Net non-current liabilities	(157,000)	-
Total	$(49,000)	$1,637,000

In assessing the realization of deferred tax assets, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  The Company’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of December 31, 2011, a valuation allowance of $818,000 has been recognized for deferred tax assets, primarily for stock-based compensation.

The following represents the reconciliation of the statutory federal tax rate and the effective tax rate for the year ended December 31, as follows:

	2011		2010

Statutory tax rate	$1,638,000	34.0%	$(919,000)	34.0%
States taxes, net of federal benefit	289,000	6.0	(162,000)	6.0
Nondeductible income/expenses	10,000	0.2	7,000	(0.3)
Other, net	(298,000)	(6.2)	3,000	(0.1)
Increase in valuation allowance	137,000	2.8	93,000	(3.4)
	$1,776,000	36.8%	$(978,000)	36.2%

14.      PROMISSORY NOTES PAYABLE

Promissory notes payable consists of the following:

	December 31, 2011	December 31, 2010

Note payable to a construction subcontractor, including interest at 8%, secured by the Company’s rights in its Development and Construction Services Agreement from underlying project and guaranteed by Juhl Wind parent company. In 2011, the balance was converted to a note directly between the subcontractor and the project (see Note 6).	$-	$5,264,093

Note payable to a turbine supplier, including interest at 6%, payable April 2012; secured by Company’s first secured rights arising out of its Development and Construction Services Agreement with the underlying project	2,759,190	2,628,063

Note payable to a construction subcontractor, including interest at 8%, payable upon 180 days of reaching the mechanical completion date as defined in the underlying balance of plant construction agreement; secured by Company’s rights in its Second Amended Development and Construction Services Agreement from underlying project. The note was paid in full March 2012.	1,732,073	2,435,852

Note payable to a governmental entity, bearing no interest, paid in full in February 2012	84,800	-
Totals	$4,576,063	$10,328,008

All amounts are classified as current liabilities on the balance sheet at December 31, 2011 and 2010.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

15.      SHORT-TERM NOTES PAYABLE

Short-term notes payable at December 31, 2011 and 2010 consists of the following:

	December 31, 2011	December 31, 2010

Cash grant bridge note payable to a bank, with interest at 3-month LIBOR plus 2.75 basis points (3.28% at December 31, 2011); due February 2012, interest payable on due date; collateralized by wind farm project assets; loan was paid in full March 2012 upon receipt of the cash grant	$2,588,200	$-

Note payable to bank, interest payable monthly at 5%, collateralized by certificates of deposit, due November 2012.	376,503	411,167
	$2,964,703	$411,167

The weighted average interest rate for December 31, 2011 and 2010 was 3.49% and 5%, respectively. Interest expense for the years ended December 31, 2011 and 2010 approximated $502,000 and $21,40, respectively.

16.      NONRECOURSE DEBT

Nonrecourse debt obligations consist of the following:

	December 31, 2011	December 31, 2010
Note payable to bank, due January 2016, with interest at 5.5%; payable in quarterly installments of $82,031, collateralized by Woodstock Hills assets including turbines and improvements, rights to payment under leases and the power purchase contract	$1,234,287	$-

Note payable to a bank, bearing interest at 6-month LIBOR plus 2.75 basis points (3.5% at December 31, 2011); due April 2026; principal and interest payments due semi-annually; collateralized by all Valley View wind farm project assets; see Note 17 for interest rate swap disclosure	10,153,208	-
Total nonrecourse debt	11,387,495	-
Less current portion	(737,167)	-
Long-term portion	$10,650,328	$-

The future minimum principal payments of the nonrecourse debt are as follows:

For the period ended December 31,
2012	$737,167
2013	784,606
2014	835,162
2015	888,673
2016	630,349
Thereafter	7,511,538
Total	$11,387,495

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

In conjunction with the Woodstock Hills nonrecourse bank note, a maintenance and repair reserve of $250,000 is required to be maintained. The bank is permitting this reserve to be funded ratably over eight quarters at $31,250 per quarter.  The balance of the cash reserve is $93,750 at December 31, 2011 and is included in long term assets under the caption Escrow Cash Reserves for Contractual Commitments.

The Valley View wind farm nonrecourse debt originally was a $10,300,000 construction loan that converted to a term loan upon completion of construction in November.   The credit facility also includes a standby letter of credit in an amount of $750,000 pursuant to a security fund provision in the PPA. Substantially all assets and contract rights of the Valley View wind farm are pledged as security under the Financing Agreement. The Financing Agreement carries a two-year guarantee by the turbine supplier that the project will maintain a certain debt service coverage ratio.   The Financing Agreement and the related mortgage documents contain reporting requirements and restrictive loan covenants, which require the maintenance of various financial ratios.

In conjunction with the Valley View nonrecourse bank note, maintenance and debt service cash reserves of $150,000 and $450,000, respectively, are required to be maintained. These required reserves of $600,000 were deposited into escrow accounts held by the lender at the time of the term loan closing.  The amounts are included under the caption Escrowed Cash Reserves for Contractual Commitments.

17.      DERIVATIVE FINANCIAL INSTRUMENT AND FAIR VALUE - INTEREST RATE SWAP

The Valley View wind farm entered into an interest rate swap agreement with a notional amount of $7,700,000 to effectively convert those borrowings under its long-term debt arrangement from a variable interest rate to a fixed interest rate of approximately 3.71% during its 15-year term. The fair value of the interest rate swap agreement obligation (Level 2 in the fair value hierarchy) approximated $1,012,499 at December 31, 2011, and is recorded as a current and long-term liability in the consolidated balance sheet. The Company determines the fair value of the interest rate swap by using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the instrument. The analysis reflects the contractual terms of the swap agreement, including the period to maturity and uses observable market-based inputs and uses the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments.

Noncash other expense recorded in connection with the change in the fair value of the interest rate swap agreement approximated $5,214 during the period ended December 31, 2011.

The following table provides details regarding the Company's derivative instruments at December 31, 2011:

Instruments	Balance Sheet location	Assets	Liabilities
Interest rate swap	Current liabilities	$-	$199,946
Interest rate swap	Long-term liabilities	-	812,553

The following table provides details regarding the approximate gains and losses from the Company's derivative instruments in the statement of operations, none of which are designated as effective hedging instruments:

Instrument	Statement of operations location	Year Ended December 31, 2011
Interest rate swap	Other income (expense)	$(5,214)

18.      POWER PURCHASE CONTRACT LIABILITY

Woodstock Hills wind farm

The Woodstock Hills wind farm entered into a power purchase agreement (PPA) with Northern States Power (NSP) in 1997.  The agreement, among other things, requires NSP to purchase all of the electricity output from the Woodstock Hills wind energy generation facility over a 30-year period following its commercial operation date at rates provided in the agreement.  The commercial operation date has been deemed to be May 1, 2004.  The power purchase rates were set at a higher level in the early years of the agreement in order to assist Woodstock Hills in obtaining financing.  The PPA power purchase rates will range from $16 to $45 per megawatt hour over the remaining 23 years of the PPA term, with an average of approximately $29 per megawatt hour over the remaining duration of the agreement.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

In accordance with our revenue recognition policy in Note 1, revenue levelization is used to recognize revenue from the electricity sales of Woodstock Hills.  Revenue deferred under this levelization calculation at December 31, 2011 was approximately $231,000.

At the time of acquisition of Woodstock Hills in April 2011, the power purchase rates in the PPA between Woodstock Hills and NSP were considered unfavorable when compared with market conditions at the time of the acquisition. As a result, an unfavorable contract liability of approximately $3,418,000 was recognized on the acquisition date.  The amount of this liability was determined based on what we estimated is the current market rate that power purchasers are paying for electrical power, net of the fair value of the renewable energy credits that Woodstock Hills could be expected to realize during the term of the PPA.   The unfavorable contract liability will be expected to increase through 2017 based on the current power purchase rate structure, and the liability amount from 2018 and forward will be amortized as an increase to net revenue based on the decreasing PPA rates over the remaining contractual term.  The net increase to the unfavorable contract liability from the date of acquisition to December 31, 2011 was approximately $70,000.

The Company has recorded the following long term liability in its financial statements in relation to the PPA:

	December 31, 2011	December 31, 2010
Rate levelization adjustment	$231,086	$-
Unfavorable contract liabilities	3,489,287	-
Total	$3,720,373	$-

The PPA requires Woodstock Hills to provide security to NSP in the form of a letter of credit for the decommissioning, front-loaded rates and overall agreement compliance. At December 31, 2011, Woodstock has obtained letters of credit from a bank in the amounts of $500,000 and $255,000 to provide the required security to NSP for front-loaded rates and decommissioning, respectively.  NSP has not exercised any of its rights to draw upon the security during the term of the PPA. The letters of credit are renewable on an annual basis.

The $500,000 letter of credit agreement requires a cash escrow to be funded over time with an initial deposit of $50,000 made in December 2010, and minimum payments of $28,125 per quarter beginning April 2012. The $255,000 line of credit agreement requires a cash escrow to be funded over time with minimum payments of $12,750 per quarter beginning April 2011. At December 31, 2011, Woodstock has escrowed approximately $88,000 in cash toward the escrow requirements.  These escrowed deposits are reflected within the noncurrent asset called Escrowed Cash Reserves for Contractual Commitments.

Valley View wind farm

The PPA requires the Valley View wind farm to provide security to NSP in the form of a letter of credit as security for the contract obligations. At December 31, 2011, Valley View obtained a $750,000 letter of credit as a part of its nonrecourse credit facility provided by the lender.  NSP has not exercised any of its rights to draw upon the security during the term of the PPA. The letters of credit are renewable on an annual basis.

19.      STOCK-BASED COMPENSATION

The Company has a incentive compensation plan to provide stock options, stock issuances and other equity interests in the Company to employees, directors, consultants, independent contractors, and advisors of the Company and other person who is determined by the Committee of the Board of Directors of the Company to have made (or expected to make) contributions to the Company. As of December 31, 2011, the Company has 1,637,111 shares available for award under the plan.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Stock Options

The Company has granted to key employees and directors of the Company 1,260,000 options to purchase common shares under the above plan.  In addition, the Company issued an additional 500,000 stock options to a director in June 2009 outside of the plan. The outstanding stock options carry an exercise price ranging from of $1.00-$2.15 per share and expire ten years from the date of grant.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions, underlying price ranging from $1.15 to $3.05, dividend yield of 0%, expected volatility ranging from 95% to 104%, risk-free interest rate of 4%, and average expected life of 6 years. Based on pricing model, the company expensed approximately $375,000 and $590,000 of stock compensation in the years ended December 31, 2011 and 2010, respectively.

A summary of the Company’s stock option plan as of December 31, 2011 and  2010 and changes during the years then ended is listed below:

Outstanding at January 1, 2011	1,740,000
Granted	30,000
Exercised	-
Expired	-
Forfeited	(10,000)
Outstanding at December 31, 2011	1,760,000

Options exercisable at the end of the period	1,606,250

Outstanding at January 1, 2010	1,745,000
Granted	25,000
Exercised	-
Expired	-
Forfeited	(30,000)
Outstanding at December 31, 2010	1,740,000

Options exercisable at the end of the period	1,095,414

As of December 31, 2011, there was approximately $106,000 total unrecognized compensation expense cost.  This cost is expected to be recognized over a weighted-average period of 2 years.

The Company’s Compensation Committee has approved additional stock options for the Company’s three executive officers within their respective employment agreements. Collectively, such officers will be entitled to be granted options to purchase a total of 2,750,000 shares of common stock of the Company, subject to approval by the board of directors and any additional required approvals, including an  increase in the number of shares reserved for issuance pursuant to the exercise of options under the Company’s Incentive Plan.

Warrants

The Company has issued common stock warrants to individuals or firms for consulting and investor relations services. A summary of the warrants are as follows:

Issue date	Number of warrants	Expiration Date	Exercise Price per share
December 2008	50,000	June 2013	$7.00 - $10.00
December 2009	100,000	December 2014	$1.25

Total	150,000

All of the warrants are vested and allow the holder to purchase common stock at the exercise prices shown above.  To determine fair value of the warrants issued for the purposes of measuring stock compensation expense, the Company uses the Black-Scholes pricing model with the following assumptions, dividend yield of 0%, expected volatility of 95-104%, risk-free interest rate of 4%, and expected life of 5 years.  The Company recognized no stock compensation expense for warrants to non-employees during the years ended December 31, 2011 and 2010.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
20.      LICENSING ARRANGEMENT

In July 2009, NextGen entered into a non-exclusive Manufacturing License and Reseller agreement with an unrelated company. The agreement provides that NextGen will license its small turbine technology and, among other things, grants a right to manufacture units over a twenty year period. The agreement also provides for exclusive distribution rights in certain areas of the United States.  During 2009 and 2010, NextGen received payments of $1 million for granting these rights under this agreement.  Revenue is being amortized over the twenty year period.   For the years ended December 31, 2011 and 2010, licensing revenue of approximately $50,000 and $50,000, respectively, is included in revenue in the consolidated financial statements.  Deferred licensing revenue of approximately $879,000 and $929,000 is included on the consolidated balance sheets in current and long-term deferred revenue as of December 31, 2011 and December 31, 2010, respectively.

21.      BUSINESS SEGMENTS
The Company groups its operations into three business segments–Wind Farm Development and Management, Wind Farm Ownership and Operation,  and Consumer-owned Renewable Energy products.  The Company's business segments are separate business units that offer different products. The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Corporate assets include: cash and cash equivalents, short-term investments, deferred income taxes, and other assets.

The following is information for each segment for the years ended December 31, 2011:

	Wind Farm Development and Management	Wind Farm Ownership and Operation	Consumer- Owned Renewable Energy	Consolidated
For the Year Ended December 31, 2011
Wind farm development/mgmt	$8,623,706	$-	$-	$8,623,706
Turbine sales and service	617,534	-	322,767	950,301
Related party revenue	123,749	-	-	123,749
Electricity Sales	-	605,804	-	605,804
Construction contract revenue	5,242,048		32,049	5,274,097
Total revenue	$14,607,037	$605,804	$364,816	$15,577,657

Income (loss) from operations	$5,099,493	$(157,306)	$(54,304)	$4,887,883
Other income (expense), net	60,057	(109,700)	(20,235)	(69,878)
Income (loss) before income tax benefit	$5,159,550	(267,006)	$(74,539)	$4,818,005

Identifiable assets at December 31, 2011	$4,215,856	$32,410,510	$584,746	$37,211,112
Corporate assets				6,160,289
Total assets at December 31, 2011				$43.371,401

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

The following is information for each segment for the years ended December 31, 2010:

	Wind Farm Development and Management	Wind Farm Ownership and Operation	Consumer- Owned Renewable Energy	Consolidated
For the Year Ended December 31, 2010
Wind farm development/management	$490,266	$-	$3,304	$493,570
Turbine Sales and Service	275,004	-	770,295	1,045,299
Related party revenue	325,764	-	-	325,764
Construction contract revenue	4,396,947	-	6,563	4,403,510
Total revenue	$5,487,981	$-	$780,162	$6,268,143

Loss from operations	$(2,271,362)	$-	$(475,247)	$(2,746,609)
Other income (expense), net	(10,165)	-	(21,391)	(31,556)
Loss before income taxes	$(2,281,527)	$-	$(496,638)	$(2,778,165)

Identifiable assets at December 31, 2010	$14,296,025	$-	$344,796	$14,640,821
Corporate assets				3,452,040
Total assets at December 31, 2010				$18,092,861

22.      ADVANCE ON SALE OF PROJECT DEVELOPMENT RIGHTS

On March 1, 2011, the Company entered into an amendment to its existing Development Services Agreement with the limited liability entity that owns the Crofton Hills project. In conjunction with this amendment, the project owners paid the Company an advance of $1,000,000 in cash. The advance is in the form of a loan and is intended to be an advance on the sale of the development work performed to-date.

On July 28, 2011, the Company received the final $1,250,000 in cash proceeds with respect  to  the sale of its development work performed to-date and rights to the development of the Crofton Hills project. The total fees collected from the amended agreement were $2,250,000, of which a $1 million cash advance had been previously collected. Upon commercial operation, the Company will recognize revenue of $500,000 which is currently deferred. The Company is expected to continue in a development role in the project until commercial operation, and the agreement with the owners also included a provision whereby the Company advanced cash in the event that the project did not achieve commercial operation by December 31, 2011.  The Company did make the $500,000 advance, with such advance repayable upon commercial operation which is expected by the end of 2012. The advance is included in Other Current Assets.

23.      TRANSACTIONS WITH RELATED PARTIES

The Company provides wind farm management services to entities that are controlled by the Company’s Chief Executive Officer and family members. This revenue is shown in Note 21 Business Segments.  The fees are billed at rates similar to fee structures charged to unrelated parties.

Pursuant to the limited liability company operating agreement of Woodstock Hills, the Company’s ownership percentage of cash, income, gain, loss, and deductions of 99.9% will be reduced to 20% at the time that it has received a cumulative 12% annual cash-on-cash return on its original investment of $400,000 which is not expected to occur for at least six years. The Company’s CEO is the sole minority interest member.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

24.      COMMITMENTS AND CONTINGENCIES

Construction Services Agreements
The Company enters into construction services agreements with third parties for the construction of wind projects. The construction services agreements provide for a fixed price or cost-plus arrangements, subject to change orders pursuant to changes in work scope or work conditions. The construction fees are generally billable on a monthly basis. At December 31, 2011, the Company had no construction projects underway.

Development Agreements
The Company enters into development agreements with third parties for the development of wind projects. The development agreements call for development fees ranging from 3% to 5% of the total project cost. The development fees are generally paid by the project owners in installments:   upon signing of the development agreement (ranging from 2-10% of the fee), signing of the power purchase agreement (approximately 5% of the fee), upon availability of funding and signing of the PPA (approximately 40% of the fee), and the remaining 50% is due at the commercial operation date of the project. As of December 31, 2011, the Company was involved with various development agreements at different stages within the contracts. The Company was also involved with several new projects for which development agreements have not been signed.

Turbine Supply
The Company may enter into turbine supply agreements whereby it will purchase wind turbines from turbine equipment suppliers and resell the components to wind project owners. The Company incurs risks of ownership during the course of shipment and delivery to the project site. The Company passes through the warranty and performance obligations of the manufacturer onto the project owners.

Management Agreements
The Company has various agreements in place for operational wind projects to perform management services for those projects. The agreements provide monthly management fees ranging from 2-5% of the project’s gross sales, or on a fixed fee basis. These agreements also provide payments for general and administrative fees, maintenance fees, and any other out-of-pocket expenses for the project. The contracts expire at various dates through 2016. The agreements may be terminated by the wind farm upon the last day of the month that is at least 30 days after the Company has received written notice of the intent to terminate the agreement.

Turbine Maintenance Agreements
The Company has agreements in place to perform turbine maintenance services for three wind farm projects, and from time to time will engage in additional maintenance services on a time and materials basis. The agreements provide quarterly or annual payments on a per-turbine basis. The agreements at various dates through 2014. The agreements generally may only be terminated in the event of non-performance.

Administrative Services Agreements
The Company has four agreements in place for operational wind projects to perform administrative services for those projects. These agreements provide quarterly payments in advance or in arrears of services performed. Payments range from 3-5% of the project’s gross revenue, and will continue through the change of percentage ownership date, as defined by the administrative services agreements, and will be renewed annually without any additional action. The agreements may be terminated by the wind farm upon at least 90 days written notice to the Company.

Asset Retirement Obligation
At the time that the turbines in the Woodstock Hills, Winona or Valley View projects are retired or upon the end of the land lease, there is an obligation to restore the underlying real estate to its original condition. This includes removal of all personal property and to some extent, the concrete foundations.  The estimate fair value of this obligation is undeterminable; however, it is reasonable that the salvage value of the wind turbines would cover any expenses for restoration of the real estate.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Guarantees

The Company agreed to guarantee certain payments to investors in the Valley View wind farm project as set forth below:

•
The timely payment of any and all guaranteed payments required to be paid to  preferred membership investors (who contributed approximately $2.5 million)  as they may become due under the respective LLC operating agreements, and the timely payment of any and all amounts payable upon exercise of a put right by such preferred members.  The put right is under not under the Company’s control and may occur either in two years or in certain cases, ten years.  The Company does  have up to six months from the date that to make such Put Right Payment, and should Juhl Wind fail to make the Put Right Payment within such six month period, the principal amount owed by the Company is subject to a penalty of an additional 10%.

•
The Company has agreed, with respect to a put right made available to one of the Common Members in the Valley View project (who contributed $500,000) to redeem any of its units then held by the Purchaser for a price in cash equal to the present value of the (i) estimate future distributions to be made to Purchaser net of (ii) estimated future income allocations for which no distributions are projected to be made.  If the Company fails to pay in full the put right purchase amount in cash on the due date, the Company shall issue a promissory note with a maturity date not exceeding 36 months and pay interest thereon.

•
In March 2011, the Company had guaranteed the payment obligations of Valley View Transmission to its turbine supplier under a Turbine Supply Agreement between such parties.   The maximum liability was $1,800,000 if warranty obligations survive a five-year term as described in such Turbine Supply Agreement, or $1,275,000 if warranty obligations are not extended for such five year period, as set forth in such Turbine Supply Agreement.   The payments required under the Turbine Supply Agreement have now been met in connection with the equity raise and the Company’s guaranty in favor of the turbine supplier has been terminated.

•
The Company has made certain representations and warranties with regard to indemnifications in conjunction with the funding activities of the Valley View and Grant County wind farms, including potential liabilities for Section 1603 Treasury Grant recapture or tax liabilities attributable to the period prior to the closing date.

25.      LAND LEASE

The Company’s three wind farm investments (Woodstock Hills, Winona, and Valley View) maintain lease agreements with landowners for the real estate related to the wind energy generation facilities.  The leases, which generally run for 25 – 30 years from inception, will expire between 2017 and 2036. Rent expense for 2011 under these arrangements was approximately $27,000 (for post-acquisition periods only).

The minimum lease payments for the next five years under the lease agreement are as follows:

2012	$50,100
2013	50,100
2014	50,100
2015	50,100
2016	50,100
Thereafter	815,900
Total	$1,066,400

26.      VARIABLE INTEREST ENTITIES

Generally accepted accounting principles provide a framework for identifying variable interest entities (VIE’s) and determining when a company should include the assets, liabilities, non-controlling interest, and results of activities of a VIE in its consolidated financial statements.  In general, a VIE is a corporation, partnership, limited liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.   A VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE.  A variable interest holder that consolidates the VIE is called the primary beneficiary.  Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and non-controlling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

The Company’s evaluation of whether it qualifies as the primary beneficiary of VIEs is highly complex and involves significant judgments, estimates and assumptions. The Company generally utilizes expected cash flow scenarios to determine the Company’s interest in the expected losses or residual returns of VIEs and perform qualitative analysis of the activities that most significantly impact the VIEs’ economic performance and whether we have the power to direct those activities.

Consolidated Variable Interest Entities

Valley View Transmission, LLC
In February 2011 and November 2011, the Company made investments into the Valley View project entity. In addition, outside investors also invested into this entity during November 2011 (November 2011 Transaction).  We estimated, based on the terms of the November 2011 transaction, that the Company was the primary beneficiary of this VIE.

Pre-November 2011 Transaction.   The Company entered into a Development and Construction Services Agreement with Valley View Transmission which was formed to own the Valley View wind farm project in Minnesota.  Under this agreement, the Company contracted with the existing owners of the wind farm project for the development, design, construction, installation, and construction period financing of the project’s balance of plant.  The Company began construction of the wind farm in fourth quarter 2010 for the expected $4.2 million balance of plant construction cost of the project, of which $3.9 million was completed to-date at December 31, 2010.  The Company’s primary subcontractor has also agreed to assist the Company in its financing by deferring payment of its services through the acceptance of a promissory note until permanent financing is placed on the project but no more than year from mechanical completion of the project.  In March 2011, the Company converted approximately $480,000 of its receivables into a 48% equity ownership, and simultaneously the turbine supplier became approximately a 52% majority controlling interest in this limited liability company.   In March 2011, the construction loan and bridge loan financing was completed and the turbine supplier formally agreed to provide a guarantee of the $10 million construction loan portion of the financing.   Based on these circumstances, the Company is not considered the primary beneficiary for this VIE.  In making a determination of whether the Company is the primary beneficiary in this VIE for purposes of the consolidated financial statements,  the Company notes that it did not have any power (explicit or implicit) to direct the activities of Valley View that most significantly impact the economic performance of the project entity.  The Company, or any employee or owner of the Company, was also not acting as management for Valley View.  Valley View had rights and power to terminate the agreement with the Company at any time. At no time during the design or setup of Valley View was the Company expected to be, or desired to be, in a position of control.

November 2011 Transaction. On November 29, 2011 (just prior to the declaration of the Valley View commercial operation date),   the Company (through its subsidiary, Juhl Renewable Assets)  and other outside investors invested $1,372,430 and $3,200,000, respectively, to purchase an 80.4% interest in the Valley View entity.  Previously, the Company owned had an equity investment in this project. As a result of the November 2011 Transaction and previous ownership, the Company has a 32.6% voting interest in Valley View, and has an additional 13.9% voting power through a voting trust arrangement with three other investors.    The Company currently acts as the managing agent for Valley View, and our CEO is also on the Board of Governors of Valley View. In addition, the Company agreed to guarantee certain payments to investors in order to secure the required equity capital and to enable the term loan conversion by the lender.   See Note 24 Commitments and Contingencies with regard to guarantees made by the Company in connection with acquiring additional equity in the project from certain investors. Based upon the new ownership structure that has occurred upon project completion, we determined that Valley View is a VIE that requires consolidation as a result of the Company’s power to direct the activities of the entity.

Accordingly, the operating results for Valley View have been included in the consolidated statements of operations from the date of acquisition, November 30, 2011. The assets and liabilities of Valley View were recorded at their respective estimated fair values as of the date of the acquisition using generally accepted accounting principles for business combinations. The fair value of the total consideration paid by all investors, including the Company, at the acquisition date was $4,573,430 for an 80.4% interest.  This indicated that the fair value of the entity was approximately $5,689,000.  The Company used a combination of the market and cost approaches, many unobservable level 3 inputs, to estimate the fair values of the Valley View assets acquired and liabilities assumed.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

The following table summarizes the estimated fair values of Valley View’s assets acquired and liabilities assumed, effective November 30, 2011, the date the Company obtained control of Valley View:

Cash-- restricted and unrestricted	$2,921,800
Accounts receivable, net	52,300
Cash grant receivable	6,284,500
Other current assets	555,100
Property and equipment	16,410,600
Total identifiable assets acquired	26,224,300
Accounts payable and other liabilities	(2,496,800)
Accrued expenses	(130,800)
Construction payable	(4,704,800)
Short-term note payable	(2,588,200)
Derivative liability-interest rate swap	(1,007,300)
Long-term debt	(9,607,400)
Total liabilities assumed	(20,535,300))
Net assets acquired	$5,689,000

The assets of a consolidated VIE are used to settle the liabilities of that entity. The liabilities of a consolidated VIE do not have recourse to the general credit of the Company.

Prior to the November 2011 Transaction, the net book equity and fair value equity of this entity was approximately $395,000 and $1,122,000, respectively. As a result of obtaining control, as defined by VIE consolidation accounting guidance, the Company’s previously held equity interest in this entity was remeasured to an acquisition date fair value of approximately $532,000.  The Company recognized a one-time non-cash pre-tax gain of approximately $320,000 as a result of the remeasurement.  The gain is included in the consolidated statement of operations as a gain on previously held equity interest.

The Company has a 32.6% interest in the VIE, being the primary beneficiary, it consolidates this entity. The remaining outside interest of 67.4%, that is not classified outside of permanent equity as redeemable membership units, will be presented and classified in the consolidated financial statement as a noncontrolling interest.

Winona County Wind
The  Company entered into a Development and Construction Services Agreement in November 2010 with a limited liability company, Winona County Wind, LLC (“Winona”), which was formed to own a wind farm  project in Minnesota.  Under this agreement, the Company contracted with the existing owners of the wind farm project for the development, design, construction, installation, and construction period financing of the project’s wind turbines and balance of plant.  the Company agreed to take a promissory note for the expected $4 million cost of the wind turbines and construction costs of the project. The Company maintains a first security interest in all of the Winona assets and also received a pledge of the membership interests of the existing owners.  The Company has determined that this limited liability company is a VIE.

The Company has determined that this limited liability company was a VIE for which the Company was the primary beneficiary as a result of our implicit power to direct the activities of the entity and the existing ownership and therefore significantly impact the economic performance of Winona.  All significant intercompany transactions were eliminated during the course of the project construction. On October 13, 2011, the Company purchased 100% of the ownership interests of Winona. See Note 30 with regard to the net assets acquired at that time.

On October 13, 2011, the Company agreed to acquire a 100% ownership interest in a 1.5 megawatt wind farm, Winona County, located near Altura, Minnesota. The Winona wind farm reached commercial operation on October 27, 2011.  The Company acted as developer and engineering, procurement and construction contractor for the project, and has been consolidating the Winona project as a variable interest entity since 2010.

The acquisition is being accounted for under the “Common Control” accounting guidance. The assets and liabilities of Winona were recorded at their respective carrying amounts as of the date of the acquisition. The total consideration paid at the acquisition date was $5,000 and the Company subsequently paid an additional $95,000 of consideration through assumption of a note.

27.      LEGAL PROCEEDINGS

The Company is not a party to significant legal proceedings that are material to the financial statements.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

28.      STOCK REPURCHASE PROGRAM

In October 2010, the Company’s Board of Directors authorized a stock repurchase program which would allow the Company to purchase up to $200,000 of its common stock.   The expiration of the program was extended to December 31, 2011 through board approval in April 2011, and the total repurchase amount was also increased to $250,000.

The repurchase plan is being carried out in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "Act").     The repurchase program allows the Company to execute trades in the open market during periods when it would ordinarily not be permitted to do so because of its possible possession of material non-public information, because of insider trading laws or due to self-imposed trading blackout periods. A broker chosen by the Company has the authority, under the prices, terms and limitations set forth in the plan. The number of shares to be repurchased and the timing of the repurchases are based on the level of available cash and other factors, including market conditions, the terms of any applicable 10b5-1 plans and self-imposed black-out periods.

Since inception of the program through December 31, 2011, the Company has repurchased 189,604 shares of Juhl common stock in the open market at a cost of $218,965, or an average purchase price of $1.15 per share. The purchases are reflected in Stockholders’ Equity under the caption Treasury Stock.

29.      ACQUISITION OF WOODSTOCK HILLS WIND FARM

On April 28, 2011, the Company paid $400,000 to acquire a 99.9% ownership interest in a 10.2 megawatt wind farm, Woodstock Hills, located near the Company's headquarters in Woodstock, Minnesota. The Woodstock Hills wind farm has been operating as a wind energy generation facility since 1999 and had been originally developed by the Company’s CEO, who remains the .1% minority interest member. The .1% minority interest is considered immaterial for purposes of accounting for this noncontrolling interest in our financial statements.

The acquisition is being accounted for under the acquisition method and, accordingly, the operating results for Woodstock Hills have been included in the consolidated statements of earnings from the date of acquisition. The assets and liabilities of Woodstock were recorded at their respective estimated fair values as of the date of the acquisition using generally accepted accounting principles for business combinations. The fair value of the total consideration paid at the acquisition date was $400,000.  The Company used a combination of the market and cost approaches to estimate the fair values of the Woodstock Hills assets acquired and liabilities assumed.

The following table summarizes the estimated fair values of Woodstock Hills’s assets acquired and liabilities assumed, effective April 28, 2011, the date the Company obtained control of Woodstock Hills.

Cash	$184,078
Accounts receivable, net	107,484
Other current assets	77,350
Property and equipment	4,788,683
Loan financing costs	15,895
Reserves for loan and contractual commitments	94,049
Total identifiable assets acquired	5,267,539
Accounts payable and other liabilities	(79,480)
Accrued expenses	(8,316)
Power prchase contract liability	(3,418,996)
Long-term debt	(1,360,747)
Total liabilities assumed	(4,867,539)
Net assets acquired	$400,000

30.      SECURITIES OFFERING

On April 29, 2011, we filed a Form S-1 registration statement with the Securities and Exchange Commission for the purpose of seeking a continuous offering of up to 10,000,000 shares of our common stock. We intend to use the offering proceeds to fund our strategic growth initiatives, including acquisitions complementary to our business, such as wind farm management and turbine maintenance services, and general corporate purposes.

JUHL WIND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

31.      SUBSEQUENT EVENTS

In February 2012, the Company entered into a non-binding letter of intent with a regional engineering firm setting forth the basis for a possible acquisition by Juhl Wind of 100% of the ownership of the Target Company.  Execution of a definitive agreement is conditioned upon satisfactory completion of due diligence and the approval of such an agreement by the board of directors of Juhl Wind.

On March 9, 2012, the Valley View project collected the U.S. Treasury Section 1603 cash grant in the amount of $6,284,476.  The proceeds were used to pay off the short-term bridge note of $2,588,200, and the remaining proceeds were used to pay primarily the turbine supplier and to the Company who acted as developer and general contractor.

JUHL WIND INC.
 CONSOLIDATED BALANCE SHEETS
JUNE 30, 2012 AND DECEMBER 31, 2011

	JUNE 30, 2012	DECEMBER 31, 2011
	(unaudited)
ASSETS

CURRENT ASSETS
Cash	$3,060,279	$5,251,148
Restricted cash	449,940	335,793
Short-term investments and accrued interest receivable	566,541	564,927
Short-term investments - restricted	383,801	382,269
Accounts receivable	856,909	2,064,939
Grant receivable- U.S. Treasury 1603 cash grant	-	6,284,476
Work-in-progress	720,169	-
Inventory	264,899	270,873
Other current assets	854,413	664,955
Current deferred income taxes	12,000	108,000
Total current assets	7,168,951	15,927,380

PROPERTY AND EQUIPMENT, Net	25,380,698	25,846,403

OTHER ASSETS
Investment, at cost	413,000	400,000
Escrow cash reserves for contractual commitments	948,530	900,870
Deferred offering and loan costs	256,315	13,607
Intangible assets	773,456	-
Goodwill	204,732	-
Project development costs	330,439	283,141
Deferred income tax asset	206,000	-
Total other assets	3,132,472	1,597,618

TOTAL ASSETS	$35,682,121	$43,371,401

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$751,197	$3,828,276
Short-term notes payable	342,518	2,964,703
Accrued liabilities	1,330,128	1,097,338
Payable to former owners of acquired company	1,191,722	-
Income taxes payable	-	90,000
Deferred revenue - license arrangement and other	220,494	697,281
Current portion of promissory notes payable	231,804	4,576,063
Derivative liabilities- interest rate swap	214,311	199,946
Current portion of nonrecourse debt	760,785	737,167
Total current liabilities	5,042,959	14,190,774

LONG-TERM LIABILITIES
Nonrecourse debt, net of current portion	10,260,352	10,650,328
Promissory notes payable, net of current portion	2,604,596	-
Derivative liabilities- interest rate swap	984,860	812,553
Deferred revenue - license arrangement and 1603 Grant, net of current portion	2,123,397	2,186,089
Deferred revenue - power purchase contract	3,959,263	3,720,373
Deferred income taxes	-	157,000
Total long-term liabilities	19,932,468	17,526,343

REDEEMABLE PREFERRED MEMBERSHIP INTERESTS	2,518,450	2,543,635

CUMULATIVE PREFERRED STOCK OF SUBSIDIARY	180,000	180,000

STOCKHOLDERS' EQUITY
Controlling interest in equity:
Preferred Stock, 20,000,000 shares authorized Series A convertible preferred stock - $.0001 par value, 4,820,000 issued and outstanding as of June 30, 2012 and December 31, 2011	2,526,660	2,527,731
Series B convertible preferred stock - $.0001 par value, 5,966,792 issued and outstanding at June 30, 2012 and December 31, 2011	11,392,403	11,392,403
Common Stock - $.0001 par value; 100,000,000 shares authorized, 22,754,205 and 22,059,803 issued and 22,564,601 and 21,870,199 outstanding June 30, 2012 and December 31, 2011, respectively	2,276	2,206
Additional paid-in capital	9,309,009	8,550,435
Treasury stock, 189,604 shares held by the Company at June 30, 2012 and December 31, 2011	(218,965)	(218,965)
Accumulated deficit	(16,371,506)	(14,650,814)
Noncontrolling interest in equity	1,368,367	1,327,653
Total stockholders' equity	8,008,244	8,930,649

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,682,121	$43,371,401

The accompanying notes are an integral part of these consolidated statements.

The following table presents information on assets and liabilities related to a VIE that is consolidated by the Company at June 30, 2012 and December 31, 2011. The difference between total VIE assets and liabilities represents the Company's interests in those entities, which were eliminated in consolidation.

	JUNE 30, 2012	DECEMBER 31, 2011
	(unaudited)
Cash	$40,090	$28,621
Restricted Cash	367,908	253,761
Accounts receivable and other current assets	231,484	225,977
Grant receivable	-	6,284,476
Property and equipment, net	15,979,451	16,308,909
All other assets	650,000	718,653
Total assets	$17,268,933	$23,820,397

Accounts payable and accrued expenses	$483,573	$2,700,984
Short-term notes payable	-	2,588,200
Derivative liabilities	1,199,171	1,012,499
Nonrecourse debt	9,917,483	10,153,208
Total liabilities	$11,600,227	$16,454,891

The assets of the consolidated VIEs are used to settle the liabilities of those entities. Liabilities are nonrecourse to the general credit of the Company.

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE QUARTERS ENDED JUNE 30, 2012 AND JUNE 30, 2011

	2012			2011
	(unaudited)			(unaudited)

REVENUE	1,878,615	100.0%		1,086,522	100.0%

COST OF GOODS SOLD	1,265,699	67.4		815,834	75.1

GROSS PROFIT	612,916	32.6		270,688	24.9

OPERATING EXPENSES
General and administrative expenses	675,426	36.0		505,236	46.5
Payroll and employee benefits	540,328	28.8		685,705	63.1
Wind farm management expenses	108,868	5.8		84,810	7.8
Total operating expenses	1,324,622	70.6		1,275,751	117.4

OPERATING INCOME (LOSS)	(711,706)	(38.0)		(1,005,063)	(92.5)

OTHER INCOME (EXPENSE)
Interest income	10,850	0.6		101,957	9.4
Interest expense	(217,811)	(11.6)		(116,915)	(10.8)
Loss on fair value of interest rate swap	(187,001)	(10.0)		-	0.0
Total other income (expense), net	(393,962)	(21.0)		(14,958)	(1.4)

INCOME (LOSS) BEFORE INCOME TAXES	(1,105,668)	(59.0)		(1,020,021)	(93.9)

INCOME TAX EXPENSE	-	0.0		378,000	34.8

NET INCOME (LOSS)	(1,105,668)	(59.0)		(642,021)	(59.1)

LESS NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(17,777)	-		-	-

NET INCOME (LOSS) ATTRIBUTED TO JUHL WIND, INC.	$(1,087,891)	(59.0	) %	$(642,021)	(59.1	) %

PREFERRED DIVIDENDS	97,471			97,471

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,203,139)			$(739,492)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC & DILUTED	22,398,918			21,729,252

NET INCOME (LOSS) PER SHARE BASIC & DILUTED	$(0.05)			$(0.03)

The accompanying notes are an integral part of these consolidated statements.

 JUHL WIND INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND JUNE 30, 2011

	2012			2011
	(unaudited)			(unaudited)

REVENUE	3,084,974	100.0%		7,677,935	100.0%

COST OF GOODS SOLD	1,775,293	57.6		1,607,824	20.9

GROSS PROFIT	1,309,681	42.4		6,070,111	79.1

OPERATING EXPENSES
General and administrative expenses	1,219,778	39.5		971,703	12.7
Payroll and employee benefits	999,026	32.4		1,221,655	16.0
Wind farm administration expenses	229,245	7.4		103,126	1.3
Total operating expenses	2,448,049	79.3		2,296,484	30.0

OPERATING INCOME (LOSS)	(1,138,368)	(36.9)		3,773,627	49.1

OTHER INCOME (EXPENSE)
Interest and dividend income	24,907	0.8		240,726	3.1
Interest expense	(486,738)	(15.8)		(280,523)	(3.7)
Loss on fair value of interest rate swap	(186,672)	(6.1)		-	0.0
Total other expense, net	(648,503)	(21.1)		(39,797)	(0.6)

INCOME (LOSS) BEFORE INCOME TAXES	(1,786,871)	(58.0)		3,733,830	48.5

INCOME TAX BENEFIT (EXPENSE)	267,000	8.7		(1,574,000)	(20.5)

NET INCOME (LOSS)	(1,519,871)	(49.3)		2,159,830	28.0

LESS NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	40,714	1.3		(1,714)	(0.0)

NET INCOME (LOSS) ATTRIBUTED TO JUHL WIND, INC.	$(1,560,585)	(50.6	) %	$2,161,544	28.0%

PREFERRED DIVIDENDS	194,942			193,871

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,755,527)			$1,965,959

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	22,294,175			21,499,279

NET INCOME (LOSS) PER SHARE - BASIC	$(0.08)			$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	22,190,522			21,559,102

NET INCOME (LOSS) PER SHARE - DILUTED	$(0.08)			$0.09

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2012

	Common Stock		Convertible Preferred Stock Series A		Convertible Preferred Stock Series B		Additional Paid-In	Treasury	Accumulated	Total Stockholders' Equity-	Non- Controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Juhl Wind	Interest	Equity

BALANCE -December 31, 2011	22,059,803	$2,206	4,820,000	$2,527,731	5,966,792	$11,392,403	$8,550,435	$(218,965)	$(14,650,814)	$7,602,996	$1,327,653	$8,930,649

Net income	-	-	-	-	-	-	-	-	(1,560,585)	(1,560,585)	40,714	(1,519,871)

Stock-based compensation	-	-	-	-	-	-	128,174	-	-	128,174		128,174

Series A preferred stock dividend paid in common stock	287,070	29	-	(196,013)	-	-	195,984	-	-	-		-

Series A Preferred dividends	-	-	-	194,942	-	-	(194,942)	-	-	-		-

Dividends on subsidiary preferred stock paid in cash	-	-	-	-	-	-	-	-	(9,000)	(9,000)		(9,000)

Common stock issued as commitment shares on an equity line facility	407,332	41	-	-	-	-	244,358	-	-	244,399		244,399

Contingent issuance of common stock for PEC acquisition	-	-					385,000		-	385,000		385,000

Dividends paid on preferred membership interests in wind farms	-	-	-	-	-	-	-	-	(151,107)	(151,107)		(151,107)

BALANCE -June 30, 2012 (unaudited)	22,754,205	$2,276	4,820,000	$2,526,660	5,966,792	$11,392,403	$9,309,009	$(218,965)	$(16,371,506)	$6,639,877	$1,368,367	$8,008,244

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	2012	2011
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,519,871)	$2,159,830
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	655,046	135,772
Increase in investment	(13,000)	-
Stock-based compensation	128,174	278,752
Loss on fair value of interest rate swap	186,672	-
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	2,037,774	3,056,818
Promissory notes receivable	-	(6,002,806)
Work-in-progress	(125,321)	-
Inventory	5,974	(155)
Reimbursable project costs	-	274,092
Costs and estimated earnings in excess of billings	-	515,962
Other current assets	(54,543)	71,945
Interest receivable on short term investments	(3,146)	(4,015)
Accounts payable	(1,310,585)	(12,736)
Promissory notes payable	77,210	1,353,806
Accrued expenses	74,624	(131,317)
Income taxes payable	(90,000)	250,000
Deferred income taxes	(267,000)	1,324,000
Customer deposits	-	167,869
Advance on sale of project development rights	-	1,000,000
Deferred revenue	(277,031)	(230,814)
Other	181,068	87,021
Net cash provided by (used in) operating activities	(313,955)	4,294,024

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from short-term investments	-	302,685
Purchases of short-term investments	-	(237,482)
Proceeds from cash grant	6,284,476	-
Cash paid for business acquisition, net of cash acquired	(1,000,000)	(215,922)
Payments for project development costs	(39,100)	(318,800)
Payments for property and equipment	(109,075)	(63,497)
Net cash provided by (used in) investing activities	5,136,301	(533,016)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash	(114,147)	27,984
Escrowed cash reserves for contractual commitments	(47,660)	(83)
Cash dividends paid	(185,292)	(91,200)
Principal payments on bank notes payable	(3,073,343)	-
Payments of accounts payable and promissory notes payable related to property and equipment	(3,592,773)	-
Payments for treasury stock	-	(115,580)
Net cash used in financing activities	(7,013,215)	(178,879)

NET INCREASE (DECREASE) IN CASH	(2,190,869)	3,582,129

CASH BEGINNING OF THE PERIOD	5,251,148	645,596

CASH END OF THE PERIOD	$3,060,279	$4,227,725

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$73,656	$8,679

NONCASH INVESTING AND FINANCING ACTIVITIES
Series A preferred stock dividend	$194,942	$193,871
Series A dividend payment in common stock	$(196,013)	$103,742
Promissory note receivable received upon issuance of promissory note payable	$-	$5,264,093
Reimbursable project costs converted to equity investment in wind farm	$-	$(285,072)
Conversion of note receivable to equity investment in wind farm	$-	$(185,539)
Conversion of Series B Preferred stock to common stock	$-	$1,426,713
Inventory costs converted to project development costs	$-	$1,393,333
Project development costs financed with accounts payable	$	$678,009
Issuance of common stock for equity line commitment	$244,399	$-
Other	$-	$(65,271)

The accompanying notes are an integral part of these consolidated statements.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

1.         BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations.  These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2011 which was filed with the Securities and Exchange Commission on March 31, 2012.

In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments considered necessary for fair presentation.  The adjustments made to these statements consist only of normal recurring adjustments.  The results reported in these condensed consolidated interim financial statements should not be regarded as necessarily indicative of results that may be expected for the year ended December 31, 2012.

Juhl Wind, Inc. (“Juhl Wind” or “the Company”) conducts business under five subsidiaries, Juhl Energy Services, Inc. (“JES”), Juhl Energy Development, Inc. (“JEDI”), Juhl Renewable Assets, Inc. (“JRA”), Next Generation Power Systems, Inc. (“NextGen”), Juhl Renewable Energy Systems, Inc. (“JRES”), Power Engineers Collaborative, LLC (“PEC”), and ownership and operational duties over the following  three operating wind farms--Woodstock Hills LLC (“Woodstock Hills”), Winona County Wind (“Winona”) and Valley View Transmission, LLC (“Valley View”).  All intercompany balances and transactions are eliminated in consolidation.

Juhl Wind, Inc. is an established leader in community wind power development and management, focused on wind farm projects throughout the United States.  The Company handles all aspects of wind project development, through our operating subsidiaries, including full development and ownership of wind farms, general consultation on wind projects, construction management of wind farm projects and system operations and maintenance for completed wind farms.  In April 2012, the Company completed an acquisition of Power Engineers Collaborative, LLC and now provides professional engineering services to the power and building systems industries.

Generally accepted accounting principles require certain variable interest entities (“VIE”s) to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have sufficient powers, obligations, or rights or if the entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties.

Juhl Wind initially determined that its Winona County wind farm project was a VIE requiring consolidation through the first three quarters of 2011.  Accordingly, the Company’s consolidated financial statements include the accounts of Winona County for those periods. During the fourth quarter of 2011, Juhl Wind acquired 100% of the ownership interest and accounted for this acquisition under the “common control” rules of ASC 805.

As a result of a transaction that occurred during the fourth quarter of 2011, Juhl Wind determined that the Valley View wind farm project was a VIE that required consolidation by the Company.  As a result of this transaction, the Company has a 32.6% voting interest in Valley View, and has an additional 13.9% voting power through a voting trust arrangement with three other investors.  The Company currently acts as the managing agent for Valley View, and our CEO is also on the Board of Governors of Valley View.  In addition, the Company agreed to guarantee certain payments to investors in order to secure the required equity capital and to enable the term loan conversion by the lender.  Accordingly, the consolidated financial statements include the accounts of Valley View, including the 32.6% the Company’s ownership interest.  The remaining outside interest of 67.4%, which is not classified outside of permanent equity as redeemable membership units, is presented and classified in the consolidated financial statements as noncontrolling interest.  Prior to this transaction, the Company accounted for its investment in Valley View as an equity method investment.

All significant intercompany investments, balances, and transactions have been eliminated.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recorded from the development agreements and construction contract revenue; realizability of accounts and promissory notes receivable; determination of the primary beneficiary of a variable interest entity; valuation of deferred tax assets, deferred power purchase revenue, stock-based compensation and warrants, asset retirement obligations, derivative instruments and other contingencies. Revenue from the development agreements is adjusted to reflect actual costs incurred by the project upon the commercial operation date.  Accordingly, actual revenue may differ from previously estimated amounts, and such differences may be material to the consolidated financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

REVENUE RECOGNITION

Turbine Sales and Services
Turbine sales occur from small scale wind turbines that are internally re-manufactured and sold by the Company, or through purchase and resale of larger scale wind turbines to wind farm project owners. Revenue from the sale of small scale wind turbines are recognized upon shipment to the customer as transfer of ownership, and risk of loss have been transferred to the customer.  Deposits received from customers are included as deferred revenue until shipment occurs. Revenues from the sale of larger scale wind turbines are generally recognized in conjunction with the construction services percentage of completion accounting discussed below. Commencement of revenue recognition is only after turbine erection activities have begun.

Turbine services include time-and-material arrangements related to existing installations of wind turbine equipment.  Revenue is recognized upon completion of the maintenance services.

Licensing Revenue
Revenues earned from licensing agreements are amortized using the straight-line method over the term of the agreement.

Engineering and consulting services
Revenues are primarily generated from professional services provided to clients and are based on either hours of service performed or on a fixed-fee basis. Revenues are accrued through the reporting date for services performed but not yet billed to clients. These unbilled revenues are included in work in process in the accompanying financial statements.

Provisions for estimated losses on work in process are made in the period in which such losses are determined. Changes in project performance, project conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

Our contracts come up for renewal periodically and at the time of renewal may be subject to renegotiation, which could impact the profitability on that contract. In addition, during the term of a contract, public agencies may request additional or revised services which may impact the economics of the transaction. Most of our contracts permit our clients, with prior notice, to terminate the contracts at any time without cause.

Wind Farm Development Services
The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under authoritative guidance relating to “Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

The development services fee revenue is recognized as follows:

•
Proceeds received upon the signing of a Development Services Agreement (generally 10% of the total expected development fee) are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted.

•
The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence (“VSOE”) of each item: 1) achievement of a signed Power Purchase Agreement (“PPA”) with an electrical utility, and 2) final commissioning of the wind farm turbines.  Management has determined that these deliverables have stand-alone value, and performance of the undelivered services are considered probable and in the control of the Company.

Wind Farm Management Services
Revenues earned from administrative, management and maintenance services agreements are recognized as the services are provided. The administrative and management services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments in advance are carried as deferred revenue and recognized monthly as services are performed. Maintenance services are generally billed on a time and materials basis. Revenues from services work are recognized when services are performed.

Wind Farm Construction Services
The Company recognizes revenue on construction contracts on the percentage of completion method with costs and estimated profits included in contract revenue as work is performed. Construction contracts generally provide that customers accept completion of progress to date and compensate the Company for services rendered measured in terms of units installed, hours expended or some other measure of progress. The Company recognizes revenue on both signed contracts and change orders. Percentage of completion for construction contracts is measured principally by the percentage of costs incurred as part of the balance of plant contract (which excludes the wind turbines) and accrued to date for each contract to the estimated total cost for each contract at completion. The Company generally considers contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material (excluding wind turbines), labor and insurance costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company’s experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed which management estimates will be billed and collected within the next twelve months.  The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. Costs and estimated earnings in excess of billings on uncompleted contracts are amounts considered recoverable from customers based on different measures of performance, including achievement of specific milestones, or at the completion of the contract.

Electricity sales
Electricity sales by wind energy facilities to its utility purchaser are recognized as electrical energy is produced.   In accordance with generally accepted accounting principles, revenue levelization is required whenever there is a variable, de-escalating pricing arrangement such as the power purchase agreement (PPA) with Woodstock Hills.  This requires that the revenue be levelized over the term of the agreement.  The revenue recognized is the lesser of the amount billable under the contract, or the amount determined by the megawatt hours made available during the period multiplied by the average revenue per megawatt hour over the life of the PPA.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

The Woodstock Hills wind farm is credited with producing Renewable Energy Credits (REC’s). These have a market value, and as REC’s are sold on the open market, the Company will recognize the proceeds as a reduction in the carrying amount of the deferred power purchase contract revenue.

GOODWILL AND OTHER INTANGIBLE ASSETS
The Company accounts for goodwill and intangible assets in accordance with the accounting guidance which requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill includes the excess of the purchase price over the fair value of net assets acquired in a business combination. The Codification requires that goodwill be tested for impairment at the reporting unit level. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgment is required to estimate the fair value of reporting units which includes estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

The Company reviews reporting units for possible goodwill impairment by comparing the fair values of each of the reporting units to the carrying value of their respective net assets. If the fair values exceed the carrying values of the net assets, no goodwill impairment is deemed to exist. If the fair values of the reporting units do not exceed the carrying values of the net assets, goodwill is tested for impairment and written down to its implied value if it is determined to be impaired. No impairment was taken for the six months ended June 30, 2012.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of cash, accounts receivable, and accounts payable, and other working capital items approximate fair value at June 30, 2012 due to the short maturity nature of these instruments. The carrying value of restricted cash and short-term investments approximate their fair value based on quoted market prices. The Company believes the carrying value of the derivative instruments approximates fair value based on widely accepted valuation techniques including discounted cash flow analysis which includes observable market-based inputs. The Company believes the carrying amount of the long-term debt approximates the fair value due to a significant portion of total indebtedness contains variable interest rates and this rate is a market interest rate for these borrowings.

COMPARATIVE DATA
Certain 2011 balance sheet line and statement of operations items have been reclassified to conform to the current period’s presentation, including the reclassification of wind farm management expenses to cost of goods sold and the combination of investor relations expenses with general and administrative expenses.

3.            CONCENTRATIONS

The Company derived approximately 54% of its revenue for the six-months ended June 30, 2012 from one customer primarily as a result of the electricity sales, and 87% of its revenue for the six months ended June 30, 2011 was from sales to 4 customers primarily as a result of development and construction services fees. At June 30, 2012 and December 31, 2011, 39% and 94% of the Company's accounts receivable were due from two customers, respectively.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

4.            ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:
	June 30, 2012	December 31, 2011*
Wind farm management/maintenance	$116,109	$253,928
Electricity sales	235,997	321,619
Consulting	497,076	-
Construction contracts	-	1,440,303
Turbine sales and other	7,727	49,089
Total	$856,909	$2,064,939

*Derived from December 31, 2011 audited financial statements

5.            INVENTORY

Inventory consists of the following:
	June 30, 2012	December 31, 2011*
Materials and supplies	$264,899	$270,873
Total	$264,899	$270,873

*Derived from December 31, 2011 audited financial statements

6.            PROPERTY AND EQUIPMENT

Property and equipment consists of the following:
	June 30, 2012	December 31, 2011*
Land and improvements	$60,158	$60,158
Building and improvements	292,690	294,590
Equipment, including vehicles	461,680	413,358
Turbines and improvements	25,667,243	25,633,493
Construction in process	103,547	65,284
Subtotal	26,585,318	26,466,883
Less accumulated depreciation	(1,204,620)	(620,480)
Total	$25,380,698	$25,846,403

*Derived from December 31, 2011 audited financial statements

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

7.            INTANGIBLE ASSETS
A summary of intangible assets as of June 30, 2012 is as follows:

	June 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (in years)
Customer relationships	$110,000	$(2,000)	$108,000	5
Noncompete agreements	278,000	(8,000)	270,000	5
Contract backlog	409,189	(13,733)	395,456	1.5 years
Total	$797,189	$(23,733)	$773,456	3.2 years

Amortization expense for the period ended June 30, 2012 was $23,733.

8.             INCOME TAXES

The Company files a consolidated tax return inclusive of each of its wholly-owned subsidiaries, JES, JEDI, JRA, JRES, PEC and NextGen.

The Company has recorded deferred tax assets and liabilities arising from the anticipated timing differences recorded in the consolidated financial statements and income tax returns for various accrued expenses, accounting methods used in computing depreciation and revenue recognition, and benefits from net operating loss carryforwards.

The income tax expense (benefit) for the six month periods ended June 30, 2012 and 2011 consists of the following components:

	2012	2011
Current	$-	$250,000
Deferred	(267,000)	1,324,000
Total income tax expense (benefit)	$(267,000)	$1,574,000

The components of the deferred income tax asset and liability as of June 30, 2012 and 2011 are as follows:

	2012	2011
Current deferred income tax asset:
Accrued vacation and compensation	$45,000	$112,000
Reserves for warranty and doubtful accounts	20,000	17,000
Other	34,000
Total	$99,000	$129,000

Non-current deferred income tax asset:
Stock-based compensation expense	$869,000	$779,000
Deferred revenue/other	1,133,000	420,000
Net operating loss carryforward	2,705,000	-
Less valuation allowance	(1,276,000)	(779,000)
Total	$3,431,000	$420,000

Current deferred income tax liability:
Completed contract accounting	$-	$180,000
Prepaid expenses	87,000	28,000
Total	$87,000	$208,000

Non-current deferred income tax liability
Depreciation	$3,225,000	$28,000

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

Deferred income taxes are presented on the consolidated balance sheet under the following captions at June 30, 2012 and 2011:

	2012	2011
Total current assets	$12,000	$(79,000)
Total other assets	206,000	392,000
Total	$218,000	$313,000

In assessing the realization of deferred tax assets, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  The Company’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of June 30, 2012, a valuation allowance of $1,276,000 has been recognized for deferred tax assets, primarily for stock-based compensation.

The following represents the reconciliation of the statutory federal tax rate and the effective tax rate for the six months ended June 30, 2012:

Statutory tax rate	$(610,000)	34.0%
States taxes, net of federal benefit	(107,000)	6.0
Nondeductible income/expenses	6,000	(.4)
Other, net	(14,000)	.8
Increase in valuation allowance	458,000	(25.5)
	$267,000	14.9%

9.             PROMISSORY NOTES PAYABLE

Promissory notes payable consists of the following:

	June 30, 2012	December 31, 2011*

Note payable to a turbine supplier, including interest at 6%, payable solely through 95% of net cash flows from a wind project; secured by Company’s first secured rights arising out of its Development and Construction Services Agreement with the underlying project **	$2,836,400	$2,759,190

Note payable to a construction subcontractor, including interest at 8%; paid in full March 2012	-	1,732,073

Note payable to a governmental entity, bearing no interest, paid in full in February 2012	-	84,800
Totals	$2,836,400	$4,576,063
Less current portion	(231,804)	(4,576,063)
Long-term portion	$2,604,596	$-

*   Derived from December 31, 2011 audited financial statements
** The note payable has been classified as long-term based on estimated payments from project cash flows. Increases in amounts represent accrued interest.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

10.          SHORT-TERM NOTES PAYABLE

Short-term notes payable consists of the following:

	June 30, 2012	December 31, 2011*
Cash grant bridge note payable to a bank, with interest at 3-month LIBOR plus 2.75 basis points (3.28% at December 31, 2011); loan was paid in full March 2012 upon receipt of the cash grant	$-	$2,588,200

Note payable to bank, interest payable monthly at 5%, collateralized by certificates of deposit, due November 2012	342,518	376,503
	$342,518	$2,964,703

*Derived from December 31, 2011 audited financial statements

11.          NONRECOURSE DEBT

Nonrecourse debt obligations consist of the following:

	June 30, 2012	December 31, 2011*
Note payable to bank, due January 2016, with interest at 5.5%; payable in quarterly installments of $82,031, collateralized by Woodstock Hills assets including turbines and improvements, rights to payment under leases and the power purchase contract	$1,103,654	$1,234,287

Note payable to a bank, bearing interest at 6-month LIBOR plus 2.75 basis points (3.5% at December 31, 2011); due April 2026; principal and interest payments due semi-annually; collateralized by all Valley View wind farm project assets; see Note 12 for interest rate swap disclosure	9,917,483	10,153,208
Total nonrecourse debt	11,021,137	11,387,495
Less current portion	(760,785)	(737,167)
Total Long-term portion	$10,260,352	$10,650,328

*Derived from December 31, 2011 audited financial statements

12.          DERIVATIVE FINANCIAL INSTRUMENT AND FAIR VALUE - INTEREST RATE SWAP

As a part of the Company’s consolidation of the Valley View wind farm in the fourth quarter of 2011, the Company has an interest rate swap agreement with a notional amount of $7,700,000 to effectively convert those borrowings under its long-term debt arrangement from a variable interest rate to a fixed interest rate of approximately 3.71% during its 15-year term. The fair value of the interest rate swap agreement obligation (Level 2 in the fair value hierarchy) approximated $1,199,171 and $1,012,499 at June 30, 2012 and December 31, 2011, respectively, and is recorded as a current and long-term liability in the consolidated balance sheet. The Company determines the fair value of the interest rate swap by using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the instrument. The analysis reflects the contractual terms of the swap agreement, including the period to maturity and uses observable market-based inputs and uses the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

Noncash other expense recorded in connection with the change in the fair value of the interest rate swap agreement approximated $187,000 during the six months ended June 30, 2012.

The following table provides details regarding the Company's derivative instruments at June 30, 2012:

Instruments	Balance Sheet location	Assets	Liabilities
Interest rate swap	Current liabilities	$-	$214,311
Interest rate swap	Long-term liabilities	-	984,860

The following table provides details regarding the approximate gains and losses from the Company's derivative instruments in the statement of operations, none of which are designated as effective hedging instruments:

Instrument	Statement of operations location	Six months ended June 30, 2012
Interest rate swap	Other income (expense)	$186,672

13.         DEFERRED POWER PURCHASE CONTRACT REVENUE

Woodstock Hills wind farm

The Woodstock Hills wind farm entered into a power purchase agreement (PPA) with Northern States Power (NSP) in 1997.  The agreement, among other things, requires NSP to purchase all of the electricity output from the Woodstock Hills wind energy generation facility over a 30-year period following its commercial operation date at rates provided in the agreement.  The commercial operation date has been deemed to be May 1, 2004.  The power purchase rates were set at a higher level in the early years of the agreement in order to assist Woodstock Hills in obtaining financing.  The PPA power purchase rates will range from $16 to $45 per megawatt hour over the remaining 23 years of the PPA term, with an average of approximately $29 per megawatt hour over the remaining duration of the agreement.

In accordance with our revenue recognition policy in Note 2, revenue levelization is used to recognize revenue from the electricity sales of Woodstock Hills.  Revenue deferred under this levelization calculation at June 30, 2012 was approximately $440,000.

At the time of acquisition of Woodstock Hills in April 2011, the power purchase rates in the PPA between Woodstock Hills and NSP were considered unfavorable when compared with market conditions at the time of the acquisition. As a result, an unfavorable contract liability of approximately $3,705,000 was recognized on the acquisition date.  The amount of this liability was determined based on what we estimated is the current market rate that power purchasers were paying for electrical power compared to the average PPA rate over the life of the contract, net of the fair value of the renewable energy credits that Woodstock Hills could be expected to realize during the term of the PPA. The net decrease to the unfavorable contract liability from the date of acquisition to June 30, 2012 was approximately $186,000.

The Company has recorded the following long term liability in its financial statements in relation to the PPA:

	June 30, 2012	December 31, 2011*
Rate levelization adjustment	$439,850	$231,086
Unfavorable contract liabilities	3,519,413	3,489,287
Total	$3,959,263	$3,720,373

*Derived from December 31, 2011 audited financial statements

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

14.          STOCK-BASED COMPENSATION

The Company has a incentive compensation plan to provide stock options, stock issuances and other equity interests in the Company to employees, directors, consultants, independent contractors, and advisors of the Company and any other person who is determined by the Committee of the Board of Directors of the Company to have made (or expected to make) contributions to the Company. As of June 30, 2012, the Company has 1,387,111 shares available for award under the plan.

The Company has granted to key employees and directors of the Company 1,510,000 options to purchase common shares under the above plan.  In addition, the Company issued an additional 500,000 stock options to a director in June 2009 outside of the plan. The outstanding stock options carry an exercise price ranging from of $.77-$2.11 per share and expire ten years from the date of grant. Grants under the plan are discretionary and typically vest over four years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions, underlying price ranging from $.77 to $3.05, dividend yield of 0%, expected volatility ranging from 95% to 104%, risk-free interest rate of 4%, and average expected life of 6 years. Based on the pricing model, the Company expensed approximately $128,000 and $279,000 of stock compensation in the six month periods ended June 30, 2012 and 2011, respectively.

A summary of the Company’s stock option plan as of June 30, 2012 and changes during the six-month period then ended is listed below:

	Number of option grants	Weighted Average Exercise Price
Outstanding at January 1, 2012	1,760,000	$1.69
Granted	250,000	.77
Exercised	-	-
Expired	-	-
Forfeited	-	-
Outstanding at June 30, 2012	2,010,000	$1.57

Options exercisable at the end of the period	1,668,750

As of June 30, 2012, there was approximately $114,000 total unrecognized compensation expense cost.  This cost is expected to be recognized over a weighted-average period of 3.5 years.

The weighted average fair value of options granted during 2012 is $.53 per share. The Company had 1,606,250 options exercisable at a weighted average price of $1.66 per share at December 31, 2011. At June 30, 2012, the Company had 1,668,750 options exercisable at a weighted average price of $1.63 per share.

 15.         BUSINESS SEGMENTS

The Company groups its operations into four business segments–Engineering Consulting, Wind Farm Development and Management, Wind Farm Ownership and Operation, and Consumer-owned Renewable Energy products.  The Company's business segments are separate business units that offer different products. The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Corporate assets include: cash and cash equivalents, short-term investments, deferred income taxes, and other assets.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

The following is information for each segment for the six months ended June 30, 2012:

	Engineering Consulting	Wind Farm Development and Management	Wind Farm Ownership and Operation		Consumer- Owned Renewable Energy	Consolidated
For the six months ended June 30, 2012:
Wind farm development/management	$	$597,702	$		$-	$597,702
Turbine sales and service					63,478	63,478
Consulting	770,030					770,030
Electricity Sales				1,653,764	-	1,653,764
Total revenue	$770,030	$597,702		$1,653,764	$63,478	$3,084,974

Income (loss) from operations	$(51,902)	$(1,431,849)		$464,911	$(119,528)	$(1,138,368)
Other expense, net		(82,311)		(558,174)	(8,018	(648,503)
Income (loss) before income tax benefit	$(51,902)	$(1,514,160)		(93,263)	$(127,546)	$(1,786,871)

Identifiable assets at June 30, 2012	$1,860,689	$1,944,350		$27,653,250	$430,180	$31,888,469
Corporate assets						3,793,652
Total assets at June 30, 2012						$35,682,121

The following is information for each segment for the six months ended June 30, 2011:

	Wind Farm Development and Management	Wind Farm Ownership and Operation	Consumer- Owned Renewable Energy	Consolidated
For the six months ended June 30, 2011:
Wind farm development/management	$5,294,149	$-	$2,464,	$5,296,613
Turbine Sales and Service	207,285	-	156,726	364,011
Related party revenue	116,249	-	-	116,249
Electricity Sales		97,975		97,975
Construction contract revenue	1,802,102	-	9859	1,803,087
Total revenue	$7,419,785	$97,975	$160,175	$7,677,935

Loss from operations	$3,948,154	$(127,059)	$(47,468)	$3,773,627
Other income (expense), net	(17,058)	(12,403)	(10,336)	(39,797)
Loss before income taxes	$3,931,0936	$(139,462)	$(57,804)	$3,733,830

Identifiable assets at June 30, 2011	$8,319,256	$5,184,885	$657,548	$14,161,689
Corporate assets				8,647,559
Total assets at June 30, 2011				$22,809,248

16.     BUSINESS ACQUISITION

On April 30, 2012, the Company entered into a purchase agreement for the purchase of 100% of the membership equity interests of Power Engineers Collaborative, L.L.C. (“PEC”), which provides engineering services to clients in the energy, industry and building systems markets. The acquisition of PEC is a continuation of our strategy of acquiring complementary businesses and expands our professional service offerings. Our acquisition of PEC brings experience, significant expansion of our base business, and opportunity to offer increased capabilities beyond wind and into the full range of clean energy sectors including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction. PEC also provides us with cross-selling opportunities that are believed to lead to additional growth across our subsidiaries.  These factors contribute to the goodwill related to the acquisition.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

Pursuant to the Purchase Agreement, the Company purchased the membership interests for a total consideration paid of $1,385,000 consisting of:  (i) cash in the amount of $750,000, and (ii) contingent consideration as follows: an additional cash amount of $250,000, and  500,000 shares of common stock of the Company valued at $.77 per share price at the closing date (stock value $385,000).   The contingent consideration will be earned by the sellers of the PEC interests provided that PEC meets certain performance targets for revenue and earnings. It is the Company’s expectation that PEC will meet these performance targets and as such, the contingent consideration has been included in the acquisition price of the net assets acquired. In addition, the purchase agreement allows for the sellers of the PEC interests to receive cash installments over the remainder of 2012 for working capital that exceeded a $300,000 targeted working capital amount. Such installment payments are expected to be approximately $1,000,000 in total.

The acquisition is being accounted for under the acquisition method and, accordingly, the operating results for PEC have been included in the consolidated statements of earnings from the date of acquisition. The assets and liabilities of PEC were recorded at their respective estimated fair values as of the date of the acquisition using generally accepted accounting principles for business combinations. The fair value of the total consideration paid at the acquisition date was $1,385,000, exclusive of payments owed to the former owners.  The Company used a combination of the market and cost approaches to estimate the fair values of the PEC assets acquired and liabilities assumed. The goodwill acquired as a part of the acquisition is deductible for tax purposes and will be allocated to the Engineering Consulting segment.

The following table summarizes the estimated fair values of PEC’s assets acquired and liabilities assumed, effective April 30, 2012, the date the Company obtained control of PEC.

Accounts receivable	$829,744
Other current assets	134,915
Work-in-progress	594,848
Property and equipment	78,400
Goodwill	204,732
Intangible assets	797,189
Other assets	8,198
Total identifiable assets acquired	2,648,026
Accounts payable and other liabilities	(94,206)
Accrued expenses	(158,166)
Due to former owners	(1,010,654)
Total liabilities assumed	(1,263,026)
Net assets acquired	$1,385,000

Unaudited proforma results of operations for the six months ended June 30, 2012 and 2011 as if the Company had acquired majority ownership of PEC on January 1, 2011 are as follows. The proforma results include estimates and assumptions which management believes are reasonable. However, proforma results are not necessarily indicative of the results that would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	June 30, 2012	June 30, 2011
Net revenue	$5,598,458	$10,598,220
Net earnings (loss)	$(940,128)	$2,273,989

17.         ISSUANCES OF COMMON STOCK IN CONNECTION WITH AN EQUITY LINE

On June 15, 2012, the Company entered into a Purchase Agreement with Lincoln Park Capital Fund, LLC (“LPC”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, LPC is committed to purchase up to an aggregate of $10,000,000 of our shares of common stock over the 30-month term of the Purchase Agreement.  The Company must first register under the Securities Act the resale by LPC of any shares to be sold to LPC. On July 30, 2012, the Company filed a registration statement with regard to the sale by LPC of any common stock issuable under the Purchase Agreement. The Company does not have the right to commence any sales of our shares to LPC until the SEC has declared the registration statement effective. Thereafter, over 30 months, and subject to certain terms and conditions in the Purchase Agreement, the Company has the right to direct LPC to make periodic purchases of up to 500,000 shares of our common stock per sale depending on certain conditions as set forth in the Purchase Agreement as often as every two business days up to the aggregate commitment of $10,000,000.

The purchase price of the shares will be based on the market prices of the Company’s common stock immediately prior to the time of sale as computed under the Purchase Agreement. In no event, however, will LPC be obligated to purchase shares of common stock under the Purchase Agreement at a price of less than $.65 per share. The Company may, at any time, and in its sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to LPC. LPC may not assign or transfer its rights and obligations under the Purchase Agreement. There are no trading volume requirements, and the Company will control the timing and amount of any sales of common stock to LPC.

JUHL WIND, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

In consideration for entering into the Purchase Agreement, we issued to LPC 407,332 shares of common stock in April 2012 as initial commitment shares, valued at $244,399 at the closing date. This amount has been recorded as a deferred offering expense and will be amortized based on actual usage of the equity line.

18.           EMPLOYEE BENEFIT PLAN

The Company sponsors an employee incentive savings plan under Section 401(k) for all eligible employees, effective May 1, 2012.  The Company’s contributions to the plan are discretionary. The Company has made no contributions to the plan in 2012.

19.           SECURITIES OFFERING

On July 30, 2012, we filed a Form S-1 registration statement with the Securities and Exchange Commission for the purpose of seeking a registration of up to 2,393,000 shares of our common stock. We intend to use the registered shares in connection with the equity line arrangement as discussed in Note 17.

JUHL WIND, Inc.

2,393,000 Shares of Common Stock

PROSPECTUS

October 9, 2012